   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 30, 1999


                                                      REGISTRATION NO. 333-87657
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                  PFSweb, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               7389                              75-2837058
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                             ---------------------

                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074
                                 (972) 881-0733
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MARK C. LAYTON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PFSweb, INC.
                          500 NORTH CENTRAL EXPRESSWAY
                               PLANO, TEXAS 75074
                                 (972) 881-2900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

              MORRIS BIENENFELD, ESQ.                                STEVEN R. FINLEY, ESQ.
                WOLFF & SAMSON, P.A.                              GIBSON, DUNN & CRUTCHER LLP
                 5 BECKER FARM ROAD                                     200 PARK AVENUE
             ROSELAND, NEW JERSEY 07068                             NEW YORK, NEW YORK 10166
                   (973) 533-6532                                        (212) 351-3920
                (973) 740-1407 (FAX)                                  (212) 351-4035 (FAX)

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED(1)           PER UNIT(2)              PRICE(2)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value........       3,565,000                $16.00              $57,040,000              $15,857
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Includes 465,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Pursuant to Rule 457(o), this filing reflects an increase in the maximum aggregate offering price from the initial filing on September 23, 1999. A registration fee of $13,875 was paid with the initial filing, and a fee of $1,982 is being paid concurrently herewith.


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1999


PROSPECTUS

                                3,100,000 SHARES

                                   [PFS LOGO]

                                  COMMON STOCK


     This is the initial public offering of common stock by PFSweb, Inc. We are selling 3,100,000 shares of common stock. The estimated initial public offering price is between $14.00 and $16.00 per share.


                               ------------------

     There is currently no public market for the common stock. Our common stock has been approved for listing on the Nasdaq National Market under the symbol "PFSW."

                               ------------------

     We are currently a subsidiary of Daisytek International Corporation. When the offering is completed, Daisytek will own approximately 82.2% of our outstanding shares of common stock.

                               ------------------

                                                                 PER SHARE                TOTAL
                                                                 ---------                -----
Public offering price.....................................       $                      $
Underwriting discount.....................................       $                      $
Proceeds, before offering expenses, to PFSweb.............       $                      $

     The underwriters may also purchase up to 465,000 additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     Delivery of the shares of common stock will be made on or about
               , 1999.

                               ------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HAMBRECHT & QUIST
                        DAIN RAUSCHER WESSELS
                          A DIVISION OF DAIN RAUSCHER
                                 INCORPORATED
                                             JEFFERIES & COMPANY, INC.
               , 1999

                              [Inside Front Cover]

     A picture depicting two concentric circles. The outer circle contains the words "Account Management", "Technology", "Financial", PFSweb Professional Services Organization", Project Management", and "Sales Executive". The inner circle contains the words "Order Management Services" , Total Transaction Management" , "Customer Care Services", "Distribution Services", "Billing Services", and "Total Transaction Management".

     PFSweb logo and "From the click of the mouse to the knock at the house"
(TM)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Forward-Looking Statements..................................   14
Proposed Spin-off...........................................   15
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Combined Historical and Pro Forma Financial Data...   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   36
Management..................................................   45
Certain Transactions........................................   54
Principal Stockholder.......................................   63
Description of Capital Stock................................   64
Shares Eligible for Future Sale.............................   67
Underwriting................................................   68
Legal Matters...............................................   71
Experts.....................................................   71
Where You Can Find More Information.........................   71
Index to Financial Statements...............................  F-1

                               ------------------

     Unless otherwise indicated, all references to "PFSweb," "we," "us" and "our" refer to PFSweb, Inc., a Delaware corporation, and the subsidiaries of Daisytek representing the business operations of PFSweb that will become subsidiaries of PFSweb upon completion of this offering. All references to "Daisytek" refer to Daisytek International Corporation, a Delaware corporation, and its subsidiaries.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under "Risk Factors" beginning on page 5 and the financial statements beginning on page F-1, before making an investment decision.

OUR BUSINESS

     We are an international provider of transaction management services for both traditional commerce and electronic commerce, or e-commerce, companies. We provide a broad range of services, including order management, customer care services, billing services, information management and fulfillment and distribution services. Our fulfillment and distribution services are conducted at our warehouses and include picking, packing and shipping our clients' customer orders. We offer our services as an integrated solution, which enables our clients to outsource their transaction management needs to a single source and to focus on their core competencies. We currently provide transaction management services to over 30 clients that operate in a range of markets, including apparel, computer products, printers, sporting goods and consumer electronics, among others. During fiscal year 1999, IBM was our largest client and represented approximately 93% of our total revenue. Within the past twelve months, we have signed contracts with over 10 new clients, including Hewlett-Packard, Thomson Consumer Electronics, Nokia, Global Sports Interactive and ISA International plc. Collectively, these new clients represented approximately two percent of our total revenue for the six month period ended September 30, 1999.

     As the Internet has become an increasingly important communications medium, merchants and consumers have embraced using the Internet to buy and sell goods and services. International Data Corporation, or IDC, currently forecasts that the actual number of Web buyers worldwide will expand from nearly 31 million in 1998 to more than 182 million in 2003 and that the amount of worldwide commerce conducted over the Internet will increase from approximately $50 billion in 1998 to approximately $1.3 trillion in 2003. To succeed on-line, a merchant must attract customers to its Web site and provide an appealing and easy to use environment that encourages customers to place an order. Once the customer places an order, the merchant must then process the order by executing numerous transactions, such as confirming product availability, authorizing a credit card purchase, calculating sales tax, fulfilling the order and, when necessary, processing returns. These "behind the scenes" activities are critical to complete the entire transaction.

     While early adopters of e-commerce business models often developed their own transaction management systems, today many on-line merchants seek to outsource their transaction management needs to third parties. We believe that we are strategically positioned to benefit from the growing use and acceptance of e-commerce.

     We offer a comprehensive and integrated set of transaction management services, including:

     - order management, including handling the complete shopping check-out process and on-line order management;

     - customer care services, including customer care centers integrating voice, e-mail, data and Internet chat communications;

     - billing services, including secure on-line credit card processing, invoicing, credit management and collection;

     - information management, including real-time data interfaces, data exchange services and data mining; and

     - distribution services, including inventory management, product warehousing, order picking and packing, transportation management and product return administration.

     Our integrated solution enables our clients to focus on their core business, products and services instead of making substantial investments in transaction management systems, facilities and ongoing personnel. Additionally, our services enable our clients to quickly capitalize on new business opportunities, provide an improved experience for their customers, improve operating efficiencies and cash flows and access sophisticated technology.

     Our objective is to grow rapidly by being an international provider of business-to-business and business-to-consumer transaction management services for both traditional commerce and e-commerce businesses. The key elements of our business strategy are to:

     - target clients with major brand names;

     - expand existing client relationships;

     - promote our PFSweb brand;

     - seek strategic alliances and acquisitions; and

     - expand our international presence.

     In order to execute our strategy, we must, among other things, continue to incur significant operating and marketing expenses, invest in additional technology infrastructure and maintain sufficient capacity. In addition, if our spin-off from Daisytek does not occur, our ability to grow our business with some manufacturers and realize other benefits may be adversely affected. See "Risk Factors" and "Proposed Spin-off" for a more complete discussion of these and other risk factors.

OUR RELATIONSHIP WITH DAISYTEK

     We are currently a subsidiary of Daisytek International Corporation, one of the world's largest wholesale distributors of non-paper consumable computer supplies and professional video and audio tape products. Our business unit was formed in 1991 to leverage Daisytek's core competencies in customer service, order management, product fulfillment and distribution. Since 1996, the operations of our business unit have been primarily focused in several Daisytek subsidiaries operating collectively as Priority Fulfillment Services, Inc. ("PFS"). After the completion of this offering, Daisytek will own approximately 82.2% of the outstanding shares of our common stock, or approximately 80.1% if the underwriters exercise their over-allotment option in full. Daisytek has announced that it plans to effect the complete separation of PFSweb from Daisytek sometime in mid-2000 (and within one year of the closing of this offering) through a pro rata distribution to its common stockholders of all of the shares of our common stock which Daisytek then holds (which is also known as a "spin-off"). There are, however, various conditions to the completion of the spin-off, and we cannot assure you as to whether or when it will occur.

     Upon completion of this offering we will enter into a number of agreements with Daisytek relating to our business and our proposed spin-off from Daisytek. Under these agreements, Daisytek will continue to provide us with certain administrative services and facilities, and we will provide Daisytek with transaction management services for its U.S. wholesale consumable computer supplies business. See "Certain Transactions" and "Risk Factors -- Risks Related to Daisytek".

     We were incorporated in Delaware in 1999 to be, upon completion of this offering, the parent holding company for PFS. Our principal executive offices are located at 500 North Central Expressway, Plano, Texas 75074, and our telephone number is 972-881-2900.

     We maintain a Web site at www.pfsweb.com, and Daisytek maintains a Web site at www.daisytek.com. Information contained on these Web sites does not constitute part of this prospectus and is not incorporated by reference in this prospectus.

                                  THE OFFERING

Common stock offered by
PFSweb..........................   3,100,000 shares

Common stock to be outstanding
after the offering..............   17,405,000 shares

Use of proceeds.................   - to repay an intercompany payable to
                                     Daisytek ($22.3 million as of September 30,
                                     1999);

                                   - to acquire certain assets from Daisytek of
                                     approximately $5.4 million;

                                   - for presently anticipated capital
                                     expenditures of $7-$10 million, a portion of which we may finance through capital or operating leases; and

                                   - the balance of the proceeds for general
                                     working capital and possible acquisitions.
                                     See "Use of Proceeds."

Nasdaq National Market symbol...   "PFSW"

     Unless otherwise noted, the information in this prospectus assumes the underwriters do not exercise their option to purchase an additional 465,000 shares of common stock from us to cover over-allotments. The number of outstanding shares used in this prospectus is 17,405,000 and excludes 1,376,500 shares of common stock issuable upon exercise of outstanding options and 4,623,500 shares of common stock available for the future grant of stock options under our stock option plans.

FISCAL YEAR

     Our fiscal year and Daisytek's fiscal year ends on March 31 of each year. All references to fiscal years in this prospectus refer to the fiscal years ending in the indicated calendar years. For example, "fiscal 1999" refers to the fiscal year ended March 31, 1999.

                         SUMMARY FINANCIAL INFORMATION

     The following table presents summary combined financial data for PFSweb. The data presented in this table are derived from the historical combined financial statements and notes thereto that are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

     Our historical financial information may not necessarily reflect our results of operations or financial position in the future or what our results of operations and financial position would have been had we operated as a separate, stand-alone entity during the periods presented.

     Our historical financial statements are only of limited use in making an investment decision. This is because the financial presentation of our operations in the future will be different from what they have been historically. Specifically:

     - we have new agreements with IBM, one of our major clients;

     - we will have a new agreement with Daisytek; and

     - we will acquire various assets and liabilities from Daisytek upon completion of this offering.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Financial Presentation" for a complete discussion of the change in our business model and its effect on our financial presentation.

                                                                                          UNAUDITED SIX MONTHS
                                           FISCAL YEARS ENDED MARCH 31,                    ENDED SEPTEMBER 30,
                                    ------------------------------------------   ---------------------------------------
                                                                 1999                                     1999
                                                        ----------------------                   -----------------------
                                     1997      1998      ACTUAL     PRO FORMA        1998         ACTUAL      PRO FORMA
                                    -------   -------   --------   -----------   -------------   ---------   -----------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                   (UNAUDITED)
COMBINED STATEMENT OF OPERATIONS
DATA:
    Revenues:
      Product revenue.............  $16,543   $45,804   $ 93,702     $ 93,702       $41,327       $55,778      $55,778
      Service fee revenue.........    1,034     3,539      7,547        7,547         2,761         7,004        7,004
                                    -------   -------   --------     --------       -------       -------      -------
         Total revenues...........   17,577    49,343    101,249      101,249        44,088        62,782       62,782
                                    -------   -------   --------     --------       -------       -------      -------
    Gross profit..................    1,213     3,743      7,591        7,591         2,690         5,245        5,245
    Income (loss) from
      operations..................      139        38        880          880           114          (626)        (626)
    Net income (loss).............  $    24   $   (75)  $    292     $    926       $   (16)      $  (773)     $  (122)
                                    =======   =======   ========     ========       =======       =======      =======
    PER SHARE DATA:
    Net income (loss) per share:
      Basic and diluted...........  $  0.00   $ (0.01)  $   0.02     $   0.05       $ (0.00)      $ (0.05)     $ (0.01)
                                    =======   =======   ========     ========       =======       =======      =======
    Weighted average number of
      shares outstanding:
      Basic and diluted...........   14,305    14,305     14,305       17,405        14,305        14,305       17,405


                                                              SEPTEMBER 30, 1999
                                                              -------------------
                                                              ACTUAL    PRO FORMA
                                                              -------   ---------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
COMBINED BALANCE SHEET DATA:
     Working capital........................................  $ 1,161    $19,207
     Total assets...........................................   29,988     48,034
     Long-term obligations..................................   22,319         --
     Shareholders' equity (deficit).........................     (238)    40,127

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the trading price of our common stock could decline, and you could lose part or all of your investment. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us, or that we currently think are immaterial, may also impair our business operations.

                         RISKS RELATED TO OUR BUSINESS

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

     The historical financial information included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:

     - we made certain adjustments and allocations since Daisytek did not account for us as, and we were not operated as, a single stand-alone business for the periods presented; and

     - the information does not reflect many significant changes that will occur in our funding and operations as a result of our new agreements with IBM and our separation from Daisytek.

     We cannot assure you that the adjustments and allocations we made in preparing our historical combined financial statements appropriately reflect our operations during such periods as if we had, in fact, operated as a stand-alone entity or what the actual effect of our separation from Daisytek will be. Accordingly, we cannot assure you that our historical results of operations are indicative of our future operating or financial performance.

OUR REVENUE IS DEPENDENT UPON OUR CLIENTS' BUSINESS AND PRODUCT SALES; ALL OF OUR CLIENT AGREEMENTS ARE TERMINABLE BY THE CLIENT AT WILL.

     Our revenue is primarily transaction based and will fluctuate with the volume of transactions or level of sales of the products by our clients for which we provide transaction management services. If we dedicate significant resources to clients whose business does not generate substantial transactions or whose products do not generate substantial customer sales, our business may be materially adversely affected. In addition, all of our agreements with our clients are terminable by the client at will. Therefore, we cannot assure you that any of our clients will continue to use our services for any period of time.

WE ANTICIPATE INCURRING SIGNIFICANT EXPENSES IN THE FORESEEABLE FUTURE WHICH MAY REDUCE OUR PROFITABILITY.

     In order to reach our business growth objectives, we expect to incur significant operating and marketing expenses, as well as capital expenditures, during the next several years. We also expect to incur significant expenses in connection with the spin-off of our company from Daisytek. In order to offset these expenses, we will need to generate significant additional revenue. If our revenue grows more slowly than we anticipate or if our operating and marketing expenses exceed our expectations, we may not generate sufficient revenue to be profitable or be able to sustain or increase profitability on a quarterly or an annual basis in the future.

YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY AND SHOULD NOT CONSIDER ANY PARTICULAR STATEMENT HEREIN OR IN A BOOK RECENTLY PUBLISHED BY MARK LAYTON OR PUBLISHED NEWS ARTICLES ABOUT THIS BOOK OR OUR COMPANY WITHOUT CAREFULLY CONSIDERING THE RISKS AND OTHER INFORMATION CONTAINED HEREIN.

     Mark Layton, our Chairman, President and Chief Executive Officer, recently published a book entitled .coms or .bombs ... strategies for profit in e-business. In this book, Mr. Layton describes the growth of e-commerce and the opportunities that the Internet offers for businesses today. In particular, the book contains statements concerning e-business such as "making a profit in e-business is the greatest business of the new millennium" and "the profit opportunity is endless".

     Similarly, the book describes the growth in e-commerce with statements such as:

          "The fuss is over the $90 billion shift and countless other dollars that will be influenced by Internet shopping in the next three years";

          "Few, if any, industries or products will be immune to the ever-growing revolution that the growth of the Internet and electronic commerce is bringing";

          "My contention is that e-commerce will grow from virtually immeasurable part of total commerce today to more than 20 percent of all commerce in the next five to 10 years"; and

          "[w]ithin five short years, according to Mary Tolan, a partner with Andersen Consulting, e-commerce sales are projected to represent 25 percent of all retail sales in the United States. The dollars represented by this projection are generally not market-growth dollars. The dollars represent market share that is changing to a new shopping paradigm."

     The book also offers an explanation of the growth in e-commerce by noting that "Several demographic factors will combine in the next five to 10 years to make a significant major shift in e-commerce activity" and then listing factors such as youth as consumers with increasing spending power and computer literacy, the purchasing power of baby boomers and the spending habits of women.

     Similarly, recent press articles, including a press release issued to Business Wire dated October 11, 1999 and an article in VARBusiness dated November 4, 1999, describe the book and contain information about our company and e-business.

     In addition, the book describes our company in a manner that does not include all of the risks and uncertainties described in this prospectus. For example, it says "PFSweb offers the two key elements of a successful e-business we have discussed; outstanding e-experience features and efficient operating costs (that secret formula!) that can benefit your business."

     These statements should not be considered in isolation, and you should make your investment decision only after reading this entire prospectus carefully. You should only consider these statements after carefully evaluating all of the information in this prospectus, including the risks described in this section and throughout this prospectus.

     Neither we nor any of the underwriters in this offering have confirmed, endorsed or adopted any statements other than those contained in this prospectus for utilization by, or distribution to, prospective purchasers in this offering. To the extent any other statements are inconsistent or conflict with the information contained in this prospectus, or relate to information not contained in this prospectus, they are disclaimed by us and the underwriters. Accordingly, you should not rely upon any other statements that were not made by us.

OUR SYSTEMS MAY NOT ACCOMMODATE SIGNIFICANT GROWTH IN OUR NUMBER OF CLIENTS.

     Our success depends on our ability to handle a large number of transactions for many different clients in various product categories. We expect that the volume of transactions will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the network hardware and software that manages our operations. We cannot assure you of our ability to efficiently manage a large number of transactions. If we are not able to maintain an appropriate level of operating performance, we may develop a negative reputation and our business would be materially adversely affected.

BECAUSE WE MUST ALWAYS HAVE SUFFICIENT CAPACITY, WE MAY ENTER INTO DISADVANTAGEOUS CONTRACTS.

     We expect that the number of transactions and products that we handle will continue to grow in the future. In order to ensure that we are able to handle such additional transactions and products, we may be required to locate and obtain additional facilities, including warehouse space, and acquire additional systems and equipment. If we overestimate the facilities and systems capacity that we require, we may be obligated to pay for more capacity than we actually use, resulting in our incurring costs without corresponding revenue. Conversely, if we underestimate our capacity needs, we may be unable to provide the necessary services for our clients or may be required to obtain additional capacity through more expensive means. The occurrence of either of these situations could significantly reduce our operating margins and adversely affect our business.

WE FACE COMPETITION FROM MANY SOURCES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Many companies offer, on an individual basis, one or more of the same services we do, and we face competition from many different sources depending upon the type and range of services requested by a potential client. Our competitors include vertical outsourcers, which are companies that offer a single function, such as call centers, public warehouses or credit card processors, and many of these companies have greater capabilities than we do for the function they provide. We also compete against transportation logistics providers who offer product management functions as an ancillary service to their primary transportation services. In many instances, our competition is the in-house operations of our potential clients themselves. The in-house operations departments of potential clients often believe that they can perform the same services we do, while others are reluctant to outsource business functions which involve direct customer contact. We cannot be certain that we will be able to compete successfully against these or other competitors in the future.

OUR SALES AND IMPLEMENTATION CYCLES ARE HIGHLY VARIABLE AND MAY CAUSE OUR OPERATING RESULTS TO VARY WIDELY.

     The sales cycle for our services is variable, typically ranging between a few weeks to several months from initial contact with the potential client to the signing of a contract. Occasionally sales require substantially more time. Delays in executing client contracts may affect our revenue and cause our operating results to vary widely. We believe that a potential client's decision to purchase our services is discretionary, involves a significant commitment of its resources and is influenced by intense internal and external pricing and operating comparisons. To successfully sell our services, we generally must educate our potential clients regarding the use and benefit of our services, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our services is often long and subject to delays associated with the lengthy approval and competitive evaluation processes that typically accompany significant operational decisions. Additionally, the time required to implement our systems and integrate a new client can range from several weeks to several months. Delays in integrating new clients may affect our revenue and cause our operating results to vary widely.

WE ARE DEPENDENT ON OUR KEY PERSONNEL, AND WE NEED TO HIRE AND RETAIN SKILLED PERSONNEL TO SUSTAIN OUR BUSINESS.

     Our performance is highly dependent on the continued services of our executive officers and other key personnel, the loss of any of whom could materially adversely affect our business. We currently do not have employment agreements with any of our executive officers or key personnel. In addition, we need to attract and retain other highly-skilled technical and managerial personnel for whom there is intense competition. We cannot assure you that we will be able to attract and retain the personnel necessary for the continuing growth of our business. Our inability to attract and retain qualified technical and managerial personnel would materially adversely affect our ability to maintain and grow our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

     A significant component of our business strategy is to continue to expand internationally. For example, we recently opened a new 150,000 square foot distribution center in Liege, Belgium. We cannot assure you that we will be successful in expanding into additional international markets. In addition to the uncertainty regarding our ability to generate revenue from foreign operations and expand our international presence, there are risks inherent in doing business internationally, including:

     - changing regulatory requirements;

     - legal uncertainty regarding foreign laws, tariffs and other trade barriers;

     - political instability;

     - potentially adverse tax consequences;

     - foreign currency fluctuations; and

     - cultural differences.

     Any one or more of these factors may materially adversely affect our business in a number of ways, such as increased costs, operational difficulties and reductions in revenue.

WE ARE UNCERTAIN ABOUT OUR NEED FOR AND THE AVAILABILITY OF ADDITIONAL FUNDS BEYOND THE FUNDS RAISED IN THIS OFFERING.

     Our future capital needs are difficult to predict. We may require additional capital in order to take advantage of unanticipated opportunities, including strategic alliances and acquisitions, or to respond to changing business conditions and unanticipated competitive pressures. Additionally, funds from operations may be less than anticipated. Should these circumstances arise, we may need to raise additional funds either by borrowing money or issuing additional equity. We cannot assure you that we will be able to raise such funds on favorable terms or at all. In addition, although historically we have relied upon Daisytek as our source of funds, upon completion of this offering, Daisytek will be prohibited under its line of credit from providing us with funding, and we will be restricted from borrowing from Daisytek following the spin-off. We currently do not have any credit facility in place under which we can borrow funds when needed. If we are unable to obtain additional funds, we may be unable to take advantage of new opportunities or take other actions that otherwise might be important to our business.

WE MAY ENGAGE IN FUTURE STRATEGIC ALLIANCES OR ACQUISITIONS THAT COULD DILUTE OUR EXISTING STOCKHOLDERS, CAUSE US TO INCUR SIGNIFICANT EXPENSES OR HARM OUR BUSINESS.

     We may review strategic alliance or acquisition opportunities that would complement our current business or enhance our technological capabilities. Integrating any newly acquired businesses, technologies or services, may be expensive and time-consuming. To finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. In addition, we have limited ability to issue capital stock prior to or after the spin-off. We may not be able to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our operating results could suffer. Future acquisitions by us could also result in large and immediate write-offs, incurrence of debt and contingent liabilities, or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A SYSTEMS OR EQUIPMENT FAILURE, WHETHER OUR OWN OR OF OUR CLIENTS.

     Our operations are dependent upon our ability to protect our distribution facilities, customer service centers, computer and telecommunications equipment and software systems against damage and failures. Damage or failures could result from fire, power loss, equipment malfunctions, system failures, natural disasters and other causes. Although we believe we have sufficient property and business interruption insurance, if our business is interrupted either from accidents or the intentional acts of others, our business could be materially adversely affected. In addition, in the event of widespread damage or failures at our facilities, our short-term disaster recovery and contingency plans and insurance coverage may not be sufficient.

     Our clients' businesses may also be harmed from any system or equipment failures we experience. In that event, our relationship with these clients may be adversely affected, we may lose these clients, our ability to attract new clients may be adversely affected and we could be exposed to liability.

     Interruptions could also result from the intentional acts of others, like "hackers." If our systems are penetrated by computer hackers, or if computer viruses infect our systems, our computers could fail or proprietary information could be misappropriated.

     If our clients suffer similar interruptions in their operations, for any of the reasons discussed above or for others, our business could also be adversely affected. Many of our clients' computer systems interface with our own. If they suffer interruptions in their systems, the link to our systems could be severed and sales of their products could be slowed or stopped.

A BREACH OF OUR E-COMMERCE SECURITY MEASURES COULD REDUCE DEMAND FOR OUR
SERVICES.

     A requirement of the continued growth of e-commerce is the secure transmission of confidential information over public networks. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any compromise or elimination of our security could reduce demand for our services.

     We may be required to expend significant capital and other resources to protect against security breaches or to address any problem they may cause. Because our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent security breaches may disrupt our operations.

OUR BUSINESS AND SERVICES ARE SUBJECT TO RISKS RELATED TO THE YEAR 2000 PROBLEM.

     The "Year 2000" problems of our clients, our internal systems and companies on the Internet generally could materially adversely affect our systems or operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issue."

                           RISKS RELATED TO DAISYTEK

THERE IS A RISK OF CHANGE IN CONTROL OF DAISYTEK.

     Daisytek recently announced that it had received an unsolicited offer to acquire all of Daisytek's outstanding shares. After considering a variety of factors, Daisytek's board determined that the offer was inadequate and inconsistent with Daisytek's previously disclosed plans to complete the spin-off. If, however, the bidder decides to begin a tender offer for the outstanding shares of Daisytek without the approval of Daisytek's board, such an offer, or stockholder litigation in connection with such an offer, could significantly divert our attention away from our operations and disrupt or delay our proposed spin-off from Daisytek. In addition, if the bidder is successful in acquiring control of Daisytek prior to the proposed spin-off, it would control a majority of our shares and the spin-off would likely not occur.

OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED IF DAISYTEK DOES NOT COMPLETE THE SPIN-OFF OF OUR COMPANY.

     There are various conditions which must be satisfied, or waived by Daisytek in its sole discretion, prior to the completion of the spin-off. We cannot assure you whether or when these conditions will be satisfied or waived by Daisytek. If any of these conditions are neither satisfied, nor waived by Daisytek, in a timely manner, the spin-off may not be completed. If the spin-off is not completed, we will continue to be controlled by Daisytek. If that happens, the price of our shares in the public market could be adversely affected because of the reduced liquidity and the uncertainty as to if, when and how the shares held by Daisytek would be sold or distributed to the public. This would, in turn, adversely affect the potential benefits offered by employee equity incentive compensation programs, such as employee stock options. In addition, we believe that our control by Daisytek may limit our ability to market our services to some manufacturers. Even if all of the conditions to the spin-off are satisfied, or waived, we cannot assure you when the spin-off will occur or whether or when we will obtain the expected benefits.

WE DEPEND ON DAISYTEK FOR VARIOUS SERVICES AND FOR A SIGNIFICANT PORTION OF OUR REVENUE.

     We have historically been dependent on Daisytek for various services, including facilities, human resources, management information systems, as well as for working capital. We will enter into a transition services agreement with Daisytek under which Daisytek will continue to provide certain of these services to us until the spin-off is completed, but not later than one year following the closing of this offering. When the term of this agreement expires, we will need either to extend the term of this agreement, engage other entities to perform these services or perform these services ourselves. We cannot assure you that Daisytek will continue to provide these services after the initial term of the agreement, or that the cost of these services will not be significantly higher if we purchase services from other parties or devote resources to handle these functions internally.

     In addition, we will be providing transaction management services for Daisytek's U.S. wholesale consumable computer supplies business under a five-year agreement. Daisytek is one of our largest clients, and we currently expect that Daisytek will remain a significant client for the foreseeable future. Consequently, a substantial portion of our business will be dependent upon the success of Daisytek's sales and marketing of its products. Daisytek has the right to terminate the agreement, subject to the payment of a termination fee. In addition, Daisytek has reported that it has experienced, and may continue to experience, a decline in sales growth in its U.S. wholesale consumable computer supplies business. This decline may adversely affect our service fee revenue arising under this agreement.

     All of our agreements with Daisytek were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our spin-off from Daisytek. We cannot assure you that the prices charged to us, or by us, under these agreements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

THROUGH ITS OWNERSHIP OF OUR STOCK, DAISYTEK WILL BE ABLE TO EXERT SUBSTANTIAL INFLUENCE OVER OUR MANAGEMENT AND CORPORATE AFFAIRS.

     After the completion of this offering, Daisytek will own approximately 82.2% of our outstanding shares of common stock, or approximately 80.1% if the underwriters exercise their over-allotment option in full. As long as Daisytek owns a majority of our outstanding common stock, Daisytek will continue to be able to elect our entire board of directors and to remove any director, with or without cause, and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, Daisytek will be in a position to continue to control all matters affecting our company, including:

     - the composition of our board of directors and, through it, any decisions with respect to the direction and policies of our company, including the appointment and removal of officers;

     - any decisions with respect to mergers or other business combinations involving our company;

     - the acquisition or disposition of assets by our company;

     - future issuances of common stock or other securities of our company;

     - the incurrence of debt by our company;

     - amendments, waivers and modifications to our transaction management services agreement with Daisytek and other agreements relating to our spin-off from Daisytek;

     - the payment of dividends on our common stock; and

     - decisions with respect to treatment of items in those of our tax returns which are consolidated or combined with Daisytek tax returns.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH DAISYTEK.

     Daisytek will continue to be one of our largest customers for a significant period of time and, unless and until Daisytek completes the spin-off of our common stock, it will continue to be our controlling stockholder. As a result, conflicts of interest may arise between us and Daisytek in a number of areas, including:

     - the nature, quality and pricing of services we provide to Daisytek;

     - the nature, quality and pricing of transitional services Daisytek has agreed to provide to us;

     - labor, tax, employee benefit and other matters relating to the spin-off of our company from Daisytek;

     - the incurrence of debt by our company and business combinations by our company;

     - sales or distributions by Daisytek of all or any portion of its ownership interest in our company; and

     - Daisytek's ability to control the management and affairs of our company.

     We cannot assure you that we will be able to resolve any potential conflicts or that, if resolved, we would not be able to receive more favorable resolution if we were dealing with an unaffiliated party. Our transaction management services agreement with Daisytek and the other agreements we will enter into with Daisytek may be amended from time to time upon agreement between the parties. As long as we are controlled by Daisytek, we cannot assure you that Daisytek would not require us to agree to an amendment to the transaction management services agreement or any other agreement that may be more or less favorable to us than the current terms of the agreement. In addition, our ability to incur indebtedness, make acquisitions and dispositions and issue stock is restricted under the terms of an agreement that we will enter into with Daisytek.

OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO DIRECTORS OF DAISYTEK.

     After this offering, all of the members of our board of directors will also be directors of Daisytek and our chairman, chief executive officer and chief financial officer will also serve in such capacities for Daisytek. In addition, many of our executive officers, directors and employees hold shares of Daisytek common stock and options to acquire shares of Daisytek common stock. These individuals may have conflicts of interest with respect to certain decisions involving business opportunities and similar matters that may arise in the ordinary course of our business or the business of Daisytek. Conflicts, if any, could be resolved in a manner adverse to us and our stockholders, which could materially adversely affect our business, results of operations and financial condition.

WE HAVE POTENTIAL LIABILITY TO DAISYTEK FOR TAX INDEMNIFICATION OBLIGATIONS.

     Daisytek has announced that it plans to complete the spin-off of our company sometime in mid-2000 (and within one year of the closing of this offering). We will indemnify Daisytek for any tax liability it suffers arising out of our actions, or certain actions that may exist, before or after the spin-off that would cause the spin-off to lose its qualification as a tax-free distribution for federal income tax purposes. These actions include any event involving the acquisition of the shares of our capital stock after the spin-off which has the effect of disqualifying the spin-off from tax-free treatment, whether or not the event is the result of our direct action or within our control. If we cause the spin-off to not qualify as a tax-free distribution, Daisytek would incur federal income tax (which currently would be imposed at a 35% rate), and possibly state income taxes on the gain inherent in the shares distributed, which would be based upon the market value of the PFSweb shares at the time of the spinoff. In the event that we are required to indemnify Daisytek in respect of this liability, it would have a material adverse effect on our cash flow and business operations. See "Proposed Spin-off".

WE HAVE POTENTIAL LIABILITY FOR DAISYTEK'S TAX OBLIGATIONS.

     For all periods in which Daisytek owns or owned 80% or more of our capital stock, we are included in Daisytek's consolidated group for federal income tax purposes. If Daisytek or other members of the consolidated group fail to make any federal income tax payments, we would be liable for the shortfall since each member of a consolidated group is liable for the group's entire tax obligation.

WE HAVE LIMITED ABILITY TO ISSUE COMMON STOCK PRIOR TO OR AFTER THE SPIN-OFF.

     In order for the spin-off to be tax-free to Daisytek and Daisytek's stockholders, we will agree not to issue additional shares of capital stock before the spin-off if it would prevent Daisytek from distributing at least 80% of our capital stock in the spin-off. Similarly, we will agree upon certain limitations during the two-year period after the spin-off, such as issuing an additional amount of our capital stock in a single transaction or series of transactions related to the spin-off which, when combined with the common stock issued in this offering, could cause a 50% or greater change in the vote or value of our outstanding capital stock. These restrictions may impede our ability to complete transactions using our capital stock or to attract qualified persons to become officers or directors.

                         RISKS RELATED TO OUR INDUSTRY

IF THE TREND TOWARD OUTSOURCING DOES NOT CONTINUE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     Our business could be materially adversely affected if the trend toward outsourcing declines or reverses, or if corporations bring previously outsourced functions back in-house. Particularly during general economic downturns, businesses may bring in-house previously outsourced functions in order to avoid or delay layoffs.

OUR MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE WE MUST CONTINUALLY ENHANCE OUR SYSTEMS TO COMPLY WITH EVOLVING STANDARDS.

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our services and the underlying network infrastructure. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected. The Internet and e-commerce are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to both internally develop and license leading technologies to enhance our existing services and develop new services. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of proprietary technology involves significant technical and business risks. We may fail to develop new technologies effectively or to adapt our proprietary technology and systems to client requirements or emerging industry standards.

                         RISKS RELATED TO THIS OFFERING

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK AFTER THIS OFFERING MAY AFFECT OUR STOCK PRICE.

     The market price of our common stock could drop as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. After this offering, Daisytek will own 14,305,000 shares of our common stock. If Daisytek distributes these shares to its stockholders, they will be eligible for immediate resale in the public market, other than any shares held by our affiliates. In addition, upon completion of the spin-off, outstanding Daisytek options held by our employees will be converted into options to purchase our common stock. We cannot predict whether substantial amounts of our common stock will be sold in the open market in anticipation of, or following, any distribution of our shares by Daisytek to its stockholders. Daisytek has the sole discretion to determine the timing, structure and all terms of its distribution of our common stock, all of which may also affect the level of market transactions in our common stock. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock.

PURCHASERS OF OUR COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The initial public offering price is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. The net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the total number of shares of common stock outstanding prior to this offering. Accordingly, purchasers of common stock will experience immediate and substantial net tangible book value dilution of approximately $12.69 per share, or approximately 84.6% of the offering price of $15.00 per share.


WE DO NOT EXPECT TO PAY DIVIDENDS TO OUR STOCKHOLDERS.

     We have not paid any cash dividends on our common stock and anticipate for the foreseeable future that any earnings will be retained for the operation and expansion of our business.

OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFIT TO OUR STOCKHOLDERS.

     Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our certificate of incorporation provides for a classified board of directors, meaning that only approximately one-third of our directors will be subject to re-election at each annual stockholder meeting. Our certificate of incorporation also permits our Board of Directors to issue one or more series of preferred stock which may have rights and preferences superior to those of the common stock. The ability to issue preferred stock could have the effect of delaying or preventing a third party from acquiring us. These provisions could discourage takeover attempts and could materially adversely affect the price of our stock.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus. These statements are subject to risks and uncertainties, and there can be no guarantee that these statements will prove to be correct. Forward-looking statements include assumptions as to how we may perform in the future. When we use words like "seek," "strive," "believe," "expect," "anticipate," "predict," "potential," "continue," "will," "may," "could," "intend," "plan" and "estimate" or similar expressions, we are making forward-looking statements. You should understand that the following important factors, in addition to those set forth above or elsewhere in this prospectus, could cause our results to differ materially from those expressed in our forward-looking statements. These factors include:

     - our reliance on the fees generated by the transaction volume or product sales of our clients;

     - trends in the market for our services;

     - trends in e-commerce;

     - whether we can continue and manage growth;

     - changes in the trend toward outsourcing;

     - increased competition;

     - effects of changes in profit margins;

     - the unknown effects of possible system failures and rapid changes in technology;

     - trends in government regulation; and

     - our relationship with and separation from Daisytek.

     We have based these statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. In evaluating these statements, you should consider various factors, including the risks set forth in the section entitled "Risk Factors" beginning on page 6. These factors may cause our actual results to differ materially from any forward-looking statements.

                               PROPOSED SPIN-OFF

OUR HISTORY

     Our business unit was formed in 1991 as a subsidiary of Daisytek named "Working Capital of America" whose purpose was to provide inventory management, direct shipping to end users, and accounts receivable collections for Daisytek customers and other third parties. Until 1996, our business unit was comprised of operations both at Working Capital of America and at Daisytek. Our business gradually developed as we recognized an opportunity to expand our business and capitalize on Daisytek's strengths in customer service, order management, product fulfillment and distribution, and provide these services on an outsourcing basis. Since 1996, the operations of our business unit have been primarily focused in PFS. We were formed in 1999 to be, upon completion of this offering, a holding company for PFS and to facilitate this initial public offering and spin-off from Daisytek.

SPIN-OFF FROM DAISYTEK

     Daisytek's Plan to Spin-off PFSweb

     After completion of this offering, Daisytek will own approximately 82.2% of the outstanding shares of our common stock, or approximately 80.1% if the underwriters exercise their over-allotment option in full. Daisytek has announced that it plans to complete the spin-off of our company sometime in mid-2000 (and within one year of the closing of this offering) by distributing all of the shares of our common stock it then holds to its stockholders. We refer to this distribution as the "spin-off."

     Because there are certain conditions to effecting the spin-off, Daisytek has advised us that it has not yet definitively determined whether and when it expects to complete the spin-off. These conditions include:

     - Receipt by Daisytek of a ruling by the Internal Revenue Service that, among certain other tax consequences of the transaction, the spin-off will qualify as a tax-free distribution for federal income tax purposes and will not result in the recognition of taxable gain or loss for federal income tax purposes to Daisytek or its shareholders. Daisytek presently intends to submit its ruling request to the IRS prior to the completion of this offering, and it generally takes four to six months to receive a ruling from the IRS. Whether a favorable ruling will be issued depends upon a number of determinations that are based on the particular facts and circumstances of Daisytek and our company. Although we believe that these determinations will be made favorably to Daisytek, there is no guarantee that Daisytek will receive a favorable ruling. If within one year following completion of this offering, Daisytek has not received a favorable ruling, Daisytek may, in its sole and absolute discretion, determine to proceed instead on the basis of an opinion from its professional advisor, in form and substance reasonably satisfactory to it, as to the qualification of the transaction for tax-free treatment.

     - Obtaining any material consents necessary to consummate the spin-off which shall be in full force and effect.

     - No court orders, injunctions, decrees, regulations or other legal restraint prohibiting or restricting the completion of the spin-off shall exist.

     - No events or developments shall have occurred subsequent to the closing of this offering that, in the sole judgement of Daisytek, would result in the spin-off having a materially adverse effect on Daisytek, PFSweb, or their shareholders.

     Benefits of the Spin-off

     We believe we will realize certain benefits from our separation from Daisytek. As an independent company, we expect to be better able to take advantage of various benefits, including the ones discussed below.

     - To Raise Equity Capital at a Higher Valuation. We believe that capital for PFSweb can be raised at a higher valuation through an offering of our stock, rather than Daisytek stock. This is because we believe companies in the e-commerce business, such as PFSweb, are generally currently valued in the public market at a higher valuation compared to distribution companies, such as Daisytek. We also believe that it is beneficial to our capital raising efforts that Daisytek has announced its plan to complete the spin-off of our company. This is because the public market's perception that Daisytek will continue to control our company (other than for a limited period of time prior to the spin-off) could adversely affect the price of our shares in the public market because of the reduced liquidity and uncertainty as to if, when and how the shares held by Daisytek would be sold or distributed to the public.

     - Better Incentives for Employees and Greater Accountability. We expect that the motivation of our employees and the focus of our management will be strengthened by incentive compensation programs tied to the market performance of stock representing an interest solely in our business unit. The separation will allow better and more direct incentives for our employees and management. As a separate, publicly traded company after the spin-off, we will be able to implement stock-based compensation plans for our employees and management, which will be focused entirely on the successful results and achievements of our business. For example, as a separate, publicly traded company, we will be able to tie incentive compensation of our employees more closely to the results of our business segment. We believe this will enhance our ability to attract and retain qualified personnel.

     - Competition. We believe that our ability to market our services to certain manufacturers of certain products may be hampered by our ownership by Daisytek. In particular, we believe that for certain manufacturers, our separation from Daisytek would reduce or eliminate any potential channel conflicts as well as any concern regarding the potential disclosure of proprietary information.

     - Greater Strategic Focus. As a result of having our own board of directors and separate management team, we expect to have a sharper focus on our business and strategic opportunities. We will also have greater ability to modify business processes to better fit the needs of our customers, business units and employees.

     Separation, Transaction Management and Transitional Arrangements

     Concurrently with the completion of this offering, we and Daisytek will enter into certain agreements providing for the separation of our business from Daisytek, including a master separation agreement. These agreements generally provide for various interim and ongoing relationships between the parties. Under these agreements, Daisytek will transfer to us assets, including all fixed assets in its Memphis distribution facility as well as certain assets associated with providing information technology services and the stock of several subsidiaries of Daisytek representing the business operations of PFSweb, and we will transfer to Daisytek $5.4 million in cash and assume $0.3 million of capital lease obligations, as well as the operating lease obligations related to these assets. In connection with this offering, we will also repay our payable to Daisytek. In addition, we and Daisytek will enter into a transaction management services agreement under which we will provide transaction management services for Daisytek's U.S. wholesale consumable computer supplies business. We and Daisytek will also enter into a transition services agreement under which Daisytek will provide us with transitional services, such as payroll and administrative services, use of facilities and certain shared management information services. These services will generally be available until the completion of the spinoff, but not later than one year following completion of this offering.

     All of our agreements with Daisytek were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Daisytek. Although we generally believe that the terms of these agreements are consistent with fair market values, we cannot assure you that the prices charged to us, or by us, under these agreements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

     For more information regarding the separation arrangements, see "Certain Transactions."

                                USE OF PROCEEDS


     Assuming an initial public offering price of $15.00 per share, we will receive net proceeds of approximately $40.3 million from the sale of 3,100,000 shares of common stock in this offering ($46.8 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering:


     - to repay an intercompany payable to Daisytek ($22.3 million as of September 30, 1999) which is payable on demand and accrues interest at a fluctuating rate equal to Daisytek's cost of funds (6.5% as of September 30, 1999), the proceeds of which were used within the past year to fund working capital needs and to fund an increase in a non-current receivable from one of our clients;

     - to acquire from Daisytek all fixed assets in its Memphis distribution facility, as well as certain assets providing information technology services and the stock of several subsidiaries of Daisytek representing the business operations of PFSweb for approximately $5.4 million, which represents the net book value of these assets;

     - for presently anticipated capital expenditures of approximately $7-$10 million, a portion of which may be financed through capital or operating leases; and

     - for general working capital and possible acquisitions.

                                   DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the Company's cash and capitalization as of September 30, 1999:

     - on an actual basis; and

     - on a pro forma basis after giving effect to the following:

        -- the contribution from Daisytek of $20,000 for 14,305,000 shares of our common stock;

        -- the reclassification of Daisytek's net equity investment as common stock and additional paid-in capital; and


        -- the issuance of 3,100,000 shares of common stock in this offering, assuming an initial public offering price of $15.00 per common share, and the application of approximately $22.3 million of the estimated $40.3 million net proceeds (including $466,000 of deferred offering costs that have already been paid as of September 30, 1999) to repay the payable to Daisytek.


     This table should be read in conjunction with "Use of Proceeds," "Selected Combined Historical and Pro Forma Financial Data," the "Combined Financial Statements" and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                                                  AS OF SEPTEMBER 30, 1999
                                                              ---------------------------------
                                                                ACTUAL              PRO FORMA
                                                                ------              ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash........................................................    $ 1,247              $19,759
                                                                =======              =======
Payable to Daisytek.........................................    $22,319              $    --
Shareholders' Equity:
     Preferred stock, $1.00 par value; 1,000,000 shares
       authorized, none issued and outstanding..............         --                   --
     Common stock, $0.001 par value; 40,000,000 shares
       authorized; 17,405,000 shares issued and outstanding
       (pro forma)..........................................         --                   17
     Additional paid-in capital.............................         --               40,287
     Daisytek's net equity investment.......................        (61)                  --
     Accumulated other comprehensive income.................       (177)                (177)
                                                                -------              -------
          Total shareholders' equity (deficit)..............       (238)              40,127
                                                                -------              -------
          Total capitalization..............................    $22,081              $40,127
                                                                =======              =======

                                    DILUTION

     The net tangible book value of our common stock as of September 30, 1999 was $(0.2) million, or $(0.02) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of common stock outstanding prior to this offering.


     After giving effect to this offering and the receipt of $40.3 million of net proceeds from this offering (based on an assumed initial public offering price of $15.00 per share), the pro forma net tangible book value of the common stock as of September 30, 1999 would have been approximately $40.1 million, or $2.31 per share. This amount represents an immediate increase in net tangible book value of $2.33 per share to Daisytek, our existing stockholder, and an immediate dilution in net tangible book value of $12.69 per share to purchasers of common stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates such dilution:



Assumed initial public offering price per share.............            $15.00
  Net tangible book value per share at September 30, 1999...  $(0.02)
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................    2.33
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................              2.31
                                                                        ------
Dilution per share to new investors.........................            $12.69
                                                                        ======


     The following table sets forth, as of September 30, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholder and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and offering expenses.


                                SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                              --------------------   ---------------------     PRICE
                                NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                              ----------   -------   -----------   -------   ---------
Existing
Stockholder(1)(2)...........  14,305,000     82.2%   $    20,000      0.1%    $ 0.01
New Investors(2)............   3,100,000     17.8     46,500,000     99.9      15.00
                              ----------    -----    -----------    -----
          Total.............  17,405,000    100.0%   $46,520,000    100.0%
                              ==========    =====    ===========    =====


-------------------------

(1) If the Underwriters' over-allotment option is exercised in full, sales in this offering will reduce the number of shares of common stock held by the existing stockholder to approximately 80.1% of the total shares of common stock outstanding after the offering and will increase the number of shares held by new investors to 3,565,000, or approximately 19.9% of the total shares of common stock outstanding after the offering. See "Underwriting."

(2) The foregoing table excludes outstanding stock options to purchase an aggregate of 1,376,500 shares of common stock at a weighted average exercise price of $10.51 per share. In addition, upon completion of the spin-off, stock options exercisable for shares of Daisytek common stock held by PFSweb employees will be converted into stock options exercisable for shares of our common stock. It is not possible to specify how many shares of our common stock will be subject to such stock options, as it is not known how many stock options to purchase Daisytek common stock held by PFSweb employees will remain unexercised and outstanding upon completion of the spin-off. We may also issue additional shares of common stock upon exercise of future stock option grants or equity awards, which could also result in additional dilution to then-existing stockholders.

           SELECTED COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA

HISTORICAL PRESENTATION

     The selected combined historical statement of operations data and balance sheet data for each of the fiscal years ended March 31, 1997 through 1999, have been derived from our audited combined financial statements and should be read in conjunction with those statements and notes included elsewhere in this prospectus. The selected combined historical statement of operations data for the fiscal years ended March 31, 1995 and 1996 and the six months ended September 30, 1998 and 1999 and the selected combined historical balance sheet data as of March 31, 1995 and 1996 and September 30, 1999 have been derived from our unaudited combined financial statements, and include, in our opinion, all normal, recurring adjustments necessary for a fair presentation of the financial position at such dates and the results of operations for such respective periods. The financial information herein may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented.

PRO FORMA PRESENTATION

     The pro forma financial data have been derived from our unaudited pro forma combined financial statements which were prepared to illustrate the effects of certain transactions and events and the application of the net offering proceeds. The unaudited pro forma combined statement of operations data have been prepared as if the transactions and events described below had occurred as of the beginning of the respective periods presented. The unaudited pro forma combined balance sheet data have been prepared as if these transactions and events had occurred as of September 30, 1999. The unaudited pro forma combined financial data do not purport to represent what our results of operations or financial position would actually have been if this offering and the transactions and events had in fact occurred on such dates or to project our results of operations or financial position for any future date or period. For a more complete discussion, this data should be read in conjunction with the "Combined Financial Statements and Related Notes," the "Unaudited Condensed Interim Combined Financial Statements and the Related Notes," the "Pro Forma Combined Financial Statements and the Related Notes," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     The unaudited pro forma financial data gives effect to the following transactions and events:

     - the contribution from Daisytek of $20,000 for 14,305,000 shares of our common stock;

     - the reclassification of Daisytek's net equity investment as common stock and additional paid-in capital; and


     - the issuance of 3,100,000 shares of common stock in this offering, assuming an initial public offering price of $15.00 per common share, and the application of the estimated $40.3 million net proceeds to repay the outstanding payable to Daisytek, reduce deferred offering costs and increase cash. The pro forma adjustments reflect the reduction of interest expense previously charged by Daisytek.

                    HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    FISCAL YEAR ENDED
                                                          FISCAL YEARS ENDED MARCH 31,                MARCH 31, 1999
                                                  ---------------------------------------------   ----------------------
                                                     1995          1996        1997      1998      ACTUAL     PRO FORMA
                                                  -----------   -----------   -------   -------   --------   -----------
                                                         (UNAUDITED)                                         (UNAUDITED)
COMBINED STATEMENT OF OPERATIONS DATA:
    Revenues:
      Product revenue............................   $    --       $    --     $16,543   $45,804   $ 93,702     $ 93,702
      Service fee revenue........................        65           111       1,034     3,539      7,547        7,547
                                                    -------       -------     -------   -------   --------     --------
        Total revenues...........................        65           111      17,577    49,343    101,249      101,249
                                                    -------       -------     -------   -------   --------     --------
    Costs of revenues:
      Cost of product revenue....................        --            --      15,768    43,392     88,335       88,335
      Cost of service fee revenue................        65            67         596     2,208      5,323        5,323
                                                    -------       -------     -------   -------   --------     --------
        Total costs of revenues..................        65            67      16,364    45,600     93,658       93,658
                                                    -------       -------     -------   -------   --------     --------
    Gross profit.................................        --            44       1,213     3,743      7,591        7,591
    Percent of revenues..........................        --%         39.6%        6.9%      7.6%       7.5%         7.5%
    Selling, general and administrative
      expenses...................................        --            --       1,074     3,705      6,711        6,711
                                                    -------       -------     -------   -------   --------     --------
    Income from operations.......................        --            44         139        38        880          880
    Percent of revenues..........................        --          39.6%        0.8%      0.1%       0.9%         0.9%
    Interest (income) expense, net...............        41            53          77       143        374         (665)
                                                    -------       -------     -------   -------   --------     --------
    Income (loss) before income taxes............       (41)           (9)         62     (105)        506        1,545
    Provision (benefit) for income taxes.........       (16)           (2)         38      (30)        214          619
                                                    -------       -------     -------   -------   --------     --------
    Net income (loss)............................   $   (25)      $    (7)    $    24   $  (75)   $    292     $    926
                                                    =======       =======     =======   =======   ========     ========
    PER SHARE DATA:
    Net income (loss) per share:
      Basic and diluted(a).......................   $ (0.00)      $ (0.00)    $  0.00   $(0.01)   $   0.02     $   0.05
                                                    =======       =======     =======   =======   ========     ========
    Weighted average number of shares outstanding:
      Basic and diluted(a).......................    14,305        14,305      14,305    14,305     14,305       17,405

-------------------------

(a) On an historical basis, reported basic and diluted net income per share was determined based on net income divided by the 14,305,000 shares outstanding prior to this offering. For purposes of the net income per share calculation, the shares outstanding prior to this offering are treated as outstanding for all historical periods presented. Basic and diluted pro forma net income per share are calculated based on common stock outstanding of 17,405,000 shares upon completion of this offering. It does not include up to 465,000 shares of common stock which the underwriters have the option to exercise solely to cover over-allotments. If the underwriters exercise their over-allotment option in full, basic and diluted pro forma net income per share would be $0.05 for the fiscal year ended March 31, 1999 and basic and diluted pro forma net loss per share would be ($0.01) for the six months ended September 30, 1999. There were no potentially dilutive securities outstanding during the periods presented.

                                                                SIX MONTHS       SIX MONTHS ENDED
                                                                  ENDED         SEPTEMBER 30, 1999
                                                              SEPTEMBER 30,    ---------------------
                                                                   1998         ACTUAL    PRO FORMA
                                                              -------------     ------    ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                           (UNAUDITED)
COMBINED STATEMENT OF OPERATIONS DATA (CONTINUED):
    Revenues:
      Product revenue.......................................     $41,327       $55,778     $55,778
      Service fee revenue...................................       2,761         7,004       7,004
                                                                 -------       -------     -------
         Total revenues.....................................      44,088        62,782      62,782
                                                                 -------       -------     -------
    Costs of revenues:
      Cost of product revenue...............................      39,243        52,639      52,639
      Cost of service fee revenue...........................       2,155         4,898       4,898
                                                                 -------       -------     -------
         Total costs of revenues............................      41,398        57,537      57,537
                                                                 -------       -------     -------
    Gross profit............................................       2,690         5,245       5,245
    Percent of revenues.....................................         6.1%         8.4%         8.4%
    Selling, general and administrative expenses............       2,576         5,871       5,871
                                                                 -------       -------     -------
    Income (loss) from operations...........................         114          (626)       (626)
    Percent of revenues.....................................         0.3%         (1.0)%      (1.0)%
    Interest (income) expense, net..........................         139           650        (416)
                                                                 -------       -------     -------
    Loss before income taxes................................         (25)       (1,276)       (210)
    Benefit for income taxes................................          (9)         (503)        (88)
                                                                 -------       -------     -------
    Net loss................................................     $   (16)      $  (773)    $  (122)
                                                                 =======       =======     =======
    PER SHARE DATA:
    Net loss per share:
      Basic and diluted(a)..................................     $ (0.00)      $ (0.05)    $ (0.01)
                                                                 =======       =======     =======
    Weighted average number of shares outstanding:
      Basic and diluted(a)..................................      14,305        14,305      17,405


                                                                                                   AS OF
                                                             AS OF MARCH 31,                SEPTEMBER 30, 1999
                                                -----------------------------------------   -------------------
                                                1995   1996    1997      1998      1999     ACTUAL    PRO FORMA
                                                ----   ----   -------   -------   -------   -------   ---------
                                                (UNAUDITED)                                     (UNAUDITED)
COMBINED BALANCE SHEET DATA (IN THOUSANDS):
    Working capital...........................  $507   $579   $ 5,757   $ 1,344   $14,636   $ 1,161    $19,207
    Total assets..............................   524    591    15,614    20,911    69,057    29,988     48,034
    Long-term obligations.....................   550    629     5,851     1,827    29,029    22,319         --
    Shareholders' equity (deficit)............   (43)   (49)       (8)     (155)      581      (238)    40,127

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the combined financial statements and related notes thereto appearing elsewhere in this prospectus.

OVERVIEW

     We are an international provider of transaction management services to both traditional and e-commerce companies. We derive our revenues from a broad range of services, including order management, customer care services, billing services, information management and fulfillment and distribution services. Our fulfillment and distribution services are conducted at our warehouses and include picking, packing and shipping our clients' customer orders. We offer our services as an integrated solution, which enables our clients to outsource their complete transaction management needs to a single source and to focus on their core competencies. We currently provide transaction management services to over 30 clients that operate in a range of vertical markets, including apparel, computer products, printers, sporting goods and consumer electronics, among others. During fiscal year 1999, IBM was our largest client and represented approximately 93% of our total revenue. Within the past twelve months, we have signed contracts with over 10 new clients, including Hewlett-Packard, Thomson Consumer Electronics, Nokia, Global Sports Interactive and ISA International plc. Collectively, these new clients represented approximately two percent of our total revenue for the six month period ended September 30, 1999.

     Our service fee revenue is typically charged on a percent of shipped revenue basis or a per-transaction basis, such as a per-minute basis for call center services and a per-item basis for fulfillment services. Additional fees are billed for other services. We price our services based on a variety of factors, including the depth and complexity of the services provided, the amount of capital expenditures or systems customization required, the length of contract and other factors. Many of our contracts with our clients involve third-party vendors who provide additional services such as package delivery. The costs we are charged by these third-party vendors for these services are passed on to our clients (and, in many cases, our clients' customers) and are not reflected in our revenue or expense. Historically, our services have also included purchasing and reselling client product inventory. In these arrangements, our product revenue was recognized at the time product was shipped. During the quarter ended September 30, 1999, our primary client agreement under which we previously purchased and sold inventory was restructured to provide transaction management services only on a service fee basis.

     Our expenses are comprised of:

     - on an historical basis, cost of product revenue, which consists of the purchase price of product sold and net freight costs;

     - cost of service fee revenue, which consists primarily of compensation and related expenses for our customer care and fulfillment centers and other fixed and variable expenses directly related to providing services under the terms of fee based contracts, including certain occupancy and information technology costs and depreciation and amortization expenses; and

     - selling, general and administrative expenses, which consist primarily of compensation and related expenses for sales and marketing staff, executive, management and administrative personnel and other overhead costs, including certain occupancy and information technology costs and depreciation and amortization expenses. In addition, on an historical basis, certain direct contract costs related to our IBM master distributor agreements have been reflected as selling and administrative expenses.

FUTURE FINANCIAL PRESENTATION

     Our historical financial statements are only of limited use in making an investment decision. This is because the financial presentation of our operations in the future will be different from what they have been historically. In this section we:

     - explain how our historical financial statements reflect product revenue and expenses arising from our sale of IBM products;

     - describe the restructuring of our IBM agreements and its effect on our future financial presentation;

     - explain how our historical financial statements do not reflect our new agreement with Daisytek, which will go into effect upon the completion of this offering;

     - describe the service fee revenue which will be generated by our new agreements with IBM and Daisytek; and

     - explain that because of these changes, our historical financial statements may not provide a meaningful comparison to our future financial statements.

     In 1996, we entered into an agreement with the printer supplies division of IBM. Under this agreement, we provided IBM with various transaction management services, such as call center services and order fulfillment and distribution. We also served as an IBM master distributor of printer supply products. Under this master distributor arrangement, we purchased the printer supply products from IBM and resold them to IBM customers. Following our initial agreement with the printer supplies division, we entered into several similar agreements with other divisions of IBM, both in the U.S. and Europe, and expanded our existing agreements to include more product lines.

     During the quarter ended September 30, 1999, we, Daisytek and IBM entered into new agreements to conform to our current business model. Under these new agreements, Daisytek will act as the master distributor of the IBM products and we will continue to provide various transaction management services. As part of this restructuring, we transferred to Daisytek the IBM product inventory which we held as the master distributor, together with our customer accounts receivable and our accounts payable owing to IBM in respect of the product inventory. The purpose of the restructuring was to separate the master distributor and transaction management responsibilities between ourselves and Daisytek so that each could focus on its core competencies.

     As a result of the restructuring of the IBM agreements, our historical financial statements may not provide a meaningful comparison to our future financial statements. This is because, as a master distributor under our prior agreement, we recorded revenue as product revenue as we sold the product to IBM customers. Similarly, our gross profit was based upon the difference between our revenue from product sales and the cost of purchasing the product from IBM. In the future, however, our revenue under the new IBM agreements will be service fee revenue that will be payable by Daisytek and will be based upon a variable percentage of Daisytek's gross profit arising from its IBM product sales.

     As a result of this restructuring of our IBM agreements, our total revenues arising under our new IBM agreements will be reduced, as compared to our total revenues arising under our prior IBM agreements. However, our gross profit margin as a percent of service fee revenue under our new IBM agreements is anticipated to be significantly higher as compared to our gross profit margin as a percent of product revenue under our prior IBM agreements.

     In addition, upon completion of this offering, we will enter into a transaction management services agreement with Daisytek. Under this agreement, we will provide transaction management services for Daisytek's U.S. wholesale consumable computer supplies business. We will receive service fee revenue based upon a percentage of Daisytek's shipped product revenue. Consequently, our historical financial statements do not reflect the service fee revenue we will receive from Daisytek under this new agreement.

     Finally, upon completion of this offering, Daisytek will transfer to us fixed assets and other assets which will be used in our business. We will pay to Daisytek a portion of the net proceeds of this offering and assume capital and operating lease obligations related to these assets. Consequently, our historical financial statements do not reflect this transaction.

     In order to show how we evaluate our business internally and how we will present our financial statements in the future because of our new arrangements with IBM and Daisytek, we have set forth below an adjusted presentation of our total historical revenue and cost of revenue. This presentation shows, retroactively, what our service fee revenue and cost of service fee revenue would have been if:

     - our new agreements with IBM and Daisytek had been in effect during the periods presented; and

     - our acquisition of the assets and liabilities that Daisytek will transfer to us upon completion of this offering had occurred as of the beginning of the respective periods presented.

                                                              FISCAL YEAR    SIX MONTHS
                                                                 ENDED          ENDED
                                                               MARCH 31,    SEPTEMBER 30,
                                                                 1999           1999
                                                              -----------   -------------
                                                                    (IN THOUSANDS)
                                                                      (UNAUDITED)
Service fee revenue.........................................    $31,510        $19,081
Cost of service fee revenue.................................     18,525         12,107
Service fee gross profit....................................     12,985          6,974
Service fee gross profit margin.............................       41.2%          36.5%

     Based on this presentation, our largest clients for the 1999 fiscal year would have been Daisytek (65.1%), IBM (13.5%) and Emtec (10.3%), and our largest clients for the six months ended September 30, 1999 would have been Daisytek (52.2%), IBM (13.4%) and Emtec (9.4%). In calculating these percentages, we have considered IBM as our client under our new IBM agreements even though the service fees arising under these agreements are paid by Daisytek.

     This presentation does not reflect what our operating income or net income would have been during the periods presented.

RESULTS OF OPERATIONS

     The following table sets forth certain historical financial information from our audited and unaudited combined statements of operations expressed as a percent of revenues.

                                                                                  SIX MONTHS
                                                       FISCAL YEARS ENDED           ENDED
                                                            MARCH 31,           SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1997     1998     1999     1998     1999
                                                     -----    -----    -----    -----    -----
Product revenue....................................   94.1%    92.8%    92.5%    93.7%    88.8%
     Service fee revenue...........................    5.9      7.2      7.5      6.3     11.2
                                                     -----    -----    -----    -----    -----
               Total revenues......................  100.0    100.0    100.0    100.0    100.0
                                                     -----    -----    -----    -----    -----
     Cost of product revenue (as % of product
       revenue)....................................   95.3     94.7     94.3     95.0     94.4
     Cost of service fee revenue (as % of service
       fee revenue)................................   57.6     62.4     70.5     78.1     69.9
                                                     -----    -----    -----    -----    -----
               Total costs of revenues.............   93.1     92.4     92.5     93.9     91.6
                                                     -----    -----    -----    -----    -----
     Gross profit..................................    6.9      7.6      7.5      6.1      8.4
     Selling, general and administrative
       expenses....................................    6.1      7.5      6.6      5.8      9.4
                                                     -----    -----    -----    -----    -----
     Income (loss) from operations.................    0.8      0.1      0.9      0.3     (1.0)
     Interest expense, net.........................    0.5      0.3      0.4      0.3      1.0
                                                     -----    -----    -----    -----    -----
     Income (loss) before income taxes.............    0.3     (0.2)     0.5     (0.0)    (2.0)
     Provision (benefit) for income taxes..........    0.2      0.0      0.2     (0.0)    (0.8)
                                                     -----    -----    -----    -----    -----
     Net income (loss).............................    0.1%    (0.2)%    0.3%    (0.0)%   (1.2)%
                                                     =====    =====    =====    =====    =====

SIX MONTH PERIOD ENDED SEPTEMBER 30, 1999 COMPARED TO SIX MONTH PERIOD ENDED SEPTEMBER 30, 1998

     Product Revenue. Product revenue was $55.8 million for the six months ended September 30, 1999 as compared to $41.3 million for the six months ended September 30, 1998, an increase of $14.5 million or 35.0%. Product revenue increased as a result of an increase of $15.3 million under new European IBM distributor agreements and a decrease of $0.8 million in sales under our North American IBM master distributor agreements. As stated above, during the quarter ended September 30, 1999, we, Daisytek and IBM entered into new agreements applicable to all of our IBM relationships. One of these agreements was effective as of July 15, 1999, and all others are effective as of the end of September 30, 1999. The contract effective as of July 15, 1999, had a negative impact on our product revenue during the six month period ended September 30, 1999, as the activities performed under this contract since that date were accounted for as service fee revenues as opposed to product revenue. As a result of these new IBM contract arrangements, we expect no product revenue in future periods.

     Service Fee Revenue. Service fee revenue was $7.0 million during the six months ended September 30, 1999 as compared to $2.8 million during the six months ended September 30, 1998, an increase of $4.2 million or 153.7%. The increase in service fee revenue was attributable to an increase in existing contracts of $1.5 million and the addition of $2.8 million related to new service contract relationships, including the restructured IBM agreements referred to above, during the six months ended September 30, 1999. The restructuring of all the IBM contracts, combined with our new transaction management services agreement with Daisytek beginning upon completion of this offering, should result in an increase in service fee revenues over prior periods.

     Cost of Product Revenue. Cost of product revenue was $52.6 million during the six months ended September 30, 1999 as compared to $39.2 million during the six months ended September 30, 1998, an increase of $13.4 million or 34.1%. Cost of product revenue as a percent of product revenue was 94.4% during the six months ended September 30, 1999 and 95.0% during the six months ended September 30, 1998. The resulting product gross profit margin was 5.6% during the six months ended September 30, 1999 and 5.0% during the six months ended September 30, 1998. The increase in product gross profit margin was due to our European IBM business, which had a higher gross profit margin than our domestic IBM business, and differences in our customer and product mix. As a result of the new IBM arrangements, we do not expect to incur any cost of product revenue in future periods.

     Cost of Service Fee Revenue. Cost of service fee revenue was $4.9 million for the six months ended September 30, 1999 as compared to $2.2 million during the six months ended September 30, 1998, an increase of $2.7 million or 127.3%. The increase in cost of service fee revenue during the six months ended September 30, 1999 was due to increased activity from growth in existing contracts as well as new client relationships. The resulting service fee gross profit margin was 30.1% during the six months ended September 30, 1999 and 21.9% during the six months ended September 30, 1998. The increase in service fee gross profit margin was due to certain initial incremental costs incurred to implement several new contracts during the six months ended September 30, 1998.

     Gross Profit. Gross profit was $5.2 million for the six months ended September 30, 1999 or 8.4% of revenues as compared to $2.7 million or 6.1% of revenues for the six months ended September 30, 1998. The increase in total gross profit margin resulted primarily from the increase in service fee revenue of 153.7%, which typically earn higher gross profit margins, compared to the increase in product revenue of 35.0%. In the Future Financial Presentation data above, we have provided, retroactively, what our service fee gross profit margin would have been considering the impact of the new IBM and Daisytek agreements and our acquisition of the assets and liabilities which Daisytek will transfer to us upon completion of this offering. The gross profit margin for the six month period ended September 30, 1999, would have been 36.5%. Our service fee gross profit margin in the future is targeted to be between 35-40%.

     Selling, General and Administrative Expenses. SG&A expenses were $5.9 million for the six months ended September 30, 1999 or 9.4% of revenues as compared to $2.6 million or 5.8% of revenues for the six months ended September 30, 1998. SG&A expenses increased primarily as a result of costs incurred to support the higher sales volumes under both new and existing contracts. Incremental investments in resources and technology to support our continued growth also contributed to increased SG&A expenses. We anticipate that we will continue to incur incremental costs as we make further SG&A investments in our sales, marketing, and technology areas to support our growth strategies. We also expect to incur incremental SG&A expenses as a result of operating as a stand-alone public company. As a result of these expected incremental costs, and as a result of the restructuring of the IBM agreements and the related reduction in product revenue, SG&A expenses as a percentage of service fee revenue will be higher in future periods.

     Interest Expense, Net. Interest expense was $0.7 million for the six months ended September 30, 1999 as compared to $0.1 million for the six months ended September 30, 1998. Interest expense increased as a result of an increase in the average payable to Daisytek to support working capital requirements applicable primarily to our master distributor agreements and for capital expenditures. The weighted average interest rate was 6.3% during the six months ended September 30, 1999 and 7.0% during the six months ended September 30, 1998. As indicated in "Use of Proceeds", we plan to utilize the funds from this offering to repay our intercompany payable balance to Daisytek and therefore eliminate the related interest expense. Remaining cash will be utilized to finance the transfer of certain assets from Daisytek, future capital expenditures, general working capital needs and possible acquisitions. To the extent that we have excess cash available after considering these items, we expect to generate interest income in future periods.

     Income Taxes. Our income tax benefit as a percentage of pretax loss was 39.4% for the six months ended September 30, 1999 and 36.0% for the six months ended September 30, 1998. This difference resulted primarily from a change in the ratio of pretax loss between our U.S. and foreign subsidiaries which are taxed at different rates.

FISCAL YEAR ENDED MARCH 31, 1999 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1998

     Product Revenue. Product revenue was $93.7 million for fiscal 1999 compared to $45.8 million for fiscal 1998, an increase of $47.9 million or 104.6%. Product revenue increased as a result of an increase of $10.5 million under new European IBM distributor agreements and an increase of $37.4 million or 81.7% in sales under our North American IBM master distributor agreements.

     Service Fee Revenue. Service fee revenue was $7.5 million during fiscal 1999 as compared to $3.5 million during fiscal 1998, an increase of $4.0 million or 113.3%. The increase in service fee revenue was attributable to an increase in existing contracts of $1.3 million or 37.1% and the addition of $2.7 million related to new service contract relationships.

     Cost of Product Revenue. Cost of product revenue was $88.3 million during fiscal 1999 as compared to $43.4 million during fiscal 1998, an increase of $44.9 million or 103.6%. Cost of product revenue as a percent of product revenue was 94.3% for fiscal 1999 and 94.7% for fiscal 1998. The resulting product gross profit margin was 5.7% for fiscal 1999 and 5.3% for fiscal 1998. The increase in product gross profit margin was due to our European IBM business, which had a higher gross profit margin than our domestic IBM business due to differences in customer and product mix.

     Cost of Service Fee Revenue. Cost of service fee revenue was $5.3 million for fiscal 1999 compared to $2.2 million during fiscal 1998, an increase of $3.1 million or 141.1%. The increase in cost of service fee revenue during fiscal 1999 was due to growth in client orders processed during the period. The resulting service fee gross profit margin was 29.5% during fiscal 1999 and 37.6% during fiscal 1998. The decrease in service fee gross profit margin was due to the addition of certain large contracts at lower gross profit margins and incremental costs related to implementing several new contracts during fiscal 1999.

     Gross Profit. Our gross profit was $7.6 million or 7.5% of revenues for fiscal 1999 as compared to $3.7 million or 7.6% of revenues for fiscal 1998. In the Future Financial Presentation data above, we have provided, retroactively, what our service fee gross profit margin would have been considering the impact of the new IBM and Daisytek agreements and our acquisition of the assets and liabilities which Daisytek will transfer to us upon completion of this offering. The gross profit margin for the year ended March 31, 1999 would have been 41.2%.

     Selling, General and Administrative Expenses. SG&A expenses for fiscal 1999 were $6.7 million or 6.6% of revenues as compared to $3.7 million or 7.5% of revenues for fiscal 1998. The increase in SG&A expenses for fiscal 1999 was a result of costs incurred to support the growth in client orders processed under both new and existing contracts. Incremental investments in resources and technology to support our continued growth also contributed to increased SG&A expenses.

     Interest Expense, Net. Interest expense was $0.4 million during fiscal 1999 and $0.1 million during fiscal 1998. Interest expense increased as a result of an increase in the average payable to Daisytek to support working capital requirements applicable primarily to our master distributor agreements. The weighted average interest rate was 6.7% during fiscal 1999 and 6.9% during fiscal 1998.

     Income Taxes. Our income tax expense as a percentage of pretax income was 42.3% for fiscal 1999 as compared to an income tax benefit as a percentage of pretax loss of 28.6% for fiscal 1998. This difference resulted from a change in the ratio of pretax income or loss between our U.S. and foreign subsidiaries which are taxed at different rates, combined with certain nondeductible expenses in fiscal 1998. See also Note 7 to the "Combined Financial Statements" included elsewhere in this prospectus.

FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1997

     Product Revenue. Product revenue was $45.8 million for fiscal 1998 as compared to $16.5 million for fiscal 1997, an increase of $29.3 million or 176.9%. Product revenue increased during fiscal 1998 as a result of higher sales volumes of products under our existing IBM master distributor agreements.

     Service Fee Revenue. Service fee revenue was $3.5 million during fiscal 1998 as compared to $1.0 million during fiscal 1997, an increase of $2.5 million or 242.3%. The increase in service fee revenue was due to growth in client orders processed primarily under existing fee-based contracts.

     Cost of Product Revenue. Cost of product revenue was $43.4 million during fiscal 1998 as compared to $15.8 million during fiscal 1997, an increase of $27.6 million or 175.2%. Cost of product revenue as a percent of product revenue was 94.7% for fiscal 1998 and 95.3% for fiscal 1997. The resulting product gross profit margin was 5.3% for fiscal 1998 and 4.7% for fiscal 1997. The increase in product gross profit margin was related to changes in customer and product mix.

     Cost of Service Fee Revenue. Cost of service fee revenue was $2.2 million for fiscal 1998 as compared to $0.6 million for fiscal 1997, an increase of $1.6 million or 270.5%. The increase in cost of service fee revenue during fiscal 1998 was due to growth in client orders processed during the period. The resulting service fee gross profit margin was 37.6% during fiscal 1998 and 42.4% during fiscal 1997. The decrease in service fee gross profit margin was due to the addition of certain large contracts at lower gross profit margins during the last quarter of fiscal 1997, which impacted operating results for all of fiscal 1998.

     Gross Profit. Our gross profit was $3.7 million or 7.6% of revenues for fiscal 1998 as compared to $1.2 million or 6.9% of revenues for fiscal 1997. The increase in our gross profit for fiscal 1998 was primarily the result of increased product revenue. The increase in total gross profit margin resulted primarily from the increase in service fee revenue of 242.3%, which typically earn higher gross profit margins, compared to the increase in product revenue of 176.9%.

     Selling, General and Administrative Expenses. SG&A expenses were $3.7 million for fiscal 1998 or 7.5% of revenues as compared to $1.1 million or 6.1% of revenues for fiscal 1997. The increase in SG&A expenses for fiscal 1998 was primarily the result of higher sales volumes under both new and existing contracts. Incremental investments in resources and technology to support our continued growth also contributed to increased SG&A expenses.

     Interest Expense, Net. Interest expense was $0.1 million during each of fiscal 1998 and fiscal 1997. Interest expense increased slightly as a result of an increase in the average payable to Daisytek to support our working capital requirements applicable primarily to its master distributor agreements. The weighted average interest rate was 6.9% during fiscal 1998 and 6.1% during fiscal 1997.

     Income Taxes. Our income tax benefit as a percentage of pretax loss was 28.6% for fiscal 1998 as compared to income tax expense as a percentage of pretax income of 61.3% for fiscal 1997. This difference resulted from a change in the ratio of pretax income or loss between our U.S. and foreign subsidiaries which are taxed at different rates, combined with certain nondeductible expenses in fiscal 1998. See also Note 7 to the "Combined Financial Statements" included elsewhere in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

     As a subsidiary of Daisytek, we have historically funded our business through intercompany borrowings from Daisytek. The net proceeds of this offering will be used to repay our intercompany borrowings from Daisytek. We currently believe that the net available proceeds from this offering and funds generated from operations will satisfy our working capital and capital expenditure requirements for the next twelve months. Because Daisytek will be prohibited from advancing funds to us following the completion of this offering and we will be prohibited from borrowing from Daisytek after the spinoff, we plan to seek our own credit facility.


     Working capital decreased to $1.2 million at September 30, 1999 from $14.6 million at March 31, 1999, and from $1.3 million at March 31, 1998. A significant portion of our working capital needs has historically been related to our master distributor agreements with IBM which required us to purchase and resell the product inventory to IBM customers. Under our new agreements with IBM, Daisytek will act as the master distributor (and be responsible for the purchase and resale of the product inventory and retain the customer revenue), and we will continue to perform most of the other transaction management services we had provided previously. As part of these new IBM agreements, we will receive service fees from Daisytek for the transaction management services that we provide. In connection with the restructuring of our IBM agreements, during the quarter ended September 30, 1999, we transferred to Daisytek the IBM-related product inventory, customer accounts receivable and accounts payable that we held under our prior agreements. In consideration of this transfer, Daisytek paid to us the net book value of these assets and liabilities (approximately $20 million). This offering is expected to generate $40.3 million in net proceeds. A portion of the net proceeds from this offering will be used to repay the intercompany payable balance to Daisytek ($22.3 million as of September 30, 1999). As a result of these transactions, our historical working capital requirements may not be indicative of our future needs.


     Net cash used in financing activities was $6.7 million for the six months ended September 30, 1999. This usage relates to the reduction in the intercompany payable arising primarily from the transfer of the IBM related working capital assets from us to Daisytek in conjunction with the new IBM agreements, which was partially offset by capital expenditures and incremental financing of one of our client's inventory. Net cash provided by financing activities was $9.2 million for the six months ended September 30, 1998. Net cash provided by financing activities was $27.7 million for fiscal 1999 and $5.2 million for fiscal 1997. Net cash used in financing activities was $4.0 million in fiscal 1998, representing a repayment to Daisytek. Additionally, during fiscal 1999, Daisytek made a capital contribution of $0.5 million to its PFSweb Canadian subsidiary.

     Cash flows provided by operating activities totaled $14.0 million during the six months ended September 30, 1999. Cash flows used in operating activities totaled $5.5 million during the six months ended September 30, 1998. For the six months ended September 30, 1999, the net cash provided by operating activities primarily reflected a reduction in accounts payable and accrued expenses of $31.5 million, accounts receivable of $16.0 million and inventory of $29.9 million. These reductions primarily related to the transfer of the IBM related working capital assets from us to Daisytek in conjunction with the new IBM agreements. For the six months ended September 30, 1998, the net cash used in operating activities was primarily due to an increase in inventory of $9.9 million and accounts receivable of $6.4 million, which were partially offset by a reduction in accounts payable and accrued expenses of $10.7 million.

     Net cash used in operating activities was $12.3 million for fiscal 1999 and $5.2 million for fiscal 1997. Net cash provided by operating activities was $4.5 million for fiscal 1998. Working capital requirements increased in fiscal 1999 compared to fiscal 1998 primarily due to product revenue growth under our North American IBM master distributor agreements. We also entered into new master distributor agreements in December 1998 to provide services for IBM in Europe. Our North American revenue growth, as well as the new European contracts, resulted in significant increases in IBM contract related accounts receivable, inventory and accounts payable.

     Our principal use of funds for investing activities was capital expenditures of $6.2 million for the first six months of fiscal 2000 as compared to $0.5 million for the first six months of fiscal 1999. Capital expenditures were $2.7 million for fiscal 1999, $0.3 million for fiscal 1998 and $0.1 million for fiscal 1997. In addition, we have entered into a long-term contractual agreement with one of our clients pursuant to which, as part of the services that we provide, we finance certain of the client's inventory. This amount was $12.4 million at September 30, 1999 and $12.1 million at March 31, 1999 (see
Note 2 of Notes to Combined Financial Statements). Capital expenditures have consisted primarily of additions to upgrade our management information systems, including our Internet-based customer tools, other methods of e-commerce and general expansion of our facilities, both domestic and foreign. We expect to incur significant capital expenditures in order to support new contracts and anticipated future growth opportunities. We anticipate that our total investment in upgrades and additions to facilities and information technology services for fiscal 2000 will be approximately $13.0 to $15.0 million. This amount includes the transfer to us of certain assets from Daisytek for approximately $5.7 million ($5.4 million in cash and the assumption of $0.3 million of capital lease obligations) plus the assumption of certain lease obligations. The increase in anticipated capital expenditures over fiscal 1999 relates primarily to our asset purchase from Daisytek and capital expenditures applicable to our new Belgium distribution facility, combined with expansion of our U.S. and Canadian sales and distribution facilities. Some of these expenditures may be financed through operating or capital leases.

     We believe that international markets represent further opportunities for growth. We may consider entering into forward exchange contracts in order to hedge our net investment in our Canadian or European operations or in other international countries in which we establish a presence, although no assurance can be given that we will be able to do so on acceptable terms.

     In the future, we may attempt to acquire other businesses to expand our services or capabilities in connection with our efforts to grow our business. We currently have no binding agreements to acquire any such businesses. Should we be successful in acquiring other businesses, we may require additional financing. Acquisitions involve certain risks and uncertainties. Therefore, we can give no assurance with respect to whether we will be successful in identifying businesses to acquire, whether we will be able to obtain financing to complete an acquisition, or whether we will be successful in operating the acquired business.

     PFSweb, along with several other Daisytek subsidiaries, has guaranteed one of Daisytek's unsecured revolving line of credit in the maximum principal amount of $105 million ($55 million outstanding as of September 30, 1999). This guaranty will be released upon completion of this offering and the repayment of our intercompany payable to Daisytek.

YEAR 2000 ISSUE

     We utilize a significant number of computer software programs and information systems in our operations ("IT systems"). The mission-critical IT systems include our operating, Web hosting, accounting and telecommunications systems, such as IT software applications that allow us to maintain inventory and customer information and to communicate with our suppliers, clients and customers. We also make use of a variety of machinery and equipment in our business which are operated by or reliant upon non-information technology systems ("non-IT systems"), such as equipment or mechanical systems which contain embedded technology such as micro-controllers. To the extent that the source code of the software applications of these IT systems or the embedded technologies of these non-IT systems are unable to appropriately interpret and process the upcoming calendar year 2000, some level of modification, or possible replacement of such applications, would be necessary for the proper continuous performance of these systems. Without such modification or replacement, the normal course of our business could be disrupted or otherwise adversely impacted. This potential problem is commonly referred to as the year 2000 compliance issue ("Y2K").

     In fiscal 1997, Daisytek began to address Y2K. Daisytek has formed a Y2K task force under its Chief Information Officer to coordinate and implement measures designed to prevent disruption in its business operations, including PFSweb, related to Y2K. Daisytek and PFSweb have successfully completed the remediation of their mission-critical IT applications software and are scheduled to complete remediation of their non-mission critical applications software during November 1999. Daisytek and PFSweb are assessing the effect of Y2K on their non-IT systems and intend to modify or replace non-IT systems as necessary to insure Y2K readiness during November 1999. We believe that we have completed approximately 95% of the initiatives that we believe are necessary to fully address potential Y2K issues relating to our systems and operations. The projects comprising the remaining 5% of the initiatives are in process and expected to be completed by December 15, 1999. We believe that other IT projects not related to the Y2K issue have not been delayed or negatively affected by the initiatives addressing the Y2K issue. The following table represents our schedule and status of our Y2K initiatives based upon our current estimates and information provided to us by third parties:

YEAR 2000 INITIATIVE                                           TIME FRAME     % COMPLETE
--------------------                                           ----------     ----------
Initial IT systems identification and assessment............   4/97 - 6/97       100%
Remediation and testing regarding core distribution
  systems...................................................  7/97 - 11/98       100%
Remediation and testing regarding purchased software
  systems...................................................  7/97 - 10/99       100%
Upgrades to telecommunications systems......................   9/97 - 4/99       100%
Desktop systems identification and remediation..............  7/97 - 11/99        95%
Remediation and testing for automated warehouse equipment
  systems...................................................  7/99 - 12/99        80%
Service provider assessment.................................   1/99 - 8/99       100%

     We have initiated communications with our clients to determine the extent to which our revenues may be vulnerable due to our clients' failure to re-mediate Y2K and not be able to conduct business with us. We are satisfied that our major clients are either appropriately prepared for the Y2K issue or our engagement with them will not be adversely affected by the Y2K issue. However, there can be no guarantee that the systems of our clients, will be timely or properly converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have a material adverse effect on our business.

     We conduct electronic data interchange (EDI) with some of our clients. Approximately half of the clients that we conduct EDI with have converted their EDI transaction sets to Y2K compliant versions. We believe that we will be able to conduct business with all of our partners whether they convert to Y2K compliant versions or not. We believe that the EDI transactions that we use with our clients are not significantly dependent on Y2K compliance and that we will be able to accept transactions as well as send transactions to clients whether they are compliant or not.

     We utilize a significant amount of automation technology in our distribution centers. This year, we undertook an upgrade project to strengthen the reliability of certain components of the automation network in our Memphis distribution facility. We expect this upgrade to be completed by December 15, 1999. This project will also make this network Y2K compliant. All of our other distribution automation has been certified as Y2K compliant by our service providers.

     We, in conjunction with Daisytek, have initiated formal communications with our significant service providers to determine the extent to which we are vulnerable to those third parties' failure to remediate Y2K. However, there can be no guarantee that the systems of our service providers, on which our operations rely, will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our operations, would not have a material adverse effect on our business. We are developing contingency plans to address the risks created by third parties' failure to re-mediate Y2K. These plans include procuring alternative sources of services such as telecommunications and transportation when we are able to conclude that an existing supplier of services will not be Y2K ready. We are scheduled to complete these contingency plans during November 1999.

     The expenses incurred by Daisytek and its subsidiaries (including PFSweb) related to Y2K was approximately $0.5 million during fiscal year 1999 and $0.2 million during the six months ended September 30, 1999. In total, Daisytek's assessment and remediation of Y2K has a budget of approximately $0.8 million, which includes both external costs, such as outside consultants, software and hardware applications, as well as internal costs, primarily payroll related, which are not reported separately.

     Under the most reasonably likely worst case scenario, we do not anticipate more than isolated, temporary disruptions of our operations caused by Y2K failures affecting either our operations or those of our major clients. We expect that our technically trained personnel, working in cooperation with major clients and key service providers, should be able to address Y2K system issues that may arise. To the extent that our systems or those of our key providers are unable to provide services due to Y2K issues, we believe that we may have to use one or more of our contingency plans that would, in the short-term, involve numerous operational inconveniences and inefficiencies that would increase costs and divert management's time and attention from its ordinary business activities. Many risks, however, such as the failure to perform by public utilities, telecommunications providers, and financial institutions, and the impact of the Y2K issue on the economy as a whole, are outside our control and could adversely affect the company and our ability to conduct business. While we believe that we have made a significant effort to address all anticipated risks within our control, this is an event without precedent; consequently, there can be no assurance that the Y2K issue will not have a material adverse impact on our financial condition, operating results, or business.

     There can be no assurance that Y2K remediation by PFSweb, in conjunction with Daisytek, or third parties will be properly and timely completed and failure to do so could have a material adverse effect on PFSweb's financial condition. We cannot predict the actual effects of Y2K, which depend on numerous uncertainties, such as whether major third parties address this issue properly and timely and whether broad-based or systemic economic failures may occur. We are currently unaware of any events, trends, or conditions regarding this issue that may have a material effect on our results of operations, liquidity, and financial position. If Y2K is not resolved by January 1, 2000, our results of operations or financial condition could be materially adversely affected.

INVENTORY MANAGEMENT

     Prior to September 30, 1999, our agreements with IBM were structured as master distributor agreements. The transaction management services we provided for IBM under these agreements included purchasing and reselling IBM product inventory to IBM customers. During the quarter ended September 30, 1999, we have restructured our agreements with IBM so that we will no longer be purchasing or reselling the IBM product inventory. In addition, we have transferred to Daisytek the IBM-related customer accounts receivables, inventory and accounts payable.

SEASONALITY

     The seasonality of our business is dependent upon the seasonality of our clients' business and their sale of their products. Accordingly, our management must rely upon the projections of our clients in assessing quarterly variability. We believe that as our business grows with consumer product clients, our business activity will be more significant in the quarter ended December 31.

     We believe that results of operations for a quarterly period may not be indicative of the results for any other quarter or for the full year.

INFLATION

     Management believes that inflation has not had a material effect on our operations.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that an entity recognize all derivative financial instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be used to hedge certain types of transactions, including foreign currency exposures of a net investment in a foreign operation. Our foreign currency exposure has been primarily related to our Canadian operations. Beginning in the year ended March 31, 1999, the foreign currency risks of PFSweb were considered in Daisytek's corporate risk management program, which included entering into certain forward currency exchange contracts. We did not enter into any such contracts on our own. SFAS No. 133 requires gains or losses on derivatives and hedging instruments to be recorded in other comprehensive income as a part of the cumulative translation adjustment. We are currently evaluating the provisions of SFAS No. 133 and its effect on the accounting treatment of these financial instruments. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, with initial application as of the beginning of an entity's fiscal quarter. Early adoption of the standard is allowed; however, the statement cannot be applied retroactively to financial statements of prior periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are subject to market risk associated with changes in interest rates and foreign currency exchange rates. Interest rate exposure is primarily related to our payable to Daisytek, which amounted to $22.3 million at September 30, 1999. Our effective rate is equal to Daisytek's effective rate on its revolving lines of credit. The interest rates on these revolving lines of credit float with the market. A 50 basis point movement in interest rates would result in an approximately $111,500 annualized increase or decrease in interest expense based on the outstanding balance of our payable to Daisytek at September 30, 1999. A portion of the net proceeds from this offering will be used to repay our payable due to Daisytek. Following our spin-off from Daisytek, we may manage the exposure to interest rate risk through the use of derivative instruments designed to manage risk and minimize interest expense.

     We are subject to market risk associated with changes in foreign currency exchange rates. In order to manage these risks, beginning in the year ended March 31, 1999, our risks were considered in Daisytek's corporate risk management program, which included entering into certain forward currency exchange contracts. We did not enter into any such contracts on our own.

     Currently, our foreign currency exchange rate risk is primarily limited to Canadian dollars. In the future, we believe our foreign currency exchange risk will also include other currencies applicable to certain of our international operations, including the Euro. In order to mitigate foreign currency rate risk, we will consider entering into forward currency exchange contracts to hedge our net investment and long-term intercompany payable balances.

                                    BUSINESS

     PFSweb is an international provider of transaction management services to both traditional and e-commerce companies. Our integrated set of transaction management services enables our clients to focus on their core business, products and services instead of making substantial investments in necessary transaction management systems, facilities and personnel. We offer a broad range of services such as:

     - order management, including handling the complete shopping check-out process and on-line order management;

     - customer care services, including customer care centers integrating voice, e-mail, data and Internet chat communications;

     - billing services, including secure on-line credit card processing, invoicing, credit management and collection;

     - information management, including real-time data interfaces, data exchange services and data mining; and

     - distribution services, including inventory management, product warehousing, order picking and packing, transportation management and product return administration.

     We enable our clients to implement their e-commerce strategies and introduce new products and business programs by providing complete transaction management services, which are seamlessly integrated with our clients' systems and transparent to our clients' customers. Our ability to integrate a broad range of services makes it easier for our clients to outsource these functions to us and provides a faster time to market for their e-commerce business.

INDUSTRY OVERVIEW

     Businesses today operate in an environment of rapid technological advancements, increasing competition and continuous pressure to improve operating efficiency. In response to these developments, two significant trends have emerged. The first is the accelerating use of the Internet to conduct e-commerce in both business-to-business and business-to-consumer applications. The second is the strategic decision of a growing number of companies, in a variety of industries, to outsource one or more business functions that are not within their core business competencies.

E-COMMERCE TREND

     As the Internet has become an increasingly important communications medium, businesses and consumers alike have begun to use the Internet to buy and sell goods and services. According to International Data Corporation, or IDC, the number of users who make purchases over the Web will jump from nearly 31 million in 1998 to more than 182 million in 2003 and the amount of worldwide business-to-business and business-to-consumer commerce conducted over the Web will increase from approximately $50 billion in 1998 to approximately $1.3 trillion in 2003.

     To achieve the full potential of Internet commerce, Forrester Research indicates, collaboration between businesses and government agencies will be essential. They estimate that global Internet commerce sales, including business to consumer, consumer to consumer, business to business, and business to government, will reach $3.2 trillion in 2003 if this collaboration occurs and only $1.8 trillion if business and (globally) governments cannot work together. Forrester Research predicts that in the United States alone, electronic commerce (consumer and business-to-business), will grow from $51 billion in 1998 to near $1.4 trillion in 2003.

     For the manufacturer, e-commerce creates multiple opportunities. The first is the opportunity to sell directly to the end-user customer, bypassing the traditional model of selling to wholesalers and distributors who then resell to mass merchants and other retailers. By selling directly to the end-user customer, the manufacturer can retain a portion of its product revenue which otherwise would have been paid to middlemen in the traditional distribution channel. Direct sales can also provide the manufacturer with valuable end-user customer information, including buying patterns, feature and function preferences and customer support requirements. This information can be used by the manufacturer to design better products, tailor production schedules to meet projected demand and improve overall customer satisfaction. Another opportunity is to use e-commerce to facilitate business-to-business transactions and improve operating efficiencies. Business-to-business e-commerce has the potential to significantly reduce time consuming paperwork and manual procedures, which can eliminate errors and reduce investments in working capital.

     For the traditional retailer, e-commerce offers the opportunity to attract new customers and introduce new merchandise while avoiding substantial investment in physical retail locations. At the same time, consumer preferences and customer data can be compiled and analyzed to spot trends and demographic shifts.

     The development of e-commerce is also giving rise to the "virtual company", a business model which focuses its energies entirely on creative design and sales and marketing by contracting out all other necessary business functions to outsiders. The benefits of e-commerce are leading to rapid growth in the number of Internet commerce sites as well as the rapid development and deployment of new technologies.

     To succeed on-line, companies need an array of capabilities to support their on-line business. Designing an attractive Web page is only the beginning. In order to retain and satisfy their on-line customers, businesses must be able to:

     - accept and process customer orders 24 hours a day, seven days a week;

     - develop an operating and technology infrastructure that can be expanded as volumes increase;

     - administer, on a secure basis, credit card payments and collections;

     - calculate applicable sales tax for numerous taxing authorities and various product types;

     - quickly and courteously respond to customer inquiries by e-mail, phone or fax;

     - pick, pack and ship customer orders promptly and accurately; and

     - process product returns and customer refunds.

     Traditional manufacturers and retailers entering the e-commerce arena must be able to satisfy the expanding needs of on-line customers, which differ from their traditional commerce customers. The efficiency and quality of the on-line shopping experience from accessing product information, ordering and paying for the product to receiving the product and, if necessary, returning the product, are critical elements in successfully implementing e-commerce initiatives.

     These challenges are particularly difficult for the traditional manufacturer whose distribution infrastructure is designed for large pallet sized orders to regional retailer distribution centers, and is not generally equipped to handle high-volume package distribution to individual customers. Similarly, retailers must ensure that their electronic shopping customer is not disappointed by experiencing product distribution problems and delays. Virtual companies, as well, are dependent upon an efficient order processing and distribution system to deliver their products to customers.

     Refer to Note 9 of the Combined Financial Statements for revenues and long-lived assets of PFSweb by geographic area.

OUTSOURCING TREND

     In response to growing competitive pressures and technological innovations, we believe many companies, both large and small, are focusing their critical resources on the core competencies of their business and utilizing third parties to perform non-core business functions. For example, many large companies are turning to third parties to rationalize their cost structure and to deploy under-

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

utilized assets for new business opportunities while many small companies are utilizing third party outsourcing to accelerate their business plans in a cost-effective manner. Outsourcing provides many key benefits, including the ability to:

     - capitalize on skills, expertise and technology infrastructure that would otherwise be unavailable or expensive given the scale of the business;

     - reduce capital and personnel investments and convert fixed investments to variable costs;

     - increase flexibility to meet changing business conditions and demand for products and services;

     - enhance customer satisfaction and gain competitive advantage;

     - improve operating performance and efficiency; and

     - rapidly enter new business markets or geographic areas

As a result, the market for outsourcing services has experienced significant growth. IDC expects that worldwide spending on outsourcing services will grow from nearly $100 billion in 1998 to more than $151 billion in 2003.

     Typically, outsourcing service providers are focused on a single function, such as information technology, call center management, credit card processing, warehousing or package delivery. This focus creates several challenges for companies looking to outsource more than one of these functions, including the need to manage multiple outsourcing service providers, sharing information with service providers and integrating that information into their internal systems. Additionally, the delivery of these multiple services must be transparent to the customer and enable the client to maintain brand recognition and customer loyalty. Further, traditional commerce outsourcers are frequently providers of domestic-only solutions versus the global solutions that we can provide.

THE PFSWEB SOLUTION

     We act as a virtual infrastructure for our clients, which helps them enhance their traditional commerce operations and meet the operational challenges associated with the deployment of their e-commerce initiatives. We believe we offer a unique comprehensive integrated solution which handles the lifecycle of the transaction "from the click of a mouse, to the knock at the house" (SM). This solution enables our clients to focus on their core business, products and services while at the same time quickly and efficiently implementing traditional and e-commerce business initiatives. By utilizing our services, our clients are able to:

     Quickly Capitalize on E-commerce Market Opportunities. Our services enable our clients to rapidly implement their e-commerce strategies and take advantage of e-commerce opportunities without lengthy start-up and integration efforts. Our services allow our clients to deliver consistent quality of service as transaction volumes grow and to handle daily and seasonal peak periods. Through our international locations and capabilities, we enable our clients to use the broad reach of the Internet and e-commerce to sell their products almost anywhere in the world.

     Improve the Customer Experience. We enable our clients to provide their customers with a positive buying experience thereby maintaining and promoting brand loyalty. Through our use of advanced technology, we can respond directly to customer inquiries by e-mail, voice or data communication and assist them with on-line ordering and product information. We believe we offer our clients a "world class" level of service, including 24 hour, seven day a week customer care service centers and nearly 100% order accuracy.

     Minimize Investment and Improve Operating Efficiencies. We provide our clients with access to a wide array of services that cover a broad spectrum of e-commerce transaction management issues, eliminating their need to expend management time and resources to coordinate these services from different providers. By utilizing our services, our clients can capitalize on our economies of scale and expertise to grow their e-commerce business without incurring the substantial fixed costs

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

necessary to create and maintain their own transaction management infrastructure. Our clients also have the flexibility to purchase any or all of our offered services according to their transaction volume and existing transaction management infrastructure so that they do not have to invest scarce capital resources as their business grows.

     Access a Sophisticated Technology Infrastructure. We provide our clients with ready access to a sophisticated technology infrastructure, which is designed to interface seamlessly with their systems. We provide our clients with vital product and customer information which can be immediately available to them on their own systems for use in data mining, analyzing sales and marketing trends, monitoring inventory levels and performing other transaction management functions.

THE PFSWEB STRATEGY

     Our objective is to grow rapidly by being an international provider of business-to-business and business-to-consumer transaction management services for both traditional and e-commerce businesses. The key elements of our business strategy are to:

     Target Clients with Major Brand Names. We intend to aggressively expand our business by targeting brand names who are seeking to enter the e-commerce marketplace or introduce new products or business programs. We believe that the electronic commerce marketplace will be led by companies with major brand names and our focus on these companies will provide us with meaningful opportunities to grow along with our clients' e-commerce initiatives.

     Expand Existing Client Relationships. By providing superior operating results, we believe we can expand relationships with existing clients to serve additional products and business segments and to provide additional services. Our objective is to integrate ourselves as our clients' "virtual infrastructure" so that we become a critical component of their transaction management process across the enterprise. Based upon our clients' needs, we plan to introduce new services to solve e-commerce transaction processing problems as they emerge. We also intend to continue our commitment to invest in state-of-the-art technology, equipment and systems to provide new, high-quality, innovative services to our existing clients and to attract new clients.

     Promote Our PFSweb Brand. We intend to build PFSweb brand awareness by expanding the number of satisfied clients, increasing our advertising in trade journals and other print media and by further participation in trade shows and similar expositions. We also intend to increase our Internet advertising and search engine presence.

     Seek Strategic Alliances and Acquisitions. We intend to pursue strategic alliances with Web site designers, Web hosting services, e-commerce software companies and other providers of Internet related services to assist in developing relationships with major brand names that are entering the e-commerce marketplace. We may also consider acquisitions of synergistic e-commerce businesses in order to offer a complete Internet implementation solution to clients looking to introduce the sale of their products over the Internet.

     Expand Our International Presence. We intend to expand the availability of our services throughout the world so that we can enhance our international e-commerce transaction processing solutions. For example, in response to market opportunities, we intend to expand our multi-lingual call center services and foreign currency order processing.

PFSWEB SERVICES

     We offer a wide range of transaction management services that are tailored to our clients' specific needs to enable them to quickly and efficiently implement their e-commerce and traditional business initiatives. Our services include:

     Order Management. Our order management services include handling the complete shopping cart check-out process for Internet orders as well as phone, fax, e-mail, mail and other order receipt methods. Our systems provide the ability for both our clients and their customers to track the status of orders at any time. Our services are transparent to our clients' customers and are seamlessly integrated with our clients' internal systems and Web sites. By synchronizing our order management technology with our clients' internal systems and Web sites, we can capture and provide critical customer information, including:

     - statistical measurements critical to creating a quality customer experience, including real-time order status, order exceptions, back order tracking, the ratio of customer inquiries to purchases, average order sizes and order response time;

     - detailed marketing information about what was sold and to whom it was sold, including by location and preference; and

     - Web traffic reporting of the number of visits ("hits") received, what areas of the Web site were visited, and what customers asked for on the Web site.

     Customer Care Services. We believe that an important feature of e-commerce is the ability of the customer to talk to a live customer service representative. Our experience is that about 81 percent of consumers tell us that they visited the Web location for information, but only 22 percent of those consumers chose to order in that manner. Our customer care services utilize features that integrate voice, e-mail, data and Internet chat communications to respond to and handle customer inquiries. We currently answer over 10,000 customer calls per day with 95% answered in under 30 seconds, with an average speed of answer of 12 seconds and less than 1% of calls abandoned. Our customer care representatives answer questions in our clients' name regarding orders, shipping, billing, returns and product information as well as a variety of other questions. Our customer care center automatically identifies each customer request and routes it to the available customer care representative who is specially trained in the client's business and products. Our customer care centers are designed so that our customer care representatives can handle many different clients and products, thereby creating economy of scale benefits for our clients. Our advanced technology also enables our representatives to inform customers of other products and sales opportunities for our clients.

     Billing Services. We offer secure credit card processing for our clients, both directly on-line from their Web site as well as through our customer care center. Our credit card processing services offer real-time confirmation of credit card authorization while the customer is in the shopping-cart checkout process or talking to a customer care representative. We are able to calculate sales tax, if applicable, for numerous taxing authorities and on a variety of products. We provide customized computer generated invoices in our clients' names so that our services remain transparent to the customer. We also assist our clients in business-to-business accounts receivable management and collection in accordance with their procedures and guidelines.

     Information Management. We have the ability to communicate with and transfer information to and from our clients through a wide variety of technologies, including real-time data interfaces, file transferring and electronic data interchange. Our systems are designed to capture, store and electronically forward to our clients critical information regarding customer inquiries and orders, product shipments, inventory levels, product returns and other information. We maintain for our clients detailed product master files that can be seamlessly integrated with their Web sites. Our systems are capable of providing our clients with customer and order information for use in analyzing sales and marketing trends and introducing new products. We also offer customized reports or data analyses based upon specific client needs to assist them in their budgeting and business decision process.

     Distribution Services. An integral part of our transaction management services is the warehousing and distribution of inventory owned by our clients. We currently have over one million square feet of warehouse space to store and process our clients' inventory. We receive client inventory in our distribution center, verify shipment accuracy, unpack, inspect for damage and generally stock for sale the same day. On behalf of our clients, we pick, pack and ship their customer orders and can provide customized packaging, inserts and promotional literature for distribution with customer orders. Based upon our clients' needs, we are able to take advantage of a variety of shipping and delivery options, including next day service. Our extensive use of advanced technology and equipment in our distribution centers enable us to generally maintain an order accuracy rate of nearly 100% and, similarly, ship nearly 100% of in-stock orders the same day. In addition, an increasingly important function that we provide for our clients is product return administration. We offer a wide array of product return services for our clients, including issuing return authorizations, receipt of product, crediting credit card accounts, and disposition of returned product.

     During the fiscal quarter ended March 31, 1999, we warehoused, managed and fulfilled over $450 million (on an annualized basis) in client merchandise and transactions. This does not represent our revenue, but rather the revenue of our clients for whom we performed transaction management services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CLIENTS AND MARKETING

     Our target clients include traditional manufacturers of brand name products looking to quickly and efficiently implement e-commerce initiatives or introduce new products or programs, without the burden of modifying or expanding their order processing and distribution infrastructure. We also target retailers seeking to open Web sites to expand their sales without opening new brick and mortar stores and distributors seeking to reduce costs. Our services are available for a variety of industries, including:

     - MANUFACTURERS such as IBM (printer and media supplies), Emtec (formerly BASF Magnetics) (data media and audio visual products), Tektronix (printers and printer supplies), Thomson Consumer Electronics (televisions and consumer electronics), Hewlett-Packard (computer networking equipment) and Nokia (cell phone accessories);

     - RETAILERS such as American Eagle Outfitters (fashion apparel) and Global Sports Interactive (a sporting goods distributor for SportsAuthority.com, AthletesFoot.com, MCSports.com, Sportchalet.com, Sportsandrec.com and other retailers);

     - DISTRIBUTORS such as Daisytek (consumable computer supplies), ISA Ltd. (computer and office supplies in Western Europe); and

     - INTERNET COMMERCE SITES such as RCA.com (television sets and consumer electronics), Lyrazone.com (MP3 players), NokiaUSA.com (cell phone accessories), BargainBid.com (on-line auction) and YardMart.com (lawn and garden products).

     During the six month period ended September 30, 1999, we also provided services for Encad, Inc., Apple Computer (Apple Supplies Express) and Exabyte Corporation (although this represented collectively approximately 1% of our total revenue for such period).

     We reach these clients through a direct sales force, telemarketing, trade shows, trade journal advertising, our Web site and direct mail programs. We also pursue strategic marketing alliances with Web design firms and e-commerce consultants to provide referrals and customer leads.

     Our direct sales force is comprised of dedicated sales professionals whose compensation is tied to their ability to expand our relationships with existing clients and attract new clients. We also employ highly trained implementation managers whose responsibilities include the oversight and supervision of client projects and maintaining high levels of client satisfaction.

     All of our product revenue for fiscal 1999 was generated by sales of product purchased under master distributor agreements with IBM. On an historical basis, Daisytek accounted for 13% of our

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

total product revenues in fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Financial Performance."

TECHNOLOGY

     We maintain advanced management information systems and have automated most key business functions using on-line, real time systems. These systems enable us to provide our clients with information concerning sales, inventory levels, customer payments and other operations that are essential for our clients to efficiently manage their electronic commerce business programs. Our systems are designed to scale rapidly to handle the transaction processing demands of our clients.

     We employ technology from a selected group of partners. For example, we use IBM AS/400 and Netfinity servers to run both Web site functions as well as order management and distribution functions, and we use Lucent Technologies for telephone switch and call center management functions. We also use Lucent Technologies for our Web enabled customer care center to interact with customers with voice, e-mail or chat and to communicate with the customer by sharing Web pages between the customer and our customer service representative. The ability to process voice, data and video synchronously on the same line is becoming very effective. We have just begun to implement these technologies in our call centers. We have seen our clients interested in using this technology to allow shoppers the ability to consult with known experts prior to purchasing. Our sophisticated computer-telephony integration has been accomplished by combining systems software from IBM and Lucent Technologies together with our own application development. We use AT&T for our private enterprise network and long distance carrier. We use J.D. Edwards as the software provider for the primary applications that we use in our operational areas and financial areas. We use Rapistan/Demag for our warehouse management, automated conveyor and "pick-to-light" (inventory retrieval) systems and Telxor for our warehouse radio frequency (RF) applications.

     We have developed proprietary technology that is specifically targeted at quickly integrating and synchronizing our systems with those of our clients with a high degree of accuracy and reliability. We can track information sent to us by the client as it moves through our systems in the same manner a package would be tracked by a carrier throughout the delivery process. Our systems enable us to trace at a detailed level what information was received, when it was received, any errors or special handling that had to take place to process it and what was sent back to the client. We have also developed proprietary electronic interfaces that we provide to the client or their selected Web developer to easily integrate their Web site with our systems. These tools allow for efficient customized integration with our client and powerful real-time Web site transaction processing. The implementation of these systems allows us to offer an advanced suite of electronic commerce tools to our clients so that we can communicate with their computer systems and automatically process, send and receive orders, customer data and other information. We have not applied for copyright or patent protection for our proprietary technology, although we may do so in the future.

     We have also invested in advanced telecommunications, computer telephony, electronic mail and messaging, automated fax technology, barcode scanning, wireless technology, fiber optic network communications and automated inventory management systems. We have also developed and utilize telecommunications technology that provides for automatic customer call recognition and customer profile recall for inbound customer service representatives.

     Our systems development team consists of over 35 information technology professionals whose primary responsibility is directed at implementing custom solutions for new clients and maintaining existing client relationships. Our development team can also produce proprietary systems infrastructure to expand our capabilities in circumstances where we cannot purchase standard solutions from commercial providers. We also utilize temporary resources when needed for additional capacity.

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

     Our information technology operations and infrastructure are built on the premise of reliability and scalability. We maintain diesel generators and uninterruptible power supply equipment to provide constant availability to computer rooms, call centers and warehouses. Multiple Internet service providers and redundant Web servers provide for a high degree of availability to Web sites that interface with our systems. Capacity planning and upgrading is performed regularly to allow for quick implementation of new clients and avoid time-consuming infrastructure upgrades that could slow growth rates. We also have a disaster recovery plan for our information systems and maintain a "hot site" under contract with a major provider.

COMPETITION

     Many companies offer, on an individual basis, one or more of the same services we do, and we face competition from many different sources depending upon the type and range of services requested by a potential client. Our competitors include vertical outsourcers, which are companies that offer a single function, such as call centers, public warehouses or credit card processors, and many of these companies have greater capabilities than we do for the function they provide. We also compete against transportation logistics providers who offer product management functions as an ancillary service to their primary transportation services. In many instances, our competition is the in-house operations of our potential clients themselves. The in-house operations departments of potential clients often believe that they can perform the same services we do, while others are reluctant to outsource business functions which involve direct customer contact. We cannot be certain that we will be able to compete successfully against these or other competitors in the future.

     Although many of our competitors can offer one or more of our services, we believe our primary competitive advantage is our ability to offer a wide array of services that cover a broad spectrum of electronic commerce transaction management functions, including order processing and shipment, credit card payment and customer service, thereby eliminating any need for our clients to coordinate these services from different providers. We believe we are unique in offering our clients a "virtual infrastructure" to handle all of their order processing, customer care service, billing, information management and product warehousing and distribution needs.

     We also compete on the basis of certain additional factors, including:

     - operating performance and reliability;

     - ease of implementation and integration; and

     - price.

     We believe that we presently compete favorably with respect to each of these factors. However, the market for our services is becoming more competitive and still evolving, and we may not be able to compete successfully against current and future competitors.

FACILITIES

     In the U.S., we operate a nearly one million square foot central distribution complex in Memphis, Tennessee. This complex is located approximately four miles from the Memphis International Airport, where both Federal Express and United Parcel Service operate large hub facilities. This complex contains computerized sorting equipment, powered material handling equipment, scanning and bar-coding systems and automated conveyors, in-line scales and digital cameras to photograph shipment contents for automatic accuracy checking. Our Memphis facility was recently showcased as the Distribution Center of the Month by a leading trade journal for the distribution and material handling industry.

     Our receiving and material handling system in our Memphis distribution complex includes several advanced technology enhancements, including radio frequency technology in product receiving processing to ensure accuracy, an automated package routing system and a "pick to light" paperless order picking system. Our advanced distribution systems provide us with the capability to currently warehouse an extensive number of stock keeping units (SKUs) for our clients ranging from high-end laser printers to wide-leg blue jeans, while at the same time retaining the ability to pick, pack and ship single SKUs to individual customers in fulfillment of customer orders.

     We recently opened a new 150,000 square foot distribution center in Liege, Belgium, which has many of the same advanced distribution systems and equipment as in our Memphis complex.

     In order to provide operations in international locations, our transitional agreement with Daisytek will provide for our use of its regional customer service, warehouse and distribution facilities in Toronto and Vancouver, Canada; Mexico City, Mexico; Sydney, Australia; Singapore; and Miami, Florida, to service the Latin American market. We presently plan to establish our own customer service and warehouse and distribution facility in Toronto.

     We operate customer service centers in Memphis, Tennessee; Plano, Texas; Toronto, Canada; and Maastricht, The Netherlands. Our call center technology permits the automatic routing of calls to available customer service representatives in several of our call centers.

     All of our facilities are leased and the material lease agreements contain one or more renewal options.

PERSONNEL AND TRAINING

     Our success in recruiting, hiring and training large numbers of skilled employees and obtaining large numbers of hourly employees during peak periods for distribution and call center operations is critical to our ability to provide high quality distribution and support services. Call center representatives and distribution personnel receive feedback on their performance on a regular basis and, as appropriate, are recognized for superior performance or given additional training. Generally, our clients provide specific product training for our customer service representatives and, in certain instances, on-site client personnel to provide specific technical support. To maintain good employee relations and to minimize employee turnover, we offer competitive pay, hire primarily full-time employees who are eligible to receive a full range of employee benefits, and provide employees with clear, visible career paths.

     As of October 15, 1999, we had 411 employees. We currently anticipate that, upon completion of this offering, approximately 262 Daisytek employees will be transferred to us. We are not a party to any collective bargaining agreements, and we have never suffered an interruption of business as a result of a labor dispute. We consider our relationship with our employees to be good.

REGULATION

     Our business may be affected by current and future governmental regulation. For example, the Internet Tax Freedom Act bars state and local governments from imposing taxes on Internet access or that would subject buyers and sellers of electronic commerce to taxation in multiple states. This act is in effect through October 2000. When the act expires or if the act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments, thereby discouraging purchases over the Internet and adversely affecting the market for our services.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below are the names and positions of our executive officers and directors. We currently expect to appoint additional directors following the spin-off.

                        NAME                           AGE                  POSITION
                        ----                           ---                  --------
Mark C. Layton.......................................  40   Chairman of the Board, President and
                                                              Chief Executive Officer
Christopher Yates....................................  44   Executive Vice President, Chief Sales and
                                                              Marketing Officer and Director
Steven S. Graham.....................................  47   Executive Vice President, Chief
                                                            Information Officer
Thomas J. Madden.....................................  38   Executive Vice President, Treasurer,
                                                            Chief Financial and Accounting Officer
C. Clifford Defee....................................  40   Vice President -- Operations and Client
                                                              Solutions, Chief Operating Officer
Martin L. Anderson...................................  34   Vice President -- Customer Satisfaction
Lindsley D. Medlin Jr. ..............................  35   Vice President, Managing Director (PFS
                                                              Europe)
Scott R. Talley......................................  35   Vice President -- International
                                                            Distribution
Harvey H. Achatz.....................................  58   Vice President -- Administration and
                                                              Secretary
James R. Powell......................................  38   Director
Timothy M. Murray....................................  47   Director
Peter P. J. Vikanis..................................  48   Director
James F. Reilly......................................  40   Director

     Mark C. Layton, has served as Chairman of the Board, President and Chief Executive Officer of PFSweb since its inception. Mr. Layton also serves as President, Chief Executive Officer and Chief Operating Officer of Daisytek, positions he has held since 1997, and as a Director, a position he has held since 1988. Mr. Layton was recently appointed as Chairman of the Board of Daisytek. Mr. Layton served as President, Chief Operating Officer and Chief Financial Officer of Daisytek from 1993 to April 1997, as Executive Vice President from 1990 to 1993 and as Vice President -- Operations from 1988 to 1990. Prior to joining Daisytek, Mr. Layton served as a management consultant with Arthur Andersen & Co., S.C. for six years through 1988 specializing in wholesale and retail distribution and technology. Mr. Layton also serves as a Director of ISA International plc ("ISA"), a distributor of computer supplies in Western Europe, and uBid, Inc., an Internet auction company.

     Christopher Yates has served as Executive Vice President, Chief Sales and Marketing Officer and Director of PFSweb since its inception. Mr. Yates also serves as Senior Vice President -- Business Development of Daisytek, a position he has held since 1996, with primary responsibility for PFS. Mr. Yates also serves as a Director of Daisytek, a position he has held since 1995. Mr. Yates served as Vice President -- Business Development of Daisytek from November 1995 to February 1996, as Vice President -- Marketing from January 1994 to November 1995, as Vice President -- Sales from 1988 to 1994 and in various other sales capacities for Daisytek since 1982.

     Steven S. Graham has served as Executive Vice President and Chief Information Officer of PFSweb since its inception. Mr. Graham also serves as Senior Vice President of Information Technologies and Chief Information Officer of Daisytek, a position he has held since 1996. Prior to joining Daisytek, Mr. Graham was employed by Ingram Micro, a major microcomputer distributor. Mr. Graham has over 26 years of experience in the information-technology field.

     Thomas J. Madden has served as Executive Vice President, Treasurer, Chief Financial Officer and Chief Accounting Officer of PFSweb since its inception. Mr. Madden also serves as Chief Financial Officer of Daisytek, a position he has held since July 1997 and serves as Vice President -- Finance, Treasurer and as Chief Accounting Officer of Daisytek, positions he has held since November 1994, March 1994 and 1992, respectively. From 1992 to 1994 he also served as Controller of Daisytek. From 1983 to 1992, Mr. Madden served in various capacities with Arthur Andersen & Co., S.C., including financial consulting and audit manager.

     C. Clifford Defee has served as Vice President -- Operations and Client Solutions and Chief Operating Officer of PFSweb since its inception. Mr. Defee also serves as Vice President -- Operations of PFS, a position he has held since January 1997. From 1984 to 1997, Mr. Defee served as a management consultant with Andersen Consulting, LLP specializing in retail distribution.

     Martin L. Anderson has served as Vice President -- Customer Satisfaction of PFSweb since its inception. Mr. Anderson also serves as Vice President -- Call Center Operations of PFS, a position he has held since March 1998, and has served in various other capacities for Daisytek since 1990.

     Lindsley D. Medlin Jr. has served as Vice President and Managing Director (PFS Europe) of PFSweb since its inception. Mr. Medlin also serves as Director and Managing Director of PFS Europe, a position he has held since December 1998, and has served in various other capacities for Daisytek since 1988.

     Scott R. Talley has served as Vice President -- International Distribution for PFSweb since its inception. Mr. Talley also serves as Vice
President -- Distribution of PFS, a position he has held since April 1999, and has served in various other capacities for Daisytek since 1991.

     Harvey H. Achatz has served as Vice President -- Administration and Secretary of PFSweb since its inception. Mr. Achatz also serves as Vice President -- Administration and Secretary of Daisytek, positions he has held since 1993 and 1984, respectively, and served as Vice President -- Finance from 1985 to 1993, as Controller from 1981 to 1985 and as a Director from 1984 to 1990.

     James R. Powell has served as a Director of PFSweb since its inception. Mr. Powell also serves as a Director and Senior Vice President -- Sales and Marketing of Daisytek, a position he has held since 1996. Mr. Powell has served as Vice President -- Sales of Daisytek from 1992 to 1996 and in various other sales capacities from 1988 to 1992. Prior to joining Daisytek, Mr. Powell was engaged in various sales and marketing activities. Mr. Powell is a non-employee director.

     Timothy M. Murray has served as a Director of PFSweb since its inception. Mr. Murray also serves as a Director of Daisytek, a position he has held since 1991. Mr. Murray is a Principal of William Blair & Company, L.L.C., an investment banking firm he joined in 1979. Mr. Murray is also a director of MedE America Corporation, a healthcare transaction processor, and several privately held corporations. Mr. Murray is a non-employee Director.

     Peter P. J. Vikanis has served as a Director of PFSweb since its inception. Mr. Vikanis also serves as a Director of Daisytek, a position he has held since 1996. Mr. Vikanis served as Chief Operating Officer of ISA from 1991 to 1995, as a director of ISA from 1979 to 1995, and also served in various management capacities at ISA from 1971 to 1991. Mr. Vikanis presently serves as a non-Executive Director of ISA. Mr. Vikanis is a non-employee Director.

     James F. Reilly has served as a Director of PFSweb since its inception. Mr. Reilly also serves as a Director of Daisytek, a position he has held since October 1998. Mr. Reilly is a Managing Director of Hambrecht & Quist LLC . Mr. Reilly was previously a Managing Director in the Technology Group of Warburg Dillon Read, the global investment banking division of UBS AG. Mr. Reilly was associated with Warburg Dillon Read or one of its predecessor companies from 1983 to 1999 and specialized in corporate finance advisory work for a broad range of technology companies, including distribution companies. Mr. Reilly is a non-employee Director.

     Each officer serves at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers.

     We currently expect that, upon completion of the spin-off, our executive officers will no longer serve as officers of Daisytek, although we currently expect that Messrs. Layton and Yates will remain as directors of Daisytek.

BOARD STRUCTURE AND COMMITTEES

     Our Board is divided into three classes serving staggered terms. After an initial transition period, directors in each class will be elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class will stand for election as their terms of office expire. Presently, Messrs. Reilly and Vikanis are designated as Class I directors, with their terms of office expiring in 2000; Messrs. Powell and Yates are designated as Class II directors, with their terms of office expiring in 2001; and Messrs. Murray and Layton are designated as Class III directors, with their terms of office expiring in 2002. We presently expect that, prior to or following the spin-off, our Board may appoint as Class II or Class III directors one or more additional outside directors who are not employed by Daisytek.

     We have two standing committees: an Audit Committee and a Compensation Committee. Messrs. Murray and Vikanis have been appointed as the initial members of the Audit Committee, and Messrs. Reilly and Murray have been appointed as the initial members of the Compensation Committee. As additional persons join our Board following the spin-off, it is possible that membership on some of these committees may be modified.

     The Audit Committee will select the independent public accountants to audit our annual financial statements and will establish the scope and oversee the annual audit. The Compensation Committee will determine the compensation for employee directors and, after receiving and considering the recommendation of our Chief Executive Officer and the President, all officers of the company and any other employee that the Compensation Committee may designate from time to time and will approve and administer employee stock option and incentive plans. Our Board may establish other committees from time to time to facilitate the management of the business and affairs of our company.

NON-EMPLOYEE DIRECTOR COMPENSATION; STOCK OPTION AND RETAINER PLAN

     Each non-employee director receives an annual director's fee of $20,000 for each year in which he or she serves as a director. Non-employee directors do not receive additional Board or Committee meeting fees.

     We have also adopted a Non-Employee Director Stock Option and Retainer Plan to help attract and retain non-employee directors. There are 250,000 shares of our common stock reserved for issuance under the Plan. The Plan is administered by our Board of Directors or a committee appointed by the Board. Under the Plan, following the completion of the spin-off and subject to certain conditions, each non-employee director may elect to receive payment of his or her director's fees in shares of common stock in lieu of cash. In addition, each non-employee director received, as of the date of the adoption of the Plan, an option to purchase 35,000 shares of common stock with an exercise price of $10.45 per share. The Plan also provides for the future issuance to each non-employee director of options to purchase 10,000 shares of common stock as of the date of each annual meeting of stockholders.

     All options issued under the Plan are non-qualified options for federal income tax purposes and have an exercise price equal to the fair market value of a share of common stock as of the date of grant. All options have a ten year term and are subject to a one year vesting schedule, except that any options issued prior to the effective date of the spin-off, including the initial option grant, have no vesting for three years, subject to acceleration, in part, upon completion of the spin-off.

Generally, unless the Plan administrator otherwise provides, options are non-transferable other than by will or the laws of descent and distribution. At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting our common stock, the Plan administrator will make appropriate adjustments to the exercise price, number and kind of shares to be issued under the Plan and any outstanding options. Unless terminated earlier, the Plan will terminate ten years from its adoption, and no stock options will be granted after the Plan terminates. Our board of directors has the authority to amend, modify, suspend or terminate the Plan at any time.

     Directors who are also employees of PFSweb receive no remuneration for serving as directors or committee members.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of our stock is currently owned by Daisytek, and, thus, none of our officers or directors own any of our common stock. To the extent any of our directors and officers own shares of Daisytek common stock at the time of the spin-off, they will participate in the spin-off on the same terms as other holders of Daisytek common stock. We have adopted the stock option plans described in this prospectus and certain of our officers and directors hold options to purchase shares of our common stock.

     The following table sets forth the number of shares of Daisytek common stock beneficially owned on October 15, 1999 by each director and executive officer and all directors and executive officers of PFSweb as a group. Applicable percentage ownership is based on 17,173,452 shares of Daisytek common stock outstanding on October 15, 1999.

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 15, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Except as otherwise noted, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.

                                                                                 PERCENT OF
                                                             NUMBER OF           OUTSTANDING
                         NAME                            SHARES OF DAISYTEK    DAISYTEK SHARES
                         ----                            ------------------    ---------------
Mark C. Layton(1)......................................        333,038               1.9%
Christopher Yates(2)...................................         89,951             *
Steven S. Graham(3)....................................         38,445             *
Thomas J. Madden(4)....................................         88,154             *
C. Clifford Defee(5)...................................          6,121             *
James R. Powell(6).....................................         37,620             *
Timothy M. Murray(7)...................................         83,401             *
Peter P.J. Vikanis(8)..................................          9,722             *
James F. Reilly........................................          7,111             *
Martin L. Anderson(9)..................................         17,130             *
Lindsley D. Medlin Jr.(10).............................         36,700             *
Scott R. Talley(11)....................................          9,163             *
Harvey H. Achatz(12)...................................         64,427             *
                                                             ---------              -----
All directors and executive officers as a group (13
  persons)(13).........................................        820,983               4.7%

-------------------------

  *  Represents less than 1%

 (1) Includes outstanding options to purchase 116,864 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 465,686 shares of common stock, which are not vested or exercisable.

 (2) Includes outstanding options to purchase 88,951 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 258,093 shares of common stock, which are not vested or exercisable.

 (3) Includes outstanding options to purchase 35,445 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 210,857 shares of common stock, which are not vested or exercisable.

 (4) Includes outstanding options to purchase 64,978 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 210,758 shares of common stock, which are not vested or exercisable.

 (5) Includes outstanding options to purchase 6,121 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 111,118 shares of common stock, which are not vested or exercisable.

 (6) Includes outstanding options to purchase 37,620 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 362,213 shares of common stock, which are not vested or exercisable.

 (7) Includes outstanding options to purchase 2,690 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 4,788 shares of common stock, which are not vested or exercisable.

 (8) Includes outstanding options to purchase 2,690 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 4,788 shares of common stock, which are not vested or exercisable.

 (9) Includes outstanding options to purchase 16,380 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 87,267 shares of common stock, which are not vested or exercisable.

(10) Includes outstanding options to purchase 27,887 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 82,663 shares of common stock, which are not vested or exercisable.

(11) Includes outstanding options to purchase 9,163 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 73,125 shares of common stock, which are not vested or exercisable.

(12) Includes outstanding options to purchase 8,649 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase 11,215 shares of common stock, which are not vested or exercisable.

(13) Includes outstanding options to purchase an aggregate of 417,438 shares of common stock, which are fully vested and exercisable. Does not include outstanding options to purchase an aggregate of 1,882,571 shares of common stock, which are not vested or exercisable.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information for the chief executive officer and the four other executive officers of PFSweb who, based on salary and bonus compensation from Daisytek and its subsidiaries, were the most highly compensated officers of PFSweb for fiscal year 1999. All information set forth in this table reflects compensation earned by such individuals for services with Daisytek and its subsidiaries for fiscal 1999. These individuals and Daisytek have entered into severance agreements with respect to their employment by Daisytek. Under these agreements, upon a change in control of Daisytek, the vesting schedule for all Daisytek stock options then held by such individuals will be accelerated. In addition, upon termination of employment (other than for cause) these individuals will be entitled to a severance payment equal to twice their then total compensation.

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                             COMPENSATION
                                                                AWARDS
                                                             ------------
                                                              NUMBER OF
                                   ANNUAL COMPENSATION        SECURITIES
NAME AND POSITION WITH          --------------------------    UNDERLYING       ALL OTHER
DAISYTEK                        YEAR    SALARY     BONUS       OPTIONS      COMPENSATION(1)
----------------------          ----   --------   --------   ------------   ---------------
Mark C. Layton................  1999   $337,819   $175,160     412,080          $18,063
  President, Chief Executive    1998    319,599    269,196     122,836            9,731
  and Operating Officer         1997    299,013    222,900      69,832            8,458
Christopher Yates.............  1999    263,361     57,803     222,026            9,534
  Senior Vice President --      1998    248,454     88,835      84,742            6,088
  Business Development          1997    232,200     73,557      41,120            5,004
Steven S. Graham..............  1999    200,950     57,803     186,302            9,489
  Senior Vice President --      1998    189,491     88,835      60,000           37,829
  Information Technologies      1997     78,268     32,439      50,000            5,610
  and Chief Information
     Officer
Thomas J. Madden..............  1999    124,000     35,032     185,980            5,638
  Vice President -- Finance,    1998    124,000     53,839      60,350            5,569
  Chief Financial and           1997    118,000     22,900      33,174            4,618
  Accounting Officer
C. Clifford Defee.............  1999    175,926         --     110,139              344
  Vice President -- PFS         1998    146,091         --       8,000              165

-------------------------

(1) Represents compensation in respect of one or more of the following: personal use of automobiles; life insurance premiums paid for the benefit of the named executive officer; tax return preparation services; personal travel expenses and relocation costs.

GRANT OF DAISYTEK STOCK OPTIONS IN FISCAL 1999

     The following table sets forth information with respect to grants of stock options to purchase shares of Daisytek common stock during fiscal 1999 to the named executive officers reflected in the Summary Compensation Table. Unless exercised prior thereto, the options to purchase Daisytek common stock reflected below will be replaced with options to purchase PFSweb common stock in connection with the completion of the spin-off. See "Substitute Stock Options."

                                      INDIVIDUAL GRANTS
                       ------------------------------------------------     POTENTIAL REALIZABLE
                                    % OF TOTAL                                VALUE AT ASSUMED
                       NUMBER OF     OPTIONS                                ANNUAL RATES OF STOCK
                       SECURITIES   GRANTED TO                             PRICE APPRECIATION FOR
                       UNDERLYING   EMPLOYEES    EXERCISE                      OPTION TERMS(2)
                        OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   -------------------------
NAME                    GRANTED        YEAR        SHARE      DATE(1)         5%            10%
----                   ----------   ----------   ---------   ----------   ----------     ----------
Mark C. Layton.......    52,080         1.9%      $22.88       6-18-08    $  749,221     $1,898,673
                        360,000        13.0        12.88      12-15-08     2,914,927      7,386,996
Christopher Yates....    42,026         1.5        22.88       6-18-08       604,585      1,532,136
                        180,000         6.5        12.88      12-15-08     1,457,463      3,693,498
Steven S. Graham.....    36,302         1.3        22.88       6-18-08       522,239      1,323,457
                        150,000         5.4        12.88      12-15-08     1,214,553      3,077,915
Thomas J. Madden.....    35,980         1.3        22.88       6-18-08       517,607      1,311,718
                        150,000         5.4        12.88      12-15-08     1,214,553      3,077,915
C. Clifford Defee....    20,139         0.7        22.88       6-18-08       289,719        734,205
                         90,000         3.2        12.88      12-15-08       728,732      1,846,749

-------------------------

(1) Options expiring in June 2008 are subject to a three year cumulative vesting and options expiring in December 2008 are subject to a four or five year cumulative vesting schedule.

(2) These are hypothetical values using assumed annual rates of stock price appreciation as prescribed by the rules of the SEC.

EXERCISES OF DAISYTEK STOCK OPTIONS AND FISCAL YEAR-END OPTION VALUES

     The following table shows aggregate exercises of options to purchase Daisytek common stock in fiscal 1999 by the executive officers named in the Summary Compensation Table above. Unless exercised prior thereto, the unexercised options reflected below will be replaced with options to purchase PFSweb common stock in connection with the completion of the spin-off. See "Substitute Stock Options."

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                            NUMBER OF                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                             SHARES                        AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME              EXERCISE     RECEIVED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   -----------   -----------   -------------   -----------   -------------
Mark C. Layton...........        --             --       66,060         516,490       $403,491      $1,780,691
Christopher Yates........        --             --       52,987         294,057        329,330         972,128
Steven S. Graham.........        --             --        9,000         237,302         37,125         772,875
Thomas J. Madden.........    20,726       $440,285       38,458         237,278        239,506         774,104
C. Clifford Defee........       900         11,700          300         116,939          1,238         365,550

-------------------------

(1) Calculated by determining the difference between $16 5/8 (the last sale price of the Daisytek common stock on March 31, 1999 as reported by the Nasdaq National Market) and the exercise price of the shares of Daisytek common stock underlying the options.

(2) Calculated by determining the difference between the last sale price of the Daisytek common stock on the date of exercise as reported by the Nasdaq National Market and the exercise price.

PFSWEB STOCK OPTION AND INCENTIVE PLANS

     We have adopted, with the approval of Daisytek in its capacity as the sole stockholder of PFSweb, the PFSweb Employee Stock Option Plan and the PFSweb Annual Incentive Plan. These plans will be administered by the Compensation Committee.

Employee Stock Option Plan

     The Employee Stock Option Plan provides for the grant of stock options to all officers and full-time employees of PFSweb who are eligible to participate. The purpose of the Plan is to further our growth, development and financial success by providing incentives to our officers and employees by assisting them to become owners of our common stock. An aggregate of 5,750,000 shares of common stock are reserved for issuance to employees under the Plan, which includes substitute stock options which will be issued in replacement of outstanding Daisytek stock options. See "Substitute Stock Options."

     The Plan is administered by a committee of the Board of Directors (the "Stock Option Committee"). The Stock Option Committee consists of two or more Directors, appointed by and holding office at the pleasure of the Board of Directors. The Board may, and currently intends, to limit the members of the Stock Option Committee to Directors who are both "non-employee directors", as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and "outside directors", as defined in Section 162(m) of the Internal Revenue Code. The Stock Option Committee has complete authority and discretion to determine from among eligible persons those to whom options will be granted and the number and terms of such options. The Board has authorized the Compensation Committee to serve as the Stock Option Committee.

     The Plan provides for the granting of both incentive stock options and non-qualified stock options under the Code. The exercise price of options granted under the Plan may not be less than 100% of the fair market value on the date of the grant, except that incentive stock options granted to individuals owning more than ten percent of the total combined voting power of PFSweb may not have an exercise price less than 110% of the fair market value on the date of grant. The Plan gives the Stock Option Committee complete discretion as to the times at which the options are exercisable, provided that such options must expire no later than ten years from the date of grant.

     Options are exercisable at such times and in such installments (which may be cumulative) as the Stock Option Committee may provide in the terms of each individual option. Generally, options granted under the Plan are expected to be subject to multi-year cumulative vesting schedules as shall be determined by the Stock Option Committee, in its discretion.

     The Plan permits the Stock Option Committee to authorize and approve the issuance of immediately exercisable options to purchase restricted stock subject to restrictions on transfer and forfeiture, and, subject to such terms and conditions as the Stock Option Committee shall determine in its sole discretion, the acceptance of promissory notes and/or shares of our common stock (whether issued upon exercise of outstanding options or otherwise) in payment of the option exercise price (or applicable taxes arising in connection therewith). Generally, options issued under the Plan are non-transferable other than by will or the laws of descent and distribution, except that the Stock Option Committee may approve the transferability of non-qualified options to family members and family trusts of option holders or other transferees.

     At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting our common stock, the Stock Option Committee will make appropriate adjustments to the exercise price, number and kind of shares to be issued under the Plan and any outstanding options. Unless terminated earlier, the Plan will terminate ten years from its adoption, and no stock options will be granted after the Plan terminates. Our board of directors or the Stock Option Committee has the authority to amend, modify, suspend or terminate the Plan at any time, subject to any requirement of stockholder approval under the Code or other applicable law.

     There are currently an aggregate of 1,201,500 options outstanding under the Employee Stock Option Plan that are held by an aggregate of 193 officers and employees. All of these options have a weighted average exercise price of $10.52 per share and are subject to a three year vesting schedule, under which no options vest for three years, subject to acceleration, in part, upon completion of the spin-off. The following table sets forth information with respect to grants of stock options under the Employee Stock Option Plan to the named executive officers reflected in the Summary Compensation Table.

                                      INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                       ------------------------------------------------     VALUE AT ASSUMED
                                    % OF TOTAL                               ANNUAL RATES OF
                       NUMBER OF     OPTIONS                                   STOCK PRICE
                       SECURITIES   GRANTED TO                                APPRECIATION
                       UNDERLYING   EMPLOYEES    EXERCISE                  FOR OPTION TERMS(1)
                        OPTIONS     IN FISCAL    PRICE PER   EXPIRATION   ---------------------
NAME                    GRANTED        YEAR        SHARE        DATE         5%         10%
----                   ----------   ----------   ---------   ----------   --------   ----------
Mark C. Layton.......    90,000        7.5%       $10.45       7-1-09     $591,475   $1,498,915
Christopher Yates....    85,000        7.1         10.45       7-1-09      558,616    1,415,642
Steven S. Graham.....    75,000        6.2         10.45       7-1-09      492,896    1,249,096
Thomas J. Madden.....    85,000        7.1         10.45       7-1-09      558,616    1,415,642
C. Clifford Defee....    80,000        6.7         10.45       7-1-09      525,756    1,332,369

-------------------------

(1) These are hypothetical values using assumed annual rates of stock price appreciation as prescribed by the rules of the SEC.

Substitute Stock Options

     In connection with the completion of the spin-off, all Daisytek stock options held by Daisytek employees who are transferred to PFSweb will be replaced with options to acquire a number of shares of our common stock equal to the number of shares of Daisytek common stock subject to such Daisytek stock option as of the date of the completion of the spin-off, multiplied by the Ratio described below, rounded down to the nearest whole share. The per share exercise price of such replaced stock option will equal the per share exercise price of such Daisytek stock option divided by the Ratio.

     The "Ratio" means the amount determined by dividing:

     - the average of the daily high and low per share prices of the Daisytek common stock, as reported in The Wall Street Journal, during the three trading days ending on the record date established by the Daisytek Board of Directors for the spin-off; by

     - the average of the daily high and low per share prices of the PFSweb common stock, as reported by The Wall Street Journal, for the three trading days commencing on the day after such record date.

     Substantially all of the other terms and conditions of each substitute stock option, including the time or times when, and the manner in which, each option will be exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that will apply in the event of the termination of employment of the employee, the events, if any, that may give rise to an employee's right to accelerate the vesting or the time or exercise thereof and the vesting provisions, will be the same as those of the replaced Daisytek stock option.

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

     It is not possible at this time to specify how many shares of our common stock will be subject to substitute stock options in replacement of Daisytek stock options. We expect that some Daisytek stock options may be exercised, some will vest and other Daisytek stock options could be terminated, prior to the date of the completion of the spin-off. In addition, the Ratio will not be known until the time of the spin-off. Our stockholders, are, however, likely to experience some dilutive impact from the above-described adjustments.

Annual Incentive Plan

     Officers and certain other key employees of PFSweb will be eligible to participate in the Annual Incentive Plan. The Compensation Committee may delegate authority to the PFSweb Board to determine individual awards to key employees who are not officers of PFSweb. The Plan provides for the opportunity to grant cash awards based upon the achievement of certain target levels of performance.

     Under the Plan, at the beginning of each year, the Compensation Committee is authorized, but not required, to establish a targeted performance level at which a target performance award may be earned, with a threshold or minimum performance level below which no award will be paid, and a maximum level beyond which no additional amounts will be paid, and to establish the corresponding minimum and maximum awards. In determining the performance criteria applicable to any grant of awards, the Compensation Committee may use one or more business criteria it deems appropriate. The Plan is discretionary, and the Compensation Committee or the Board may elect not to grant any awards in any year.

     The percentage of each target performance award which will become a final award and be paid to the employee will be determined by the Compensation Committee on the basis of the performance goals established and the related performance achieved, as well as the employee's individual performance during the period. Final awards actually paid to an employee may be less than or greater than 100% of the target award. Final awards may be subject to a vesting schedule established by the Compensation Committee. The Compensation Committee may delegate authority to the PFSweb Board to determine individual final awards for employees who are not officers or key employees, subject to a maximum amount approved by the Compensation Committee.

     Subject to certain exceptions, the Compensation Committee generally has the power and authority to amend, modify, suspend or terminate the Plan.

     No awards have been granted under the Plan, nor has the Compensation Committee established any targeted performance levels for 1999 or for any year thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

     The members of our Compensation Committee are Messrs. Reilly and Murray, who also serve as the members of the Compensation Committee of Daisytek.

                              CERTAIN TRANSACTIONS

     The separation of PFSweb from Daisytek will be effected pursuant to a Master Separation Agreement and other ancillary agreements that will govern various interim and ongoing relationships between us and Daisytek. These agreements relate to this offering and the spin-off, our provision of transaction management services to Daisytek, tax matters and the provision of certain interim services. These agreements also require us to cooperate with Daisytek to complete the spin-off and provide for registration rights for Daisytek in the event the spin-off is not completed or is completed without Daisytek divesting itself of all of its PFSweb common stock.

     All of our agreements with Daisytek were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our spin-off from Daisytek. Although we

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

generally believe that the terms of these agreements are consistent with fair market values, we cannot assure you that the prices charged to us, or by us, under these agreements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

     We have set forth below a summary description of the Master Separation Agreement and certain of the ancillary agreements. This description, which summarizes the material terms of such agreements, is not complete. You should read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

MASTER SEPARATION AGREEMENT

     The Master Separation Agreement sets forth our agreements with Daisytek with respect to the principal corporate transactions required to effect the transfers of assets and assumptions of liabilities necessary to separate our company from Daisytek and certain other agreements governing our relationship thereafter.

     Transfer of Assets and Liabilities. Upon completion of this offering, Daisytek will transfer to us assets, including all fixed assets in the Memphis distribution facility as well as certain assets associated with providing information technology services and the stock of several subsidiaries of Daisytek representing the business operations of PFSweb, and we will transfer to Daisytek $5.4 million in cash and assume $0.3 million of capital lease obligations, as well as the operating lease obligations related to these assets. We will also repay to Daisytek, from the net proceeds of this offering, the then outstanding balance of our payable to Daisytek ($22.3 million at September 30, 1999). Daisytek is not making any representation or warranty with respect to any asset being transferred to us.

     Indemnification. We have agreed to indemnify Daisytek against any losses, claims, damages or liabilities arising from the liabilities transferred to us and the conduct of our business after the completion of this offering. Daisytek has agreed to retain and indemnify us against any losses, claims, damages or liabilities arising from the conduct of our business prior to the completion of this offering.

INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

     General. We will enter into an Initial Public Offering and Distribution Agreement with Daisytek which governs our respective rights and duties with respect to this offering and the spin-off, and sets forth certain covenants to which we will be bound for various periods following the offering and the spin-off. Although Daisytek has announced that it plans to complete the spin-off, and we have agreed to cooperate with Daisytek to complete the spin-off, there are various conditions to the completion of the spin-off. Consequently, we cannot assure you as to whether or when the spin-off will occur.

     The Spin-off. The completion of the spin-off is subject to the satisfaction, or waiver by Daisytek in its sole discretion, of various conditions, including the following:

     - Receipt by Daisytek of a ruling by the Internal Revenue Service that, among certain other tax consequences of the transaction, the spin-off will qualify as a tax-free distribution for federal income tax purposes and will not result in the recognition of taxable gain or loss for federal income tax purposes to Daisytek or its shareholders. Daisytek presently intends to submit its ruling request to the IRS prior to the completion of this offering, and it generally takes four to six months to receive a ruling from the IRS. Whether a favorable ruling will be issued depends on a number of determinations that are based on the particular facts and circumstances of Daisytek and our company. Although we believe that these determinations will be made favorably to Daisytek, there is no guarantee that Daisytek will receive a favorable ruling. If within one year following completion of this offering, Daisytek has not

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

       received a favorable ruling, Daisytek may, in its sole and absolute discretion, determine to proceed instead on the basis of an opinion from its professional advisor, in form and substance reasonably satisfactory to it, as to the qualification of the transaction for tax-free treatment.

     - Obtaining any material consents necessary to consummate the spin-off which shall be in full force and effect.

     - No court orders, injunctions, decrees, regulations or other legal restraint prohibiting or restricting the completion of the spin-off shall exist.

     - No events or developments shall have occurred subsequent to the closing of this offering that, in the sole judgement of Daisytek, would result in the spin-off having a materially adverse effect on Daisytek, PFSweb, or their shareholders.

     We have agreed to cooperate with Daisytek to accomplish the spin-off and, at Daisytek's direction, promptly take all actions necessary or desirable to effect the spin-off. In the event that any of these conditions are not satisfied, or waived by Daisytek in its sole discretion, Daisytek's rights and our obligations under the Registration Rights Agreement described below will become immediately effective.

     Substitute Stock Options. In connection with the completion of the spin-off, all Daisytek stock options held by Daisytek employees who are transferred to PFSweb will be replaced with options to acquire shares of our common stock. See "Substitute Stock Options."

     Preservation of the Tax-free Status of the Spin-off. Daisytek intends for the spin-off to qualify as a tax-free distribution under Section 355 of the Code to Daisytek and its stockholders. Daisytek intends to seek a private letter ruling (the "IRS Ruling") from the Internal Revenue Service or, in the absence of a favorable IRS Ruling, an opinion from its professional tax adviser (the "Tax Opinion") to such effect. In either case, we will be required to make certain representations and warranties regarding our company and our business and Daisytek will be required to make certain representations and warranties regarding it and its business. We have also agreed to certain covenants that are intended to preserve the tax-free status of the spin-off. We may take any action otherwise prohibited by these covenants only if Daisytek has determined, in its sole and absolute discretion, that such action would not jeopardize the tax-free status of the spin-off. These covenants include:

     - Stock Issuance. Prior to the completion of the spin-off, we have agreed not to issue shares of our capital stock in an amount that would result in Daisytek owning less than 80% of the total combined voting power of all outstanding shares of our voting stock and/or less than 80% of any other class and/or series of PFSweb capital stock (or otherwise cause Daisytek not to be in control of PFSweb immediately prior to the spin-off, within the meaning of Section 368(c) of the Code). This covenant will not prohibit us from issuing stock options to our employees or outside directors so long as such options will not vest or be exercisable prior to the effective date of the spin-off.

     - Certain Acquisition Transactions. Until two years after the completion of the spin-off, we have agreed not to enter into or permit any transaction or series of transactions that would result in a person or persons acquiring or having the right to acquire shares of our capital stock that would comprise 50% or more of either the value of all outstanding shares of our capital stock or the total combined voting power of our outstanding voting stock.

     - Continuation of Active Trade or Business. Until two years after the completion of the spin-off, we have agreed to continue to conduct the active trade or business (within the meaning of

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

       Section 355 of the Code) of our company as we conducted it immediately prior to the completion of the spin-off. During such time, we have agreed not to:

         - liquidate, dispose of or otherwise discontinue the conduct of any substantial portion of our active trade or business; or

         - dispose of any business or assets that would cause our company to be operated in a manner inconsistent in any material respect with the business purposes for the spin-off as described in our representations made in connection with Daisytek's request for the IRS Ruling or Tax Opinion.

     - Continuity of Business. Until two years after the completion of the spin-off, we have agreed that we will not voluntarily dissolve or liquidate; and, except in the ordinary course of business, neither we nor any of our direct or indirect subsidiaries will sell, transfer, or otherwise dispose of or agree to dispose of assets (including any shares of capital stock of our subsidiaries) that, in the aggregate, constitute more than 60% of our assets.

     - Discharge of Intracompany Debt. Prior to the first date on which Daisytek distributes any PFSweb common stock in connection with the spin-off, we have agreed to fully discharge and satisfy all debt that we owe Daisytek (for such purpose, debt does not include payables arising in the ordinary course of business). Until two years after the completion of the spin-off, we will not be able to have any such indebtedness with Daisytek.

     These covenants will not prohibit us from implementing or complying with any transaction permitted by an IRS ruling or a tax opinion. In the event that Daisytek notifies us that it no longer intends to proceed with or complete the spin-off and Daisytek has not yet distributed any of its PFSweb common stock, these covenants to preserve the tax-free status of the spin-off will terminate.

     Other Covenants Regarding Tax Treatment of the Transactions. Daisytek intends the transfer of assets and liabilities from Daisytek to our company as provided by the master separation agreement (the "Contribution") to qualify as a reorganization under Section 368(a)(1)(D) of the Code (a "D Reorganization"). Until two years after the completion of the spin-off, we have agreed not to take, or permit any of our subsidiaries to take, any actions or enter into any transaction or series of transactions that would be reasonably likely to jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in connection with Daisytek's request for the IRS Ruling or Tax Opinion. We have also agreed to take any reasonable actions necessary for the Contribution and the spin-off to qualify as a D Reorganization. We may take any action that would otherwise violate this covenant only if Daisytek determines, in its sole and absolute discretion, that such action or transaction would not jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization.

     Cooperation on Tax Matters. We and Daisytek have agreed to various procedures with respect to the tax-related covenants described above, and we are required to notify Daisytek if we desire to take any action prohibited by these covenants. Upon such notification, if Daisytek determines that such action might jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, Daisytek will either use all commercially reasonable efforts to obtain a private letter ruling from the IRS or a tax opinion that would permit us to take the desired action or provide all reasonable cooperation to us in connection with our obtaining such an IRS ruling or tax opinion. In either case, Daisytek has agreed to bear the reasonable costs and expenses of obtaining the IRS ruling or tax opinion, unless it is determined that our proposed action will jeopardize the tax-free status of the spin-off or the qualification of the Contribution as a D Reorganization, in which event we will be responsible for such costs and expenses.

     Indemnification for Tax Liabilities. We have generally agreed to indemnify Daisytek and its affiliates against any and all tax-related losses incurred by Daisytek in connection with any proposed
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

tax assessment or tax controversy with respect to the spin-off or the Contribution to the extent caused by any breach by us of any of our representations, warranties or covenants. If we cause the spin-off to not qualify as a tax-free distribution, Daisytek would incur federal income tax (which currently would be imposed at a 35% rate), and possibly state income taxes on the gain inherent in the shares distributed, which would be based upon the market value of the shares of PFSweb at the time of the spin-off. This indemnification does not apply to actions that Daisytek permits us to take as a result of a determination under the tax-related covenants as described above. Similarly, Daisytek has agreed to indemnify us and our affiliates against any and all tax-related losses incurred by us in connection with any proposed tax assessment or tax controversy with respect to the spin-off or the Contribution to the extent caused by any breach by Daisytek of any of its representations, warranties or covenants.

     Other covenants. After the offering, Daisytek will continue to own a significant portion of our common stock. As a result, Daisytek will continue to include us as a "subsidiary" for various financial reporting, accounting and other purposes. Accordingly, for so long as Daisytek continues to own at least 50% of our outstanding common stock, we have agreed that:

     - we will not, without Daisytek's prior written consent (which it may withhold in its sole and absolute discretion), take any action which has the effect of limiting Daisytek's ability to freely sell, pledge or otherwise dispose of shares of our common stock or limiting the legal rights of or denying any benefit to Daisytek as a stockholder in a manner not applicable to stockholders generally;

     - we will not, without Daisytek's prior written consent (which it may withhold in its sole and absolute discretion), issue any shares of common stock or any rights, warrants or options to acquire our common stock, if, after giving effect to such issuance, Daisytek would own less than 50% of the then outstanding shares of our common stock, except that this will not restrict us from issuing options that will not vest or become exercisable prior to the effective date of the spin-off; and

     - to the extent that Daisytek is a party to, or enters into, any agreements that provide that certain actions of Daisytek's subsidiaries may result in Daisytek being in breach or default under such agreements (and we have been advised of the existence of such agreements), we will not take any actions that may result in Daisytek being in breach or default under any such agreement.

     Financial Information. We have agreed that, for so long as Daisytek is required to consolidate our results of operations and financial position or account for its investment in our company, we will provide Daisytek certain financial information regarding our company and our subsidiaries, including copies of all quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to such filings (as well as final copies upon filing) and copies of our budgets and financial projections (as well as the opportunity to meet with our management to discuss such budgets and projections). We have also agreed to consult with Daisytek regarding the timing and content of earnings releases and cooperate fully (and cause our accountants to cooperate fully) with Daisytek in connection with any of its public filings. This covenant is subject to appropriate confidentiality provisions to protect the confidentiality commitments we have made to our customers.

     Auditors and Audits; Annual Statements and Accounting. We have agreed that, for so long as Daisytek is required to consolidate our results of operations and financial position or account for its investment in our company, we will not change our auditors (which currently are the same auditors as those retained by Daisytek) without Daisytek's prior written consent (which will not be unreasonably withheld) and will use our best efforts to enable our auditors to complete their audit of our financial statements so that they will date their opinion the same date that they date their opinion on Daisytek's financial statements. We have also agreed to provide to Daisytek and its auditors all information required for Daisytek to meet its schedule for the filing and distribution of

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

its financial statements and to make available to Daisytek and its auditors all work papers related to the annual audit of our company as well as access to the personnel who perform the annual audit and our and our subsidiaries' books and records so that Daisytek and its auditors may conduct reasonable audits relating to our financial statements. We have also agreed to adhere to certain specified accounting standards and to notify and consult with Daisytek regarding any changes to our accounting principles and make any changes to our accounting estimates and principles requested by Daisytek.

     Indemnification. We have generally agreed to indemnify Daisytek and its affiliates against all liabilities arising out of any material untrue statements and omissions in this prospectus and the registration statement of which it is a part and in any and all registration statements, information statements and/or other documents filed with the SEC in connection with the spin-off or otherwise. However, our indemnification of Daisytek does not apply to information relating to Daisytek. Daisytek has agreed to indemnify us for this information.

     Expenses. In general, we have agreed to pay all costs and expenses relating to this offering, including the underwriting discounts and commissions, and Daisytek has agreed to pay all costs and expenses relating to the spin-off.

REGISTRATION RIGHTS AGREEMENT

     In the event the spin-off is not completed and Daisytek does not divest itself of all of its shares of PFSweb common stock, Daisytek could not freely sell all of such shares without registration under the Securities Act. Accordingly, we will enter into a registration rights agreement with Daisytek to provide it with certain registration rights relating to the shares of our common stock which it holds. These registration rights generally become effective at such time as Daisytek informs us that it no longer intends to or complete the spin-off.

     Shares Covered. The registration rights agreement covers those shares of our common stock that are held by Daisytek immediately following this offering and continue to be held by Daisytek on the date on which Daisytek notifies us that it no longer intends to complete the spin-off.

     Demand Registrations. Daisytek may request registration (each, a "Demand Registration") under the Securities Act of all or any portion of our shares covered by the registration rights agreement and we will be obligated to register such shares as requested by Daisytek. There is no limit to the number of Demand Registrations that Daisytek may request, except that the number of shares to be registered must have an aggregate expected offering price of at least $10 million.

     Terms of Each Offering. Daisytek will designate the terms of each offering effected pursuant to a Demand Registration, which may take any form, including an underwritten public offering, a shelf registration, or a registration in connection with an exchange offer or other distribution.

     Timing of Demand Registrations. We are not required to undertake a Demand Registration within 90 days of the effective date of a previous Demand Registration, other than a Demand Registration that was effected as a shelf registration. Also, we have the right to postpone the filing or effectiveness of any Demand Registration for up to 90 days if in the reasonable judgment of our counsel such registration would reasonably be expected to have a material adverse effect on any of our existing proposals or plans to engage in certain material transactions; provided, however, that we may exercise this right only once in any 12-month period.

     Priority on Demand Registrations. We and other parties can participate in any Demand Registration only if all of the securities Daisytek proposes to include in such registration are so included.

     Piggyback Registrations. The registration rights agreement also provides for "piggyback" registration rights for Daisytek. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to certain customary exceptions, we must provide

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

prompt notice to Daisytek and include in such registration all shares of our stock which Daisytek requests to be included (each, a "Piggyback Registration").

     Priority on Piggyback Registrations. If a Piggyback Registration is being made on our behalf and the underwriters advise us that a reduction in the number of shares to be sold is necessary, we must include in such registration: first, the securities we propose to offer; second, the securities requested to be included by Daisytek; and third, any other securities requested to be included in such registration. If a Piggyback Registration is being made on behalf of other holders of our securities and the underwriters advise us that a reduction in the number of shares to be sold is necessary, we must include in such registration: first, the securities requested to be included therein by the holders requesting such registration and the securities requested to be included therein by Daisytek, pro rata among such holders and Daisytek on the basis of the number of securities owned by each such holder; and second, any other securities requested to be included in such registration.

     Registration Procedures and Expenses. The registration rights agreement sets forth various registration procedures, including a covenant by us to make available our senior management for road show presentations. All registration expenses incurred in connection with the registration rights agreement, including all filing fees, fees and expenses of compliance with securities and/or blue sky laws, financial printing expenses, fees and disbursements of custodians, transfer agents, exchange agents and/or information agents, and fees and disbursements of counsel and all independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by us will be paid by us. In addition, we must reimburse Daisytek for the fees and disbursements of its outside counsel as well as out-of-pocket expenses incurred in connection with any such registration.

     Indemnification. The registration rights agreement contains indemnification and contribution provisions by us for the benefit of Daisytek and any underwriters and by Daisytek for the benefit of us and any underwriters with respect to information provided by Daisytek.

     Transfer. Daisytek may transfer shares covered by the registration rights agreement and the holders of such transferred shares will be entitled to the benefits of the registration rights agreement; provided that each such transferee agrees to be bound by the terms of the registration rights agreement.

     Duration. The registration rights under the registration rights agreement will remain in effect with respect to any shares of our common stock until:

     - such shares have been sold pursuant to an effective registration statement under the Securities Act;

     - such shares have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision);

     - such shares have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the company and subsequent public distribution of them shall not require registration of them under the Securities Act or any similar state law;

     - such shares have ceased to be outstanding; or

     - in the case of shares held by a transferee of Daisytek, when such shares become eligible for sale pursuant to Rule 144(k) under the Securities Act (or any successor provision).

TAX MATTERS

     We will enter into a tax indemnification and allocation agreement with Daisytek to govern the allocation of tax liabilities and to set forth agreements with respect to certain other tax matters.

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Generally, under the Code, we will cease to be a member of the Daisytek consolidated group upon the completion of the spin-off or if Daisytek owns less than 80% of our outstanding capital stock.

     Daisytek generally will pay all taxes attributable to PFSweb and its subsidiaries for tax periods or portions thereof ending on or before the effective date of this offering, except to the extent of any accruals therefor on the books and records of PFSweb or its subsidiaries for such taxes under generally accepted accounting principles. Thereafter, for tax periods or portions thereof during which we are a member of the Daisytek consolidated, combined or unitary group, we will be apportioned our share of the group's income tax liability based on our taxable income determined separately from Daisytek's taxable income, and we will pay our calculated taxes to Daisytek, which will then file a consolidated, combined or unitary return with the appropriate tax authorities. There may be certain U.S. state or local jurisdictions in which we will file separate income tax returns, not combined or consolidated with Daisytek, for such tax periods. In that circumstance, we would file a tax return with the appropriate tax authorities, and pay all taxes directly to the tax authority. We will be compensated for tax benefits generated by our company before tax deconsolidation and used by the Daisytek consolidated group. We will prepare and file all tax returns, and pay all income taxes due with respect to all tax returns required to be filed by us for all tax periods after we cease to be a member of the Daisytek consolidated, combined or unitary group.

     Daisytek is responsible for most U.S. tax adjustments related to PFSweb for all periods or portions thereof ending on or before the effective date of the offering. In addition, we and Daisytek have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the time that we cease to be a member of the Daisytek consolidated group. We and Daisytek have agreed to indemnify each other for tax liabilities resulting from the failure to cooperate in such audits, litigation or appeals, and for any tax liability resulting from the failure to maintain adequate records.

     Notwithstanding the tax allocation agreement, for all periods in which Daisytek owns or owned 80% or more of our capital stock, we are included in Daisytek's consolidated group for federal income tax purposes. If Daisytek or other members of the consolidated group fail to make any federal income tax payments, we would be liable for the shortfall since each member of a consolidated group is liable for the group's entire tax obligation.

     Under the tax indemnification and allocation agreement, Daisytek has agreed to indemnify us against any taxes resulting from the failure of the spin-off to qualify for tax-free treatment, except that we will be liable for, and will indemnify Daisytek against, any taxes resulting from the failure of the spin-off to qualify for tax-free treatment if it is the result of our engaging in a "Prohibited Action" or the occurrence of a "Disqualifying Event." Any tax liability arising from the spinoff would only arise after the spinoff occurred and neither we nor Daisytek have the option to rescind the spinoff if tax liability results.

          A "Prohibited Action" is defined as:

          - if we take any action which is inconsistent with the tax treatment of the spin-off as contemplated in the IRS Ruling or the Tax Option; or

          - if, prior to the spin-off, we issue shares of stock or take any other action that would result in our not being controlled by Daisytek within the meaning of Section 368(c) of the Code.

          A "Disqualifying Event" includes any event involving the direct or indirect acquisition of the shares of our capital stock after the spin-off which has the effect of disqualifying the spin-off from tax-free treatment, whether or not the event is the result of our direct action or within our control.

TRANSACTION MANAGEMENT SERVICES AGREEMENT

     We will enter into a transaction management services agreement with Daisytek which will set forth the transaction management services that we will provide for Daisytek in connection with its

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U.S. wholesale consumable supplies business. Under this agreement, we will provide a wide range of transaction management services, including order fulfillment and distribution, product warehousing, inbound call center services, product return administration and other services.

     The agreement has an initial term of five years from the completion of this offering, although either party has the right to terminate the agreement at any time, without cause. If Daisytek terminates the agreement without cause, Daisytek must provide us with at least 180 days' prior notice and pay us a termination fee. The termination fee is based upon the net value of the assets being transferred to us by Daisytek which are primarily used in servicing the Daisytek business. The termination fee declines over the five year term of the agreement. If we terminate the agreement without cause, we must provide Daisytek with at least 365 days' prior notice and Daisytek does not have to pay any termination fee. In addition, if there is a change in control of Daisytek, we may terminate the agreement upon 90 days' prior notice and Daisytek does not have to pay the termination fee. During the term of this agreement, Daisytek will pay us service fees based upon a percent of shipped revenue. We and Daisytek have agreed that these fees are based upon certain assumptions regarding the nature, cost and scope of the services we will be providing under the agreement. If these assumptions should prove to be materially incorrect, we and Daisytek have agreed to negotiate in good faith an adjustment to the fees payable to us under the agreement.

     During the term of the agreement, we have agreed not to engage, on our own behalf, in the business of selling or distributing, on a wholesale basis, any Daisytek products. This will not restrict us, however, from providing transaction management services to third parties who may be engaged in the business of selling or distributing, on a wholesale basis, the same or competing products.

     As part of the restructuring of our arrangements with IBM, we have also entered into transaction management agreements with Daisytek to provide transaction management services, on a worldwide basis, in connection with their distribution of various IBM products. Under these agreements, we will receive service fees based upon a variable percent of Daisytek's gross profit arising from its IBM product sales. These agreements are coterminous with our IBM agreements which, generally, have terms of one to two years, although IBM may terminate these agreements at any time.

TRANSITION SERVICES AGREEMENT

     Upon completion of this offering, we will enter into a transition services agreement with Daisytek. Under this agreement, Daisytek will provide us with various services relating to employee payroll and benefits, use of facilities, certain management information systems and other administrative services. Daisytek will provide us with these services until the completion of the spin-off (the "Transition Period"), except that, with respect to any particular service, we may, upon notice to Daisytek, either terminate the Transition Period as of an earlier date or extend the Transition Period for up to one year from the completion of this offering.

     The agreement requires us to use all commercially reasonable efforts to obtain these transition services from a source other than Daisytek prior to the conclusion of the Transition Period. If, however, we cannot obtain any transition service from a source other than Daisytek and the transition service is necessary for us to continue to operate our business, then, we may require Daisytek to continue to provide the transition service for an additional period not to exceed six months.

     Generally, we will pay Daisytek for these transition services an amount equal to the cost historically allocated by Daisytek to our business, adjusted to reflect any changes in the nature, cost or level of the services so provided. If we require Daisytek to provide us with any transition service after the expiration of the Transition Period, we will pay Daisytek the fair market value of these services.

                             PRINCIPAL STOCKHOLDER

     Prior to this offering, all of the outstanding shares of our common stock are owned by Daisytek. After this offering, Daisytek will own approximately 82.2% (or approximately 80.1% if the underwriters exercise their over-allotment option in full) of our outstanding common stock. Except for Daisytek, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following this offering. Daisytek's principal executive offices are located at 500 North Central Expressway, Plano, Texas 75074.

     At this time, it is not possible to predict who our 5% or more beneficial owners will be at the time of our spinoff from Daisytek (which is anticipated to be in mid-2000) since that will depend upon:

     - who owns 5% or more of our stock at that time;

     - who owns 5% or more of the Daisytek stock at that time; and

     - the number of outstanding shares of each company at the time (which will be used to determine the distribution ratio for purposes of issuing PFSweb shares to Daisytek stockholders as of the record date for the distribution).

     Nevertheless, assuming the spin-off occurred concurrently with completion of this offering, and based upon the information known to Daisytek regarding persons who beneficially own 5% or more of its common stock, the following table sets forth those persons who would own 5% or more of the PFSweb common stock as a result of the spinoff.

                      NAME AND ADDRESS                        NUMBER OF
                   OF BENEFICIAL OWNER(1)                     SHARES(2)   PERCENT(2)
                   ----------------------                     ---------   -----------
David A. Heap(3)............................................  1,881,807      10.8
  500 North Central Expressway
  Plano, Texas 75074
Robert Fleming Inc.(4)......................................  1,102,648       6.3
  320 Park Avenue, 11th and 12th Floors
  New York, New York 11002

---------------

(1) Beneficial ownership as defined in Rule 13d-3 of the Securities Exchange Act of 1934.

(2) Based upon 17,405,000 shares of PFSweb common stock outstanding and 17,173,452 shares of Daisytek common stock outstanding.

(3) Includes outstanding options to purchase 126,152 shares of Daisytek's Common Stock, which are fully vested and exercisable, but does not include 1,499 shares held by Mr. Heap's spouse as custodian for minor children as to which beneficial ownership is disclaimed, or options to purchase shares of Daisytek's Common Stock which are not vested or exercisable.

(4) Based upon a Schedule 13G/A dated February 10, 1999 filed by Robert Fleming Inc. reporting beneficial ownership and shared voting and dispositive power as of December 31, 1998.

                            DESCRIPTION OF CAPITAL STOCK

     Under our Amended and Restated Certificate of Incorporation, our authorized capital stock consists of 41,000,000 shares, of which 40,000,000 shares are common stock, $0.001 par value per share, and 1,000,000 shares are preferred stock, par value $1.00 per share. Immediately following this offering, 17,405,000 shares of common stock, or 17,870,000 shares if the underwriters exercise their over-allotment option in full, will be outstanding. The following description of our capital stock is not complete and is qualified in its entirety by our Amended and Restated Certificate of Incorporation and Bylaws, both of which are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

     Holders of common stock will be entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the Delaware General Corporation Law ("DGCL"), or as may otherwise be required by law or the Amended and Restated Certificate of Incorporation, the common stock will be the only capital stock of PFSweb entitled to vote in the election of directors and on all other matters presented to the stockholders of PFSweb; provided that holders of common stock, as such, will not be entitled to vote on any matter that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. The common stock will not have cumulative voting rights.

     Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of PFSweb. Upon any liquidation, dissolution or winding up of PFSweb, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

     The outstanding shares of our common stock are, and the shares of common stock being offered hereby will be, upon payment therefor, validly issued, fully paid and nonassessable. The common stock sold in this offering will not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by the PFSweb Board from time to time, without stockholder approval, except as may be required by applicable law or stock exchange requirements.

PREFERRED STOCK

     Our Board is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof as fixed by our Board. Among the specific matters that may be determined by the Board are:

     - the designation of each series;

     - the number of shares of each series;

     - the rate of dividends, if any;

     - whether dividends, if any, shall be cumulative or non-cumulative;

     - the terms of redemption, if any;

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of PFSweb;

     - rights and terms of conversion or exchange, if any;

     - restrictions on the issuance of shares of the same series or any other series, if any; and

     - voting rights, if any.

     Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although PFSweb's Board is required to make any determination to issue any such stock based on its judgment as to the best interests of the stockholders of PFSweb, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. PFSweb's Board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

LIMITATION ON LIABILITY OF DIRECTORS

     Our Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the DGCL, that a director of PFSweb will not be personally liable to PFSweb or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law (as in effect from time to time):

     - for any breach of the director's duty of loyalty to PFSweb or its stockholders;

     - for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

     - for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Amended and Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited PFSweb and its stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     PFSweb is a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder unless certain conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in
Section 203 of the DGCL do not apply if:

     - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Under Section 203 of the DGCL, a "business combination" includes:

     - any merger or consolidation of the corporation with the interested stockholder;

     - any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

     - certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

     - certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or

     - certain transactions in which the interested stockholder receives financial benefits provided by the corporation.

     Under Section 203 of the DGCL, an "interested stockholder" generally is:

     - any person that owns 15% or more of the outstanding voting stock of the corporation;

     - any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

     - the affiliates or associates of any such person.

     Because Daisytek owned more than 15% of our voting stock before we became a public company in this offering, Section 203 of the DGCL by its terms is currently not applicable to business combinations with us even though Daisytek owns 15% or more of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, such person will be subject to the provisions of
Section 203 of the DGCL.

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions governing various methods and procedures to be followed in connection with stockholder actions. These provisions include a requirement that advance notice be delivered to PFSweb of any business to be brought by a stockholder before an annual or special meeting of stockholders and for certain procedures to be followed by stockholders in nominating persons for election to the PFSweb Board. Generally, only such business may be conducted at a special meeting of stockholders as is set forth in the notice for such meeting.

     Our Amended and Restated Certificate of Incorporation provides that, except as may be provided in connection with the issuance of any series of preferred stock, the number of directors shall be fixed from time to time pursuant to a resolution adopted by our Board of Directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 2000, 2001 and 2002, respectively.

LISTING

     Application has been made for quotation of our common stock on the Nasdaq National Market under the symbol "PFSW."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC. Its address is 85 Challenger Road, Ridgefield Park, New Jersey 07660.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

     The 3,100,000 shares of our common stock sold in this offering, or 3,565,000 shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of PFSweb (an "Affiliate") as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

     The 14,305,000 shares of our common stock that will continue to be held by Daisytek after this offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by Daisytek in the open market after this offering, subject to certain contractual lockup provisions and the applicable requirements of Rule 144, both of which are described below. PFSweb has granted certain registration rights to Daisytek. See "-- Registration Rights."

     Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of common stock; and

     - the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

     Sales under Rule 144 are also subject to certain post-sale notice requirements and the availability of current public information about PFSweb.

     In the event that any person other than Daisytek who is deemed to be an Affiliate purchases shares of our common stock pursuant to this offering or acquires shares of our common stock pursuant to an employee benefit plan of PFSweb, the shares held by such person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not Affiliates are thereafter freely tradable without restriction.

     Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Daisytek has announced that it plans to complete its spin-off of PFSweb by distributing all of the shares of PFSweb common stock that it owns to the holders of Daisytek's common stock. Any shares distributed by Daisytek will be eligible for immediate resale in the public market without restrictions by persons other than Affiliates of PFSweb. Affiliates of PFSweb would be subject to the restrictions of Rule 144 described above other than the one-year holding period requirement.

     Each of PFSweb, Daisytek and the directors and executive officers of PFSweb and Daisytek have agreed that, without the prior written consent of Hambrecht & Quist on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our common stock, subject to certain exceptions. The spin-off is specifically not exempted from this agreement. See "Underwriters."

     An aggregate of 6,000,000 shares of our common stock are reserved for issuance under our stock option plans. We intend to file a registration statement on Form S-8 covering the issuance of shares of our common stock pursuant to these plans. Accordingly, the shares issued pursuant to these stock option plans will be freely tradable, subject to the restrictions on resale by Affiliates under Rule 144.

REGISTRATION RIGHTS OF DAISYTEK

     Pursuant to the Registration Rights Agreement we will enter into with Daisytek, at any time after Daisytek informs us that it no longer intends to complete the spin-off or that the spin-off was completed without Daisytek divesting itself of 100% of our common stock that it held, Daisytek may require us to register under the Securities Act all or any portion of our common stock that it holds. Any of Daisytek's shares of our common stock registered pursuant to the Registration Rights Agreement would be eligible for immediate resale in the public market without restrictions by persons other than Affiliates of PFSweb. For more information regarding the Registration Rights Agreement, see "Registration Rights Agreement."

     Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur (whether as a result of the spin-off, Daisytek's registration rights or otherwise), could have a material adverse effect on the market price of our common stock. See "Risk Factors."

                                  UNDERWRITING


     PFSweb has entered into an underwriting agreement with the underwriters named below. Hambrecht & Quist LLC, Dain Rauscher Incorporated, and Jefferies & Company, Inc. are acting as representatives of the underwriters.


     The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.


                                                                NUMBER
UNDERWRITERS                                                   OF SHARES
------------                                                   ---------
Hambrecht & Quist LLC.......................................
Dain Rauscher Incorporated..................................
Jefferies & Company, Inc. ..................................
Total.......................................................


     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. We have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

     The representatives have advised PFSweb that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a
concession of $     per share. The underwriters may also allow to dealers, and
such dealers may reallow, a concession not in excess of $     per share to
certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

     The underwriters have informed PFSweb that the underwriters will not allow discretionary account sales of the shares of common stock offered by this prospectus.


     PFSweb has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 465,000 additional shares from PFSweb to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be $53.5 million and the net proceeds to PFSweb will be approximately $46.8 million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the above table.


     The following table provides information regarding the amount of the discount to be paid to the underwriters by PFSweb. Such amount is shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                            PAID BY PFSWEB
                                                      ---------------------------
                                                      NO EXERCISE   FULL EXERCISE
                                                      -----------   -------------
Per Share..........................................        $              $
Total..............................................        $              $


     PFSweb estimates that the total expenses of the offering, excluding the underwriting discount, will be approximately $2.9 million.


     We and Daisytek have, jointly and severally, agreed to indemnify each underwriter against all liabilities to which they may become subject under the federal securities laws or other law (including reimbursement of expenses) arising out of:

     - any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (including the Prospectus) or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements not misleading, except that there is no indemnification for specific information furnished by the underwriters; and

     - the directed share program under which the underwriters have reserved for sale up to 217,000 shares for officers, directors, employees and associates of Daisytek and PFSweb.

This includes contribution to any payments which may be made by the underwriters in the event that indemnification is not available.

     PFSweb, its executive officers and directors, and Daisytek have agreed to a 180-day lock up with respect to 14,305,000 shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, PFSweb, Daisytek and such persons may not offer, sell, pledge or otherwise dispose of PFSweb securities without the prior written consent of Hambrecht & Quist.

     The underwriters have reserved for sale up to 217,000 shares for employees, directors and certain other persons associated with PFSweb. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by these persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by these persons.

     Prior to this offering, there has been no public market for the common stock. Consequently, the offering price for the common stock has been determined by negotiations between PFSweb and the underwriters and is not necessarily related to PFSweb's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which PFSweb competes, an assessment of PFSweb's management, PFSweb's prospects, its capital structure, prevailing market conditions, its results of operations in recent periods and certain other factors as were deemed relevant.

     Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

     - Stabilizing transactions. The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

     - Over-allotments and syndicate covering transactions. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

     - Penalty bids. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither PFSweb nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

     One or more members of the underwriting selling group, may make copies of the preliminary prospectus available over the Internet to certain customers through its or their Web sites. The representatives expect to allocate a limited number of shares to such member or members of the selling group for sale to brokerage account holders.

     James F. Reilly, a director of PFSweb, is a Managing Director, of Hambrecht & Quist LLC.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for PFSweb by Wolff & Samson P.A., Roseland, New Jersey. An attorney of such firm is the holder of an option to purchase 35,000 shares of common stock of PFSweb. Legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

     The financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to PFSweb and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at http://www.pfsweb.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

                              INDEX TO FINANCIALS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Combined Balance Sheets.....................................   F-3
Combined Statements of Operations...........................   F-4
Combined Statements of Shareholder's Equity.................   F-5
Combined Statements of Cash Flows...........................   F-6
Notes to Combined Financial Statements......................   F-7
Interim Condensed Combined Balance Sheets (unaudited).......  F-16
Interim Condensed Combined Statements of Operations
  (unaudited)...............................................  F-17
Interim Condensed Combined Statements of Cash Flows
  (unaudited)...............................................  F-18
Notes to Unaudited Interim Condensed Combined Financial
  Statements................................................  F-19
Pro Forma Combined Balance Sheets (unaudited)...............  F-22
Pro Forma Combined Statements of Operations (unaudited).....  F-23
Notes to Pro Forma Combined Financial Statements
  (unaudited)...............................................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Daisytek International Corporation and PFSweb, Inc.:

     We have audited the accompanying combined balance sheets of PFSweb (representing the business operations of certain subsidiaries of Daisytek International Corporation -- see Note 1) as of March 31, 1999 and 1998, and the related combined statements of operations, shareholder's equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PFSweb as of March 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                                      ARTHUR ANDERSEN LLP

Dallas, Texas,
September 22, 1999 (except with respect to the matters discussed in Note 10, as to which the date is October 29, 1999)

                                     PFSWEB

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                  MARCH 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
CURRENT ASSETS:
  Cash......................................................  $   113   $   587
  Accounts receivable, net of allowance for doubtful
     accounts of $318 and $635 at March 31, 1998 and 1999,
     respectively...........................................    8,946    22,190
  Inventories, net..........................................   11,263    29,856
  Prepaid expenses and other current assets.................       --       997
  Deferred tax asset........................................      261       453
                                                              -------   -------
          Total current assets..............................   20,583    54,083
                                                              -------   -------
PROPERTY AND EQUIPMENT, at cost:
  Furniture, fixtures and equipment.........................      393     3,009
  Leasehold improvements....................................        2        32
                                                              -------   -------
                                                                  395     3,041
Less -- Accumulated depreciation and amortization...........      (67)     (330)
                                                              -------   -------
          Net property and equipment........................      328     2,711
OTHER ASSETS................................................       --    12,263
                                                              -------   -------
          Total assets......................................  $20,911   $69,057
                                                              =======   =======
                     LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable....................................  $18,725   $38,329
  Accrued expenses..........................................      514     1,118
                                                              -------   -------
          Total current liabilities.........................   19,239    39,447
                                                              -------   -------
PAYABLE TO DAISYTEK.........................................    1,827    29,029
                                                              -------   -------
COMMITMENTS AND CONTINGENCIES (Notes 4, 8 and 10)
SHAREHOLDER'S EQUITY:
  Daisytek's net equity investment..........................     (100)      712
  Accumulated other comprehensive loss......................      (55)     (131)
                                                              -------   -------
          Total shareholder's equity........................     (155)      581
                                                              -------   -------
          Total liabilities and shareholder's equity........  $20,911   $69,057
                                                              =======   =======

   The accompanying notes are an integral part of these combined statements.

                                     PFSWEB

                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FISCAL YEARS ENDED MARCH 31,
                                                              ----------------------------
                                                               1997      1998       1999
                                                              -------   -------   --------
REVENUES:
  Product revenue...........................................  $16,543   $45,804   $ 93,702
  Service fee revenue.......................................    1,034     3,539      7,547
                                                              -------   -------   --------
          Total revenues....................................   17,577    49,343    101,249
                                                              -------   -------   --------
COSTS OF REVENUES:
  Cost of product revenue...................................   15,768    43,392     88,335
  Cost of service fee revenue...............................      596     2,208      5,323
                                                              -------   -------   --------
          Total costs of revenues...........................   16,364    45,600     93,658
                                                              -------   -------   --------
          Gross profit......................................    1,213     3,743      7,591
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    1,074     3,705      6,711
                                                              -------   -------   --------
          Income from operations............................      139        38        880
INTEREST EXPENSE, net.......................................       77       143        374
                                                              -------   -------   --------
          Income (loss) before income taxes.................       62      (105)       506
PROVISION (BENEFIT) FOR INCOME TAXES........................       38       (30)       214
                                                              -------   -------   --------
NET INCOME (LOSS)...........................................  $    24   $   (75)  $    292
                                                              =======   =======   ========
NET INCOME (LOSS) PER SHARE:
  Basic and diluted.........................................  $  0.00   $ (0.01)  $   0.02
                                                              =======   =======   ========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic and diluted.........................................   14,305    14,305     14,305
                                                              =======   =======   ========

   The accompanying notes are an integral part of these combined statements.

                                     PFSWEB

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                   ACCUMULATED
                                     DAISYTEK'S       OTHER              TOTAL
                                     NET EQUITY   COMPREHENSIVE      SHAREHOLDER'S       COMPREHENSIVE
                                     INVESTMENT   INCOME (LOSS)          EQUITY          INCOME (LOSS)
                                     ----------   -------------      -------------       -------------
BALANCE, March 31, 1996............    $ (49)         $  --              $ (49)
  Net income.......................       24             --                 24               $  24
  Other comprehensive income --
     foreign currency translation
     adjustment....................       --             17                 17                  17
                                       -----          -----              -----               -----
  Comprehensive income.............                                                          $  41
                                                                                             =====
BALANCE, March 31, 1997............      (25)            17                 (8)
  Net loss.........................      (75)            --                (75)              $ (75)
  Other comprehensive loss --
     foreign currency translation
     adjustment....................       --            (72)               (72)                (72)
                                       -----          -----              -----               -----
  Comprehensive loss...............                                                          $(147)
                                                                                             =====
BALANCE, March 31, 1998............     (100)           (55)              (155)
  Net income.......................      292             --                292               $ 292
  Contributed capital..............      520             --                520
  Other comprehensive loss --
     foreign currency translation
     adjustment....................       --            (76)               (76)                (76)
                                       -----          -----              -----               -----
  Comprehensive income.............                                                          $ 216
                                                                                             =====
BALANCE, March 31, 1999............    $ 712          $(131)             $ 581
                                       =====          =====              =====

   The accompanying notes are an integral part of these combined statements.

                                     PFSWEB

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FISCAL YEARS ENDED MARCH 31,
                                                              -----------------------------
                                                                1997      1998       1999
                                                              --------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $     24   $   (75)  $    292
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization........................         3        63        275
       Provision for doubtful accounts......................       122       299        344
       Deferred income tax benefit..........................       (41)     (222)      (192)
       Changes in operating assets and liabilities:
          Accounts receivable...............................    (5,150)   (3,640)   (13,615)
          Inventories, net..................................    (9,864)   (1,413)   (18,630)
          Prepaid expenses and other current assets.........        --        --     (1,001)
          Trade accounts payable and accrued expenses.......     9,753     9,487     20,231
                                                              --------   -------   --------
     Net cash provided by (used in) operating activities....    (5,153)    4,499    (12,296)
                                                              --------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................      (100)     (294)    (2,658)
  Increase in other assets..................................        --        --    (12,264)
                                                              --------   -------   --------
     Net cash used in investing activities..................      (100)     (294)   (14,922)
                                                              --------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contribution......................................        --        --        520
  Increase (decrease) in payable to Daisytek................     5,232    (4,034)    27,202
                                                              --------   -------   --------
     Net cash provided by (used in) financing activities....     5,232    (4,034)    27,722
                                                              --------   -------   --------
EFFECT OF EXCHANGE RATES ON CASH............................        25       (62)       (30)
                                                              --------   -------   --------
NET INCREASE IN CASH........................................         4       109        474
CASH, beginning of period...................................        --         4        113
                                                              --------   -------   --------
CASH, end of period.........................................  $      4   $   113   $    587
                                                              ========   =======   ========

   The accompanying notes are an integral part of these combined statements.

                                     PFSWEB

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. OVERVIEW AND BASIS OF PRESENTATION:

     PFSweb (the "Company") reflects the business operations of certain wholly-owned subsidiaries of Daisytek International Corporation ("Daisytek"). PFSweb's business unit was formed in 1991 and expanded in 1996 under the name "Priority Fulfillment Services." The Company is currently wholly-owned by Daisytek. Accordingly, Daisytek exerts substantial influence over, and has the ability to direct all operations of, the Company. The Company is an international provider of transaction management services to both traditional and e-commerce companies and sells products and services primarily in the United States, Canada and Europe. The Company offers such services as order management, customer care, billing, credit management and collection, information management, and distribution. The Company provides its services under fee-based contracts (where service fee revenue is based on either the sales value of the products or service activity volume) and under master distributor agreements (where the Company takes title to and resells the product).

     In June 1999, Daisytek created a separate wholly-owned subsidiary named PFSweb, Inc., a Delaware corporation, to become a holding Company for PFSweb upon completion of an initial public offering (the "Offering"). Daisytek has contributed $20,000 for 14,305,000 shares of PFSweb, Inc. Simultaneous with the effective date of this Offering, the assets, liabilities and equity which currently comprise PFSweb will be contributed to PFSweb, Inc. No separate financial statements of PFSweb, Inc. have been provided because it is a holding company and they only reflect cash and equity of $20,000.

     Daisytek plans to divest PFSweb, Inc. in two stages. The first stage involves the sale and issuance of common stock of PFSweb, Inc. in this Offering. The second stage, planned to occur in the year 2000, involves Daisytek distributing to holders of its common stock all of its interest in PFSweb, Inc. through a spin-off transaction in which the shares of PFSweb, Inc. would be distributed to Daisytek common stockholders on a pro-rata basis. Daisytek, however, is not obligated to effect the spin-off through the distribution of its interest and the Company cannot provide assurance as to whether or when it will occur.

     The accompanying combined financial statements are presented on a carve-out basis and reflect the combined historical results of operations, financial position and cash flows of the Company. For all periods presented, certain expenses reflected in the combined financial statements include an allocation of certain Daisytek corporate expenses and infrastructure costs (see Note 6). Management believes that the methods used to allocate expenses are reasonable, although the cost of services could be higher if obtained from other sources. In addition, certain service fee revenue and cost of service fee revenue have been reflected by PFSweb for services subcontracted to PFSweb by Daisytek. The service fee revenue, cost of service fee revenue and allocated expenses have been reflected on bases that Daisytek and PFSweb consider to be a reasonable reflection of the services provided and revenue earned by PFSweb and the utilization of services provided by Daisytek and the benefit received by PFSweb. The financial information included herein may not reflect the combined financial position, operating results, changes in Daisytek's net investment and cash flows of PFSweb in the future or what it would have been had PFSweb been a separate, stand-alone entity during the periods presented.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts and the historical results of operations and cash flows of PFSweb during each respective period. All significant PFSweb intercompany accounts and transactions have been eliminated.

                                     PFSWEB

USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. The allocation of certain expenses (see Notes 1 and 6) in these financial statements required management estimates and assumptions. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes product revenue upon shipment of product to customers and provides for estimated returns and allowances. The Company's service fee revenues are recognized at the time the service is provided to its client. Certain contracts involve third-party vendors who provide services such as package delivery. The costs incurred by the Company related to such third-party services are passed on to clients and are not reflected in revenue or expense.

COSTS OF REVENUES

     The Company recognizes cost of product revenue upon shipment of product to customers. The Company's cost of service fee revenue is recognized as incurred and represents costs incurred to provide services under fee-based contracts, including salaries, shipping, supplies, and facility costs.

CONCENTRATION OF BUSINESS AND CREDIT RISK

     All of the Company's product revenue for the fiscal years ended March 31, 1997, 1998 and 1999, was generated by sales of product purchased under master distributor agreements with one supplier. Sales to Daisytek accounted for approximately 44%, 22% and 13% of the Company's revenue for the fiscal years ended March 31, 1997, 1998 and 1999, respectively. No other client accounted for 10% or more of the Company's revenue during such periods. As of March 31, 1998 and 1999, one customer accounted for approximately 39% and 23% of accounts receivable, respectively.

CASH AND CASH EQUIVALENTS

     Cash equivalents are defined as short-term highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

     Accounts receivable include outstanding trade accounts receivables as well as certain unbilled amounts owed to PFSweb by clients in accordance with contracts. The amount of unbilled receivables at March 31, 1998 and 1999 was approximately $726,000 and $2,709,000, respectively.

INVENTORIES

     Inventories (merchandise held for resale, all of which are finished goods) are stated at the lower of weighted average cost or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets which range from three to ten years.

                                     PFSWEB

     The Company periodically evaluates whether events or circumstances have occurred that indicate that long-lived assets may not be recoverable or that the remaining useful life may warrant revision. When such events or circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value will be recovered through the expected undiscounted future cash flows. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying value of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. To date, no such impairment has been recognized.

OTHER ASSETS

     Other assets includes approximately $12.1 million related to a non-current receivable from a client of the Company. During fiscal 1999, the Company entered into a long-term contractual agreement whereby the Company finances certain inventory owned by the client. The Company warehouses this client inventory and distributes it upon the sale to third parties by the client, who controls the disposition of this inventory. The Company has the contractual right to collect the receivable in full at the conclusion of the contract. In addition to service fees, the Company charges the client an asset management fee, a portion of which results in interest income.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     For the Company's Canadian operations, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of shareholder's equity.

     For the Company's European operations, the U.S. dollar is the functional currency. Monetary assets and liabilities are translated at the rates of exchange on the balance sheet date and certain assets (notably inventory, and property and equipment) are translated at historical rates. Income and expense items are translated at average rates of exchange for the period except for those items of expense, which relate to assets, which are translated at historical rates. The gains and losses from foreign currency transactions and translation related to these subsidiaries are included in net income and have not been material.

INCOME TAXES

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes", deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. These differences relate primarily to provisions for doubtful accounts, reserves for inventory, book versus tax depreciation differences, and certain accrued expenses deducted for book purposes but not yet deductible for tax purposes. (See Note 7.)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates fair value based on market information and appropriate valuation methodologies. Fair value is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The fair values of all financial instruments approximate their carrying amounts in the accompanying combined balance sheets.

                                     PFSWEB

NET INCOME (LOSS) PER COMMON SHARE

     The Company computed net income (loss) per share in accordance with SFAS No. 128 "Earnings Per Share." Basic and diluted net income (loss) per share attributable to PFSweb was determined based on net income (loss) divided by the 14,305,000 shares of PFSweb, Inc. (see Note 1) outstanding prior to this Offering. For purposes of the net income (loss) per share calculation, the shares outstanding prior to this Offering are treated as outstanding for all periods presented. There were no potentially dilutive securities outstanding of PFSweb, Inc. during the periods presented.

ADOPTION OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that an entity recognize all derivative financial instruments as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be used to hedge certain types of transactions, including foreign currency exposures of a net investment in a foreign operation. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000, with initial application as of the beginning of an entity's fiscal quarter. SFAS No. 133 is not expected to have a significant effect on the financial condition or operations of the Company.

CASH PAID DURING YEAR

     The Company made payments for interest of approximately $0, $0, and $16,000, and income taxes of approximately $0, $139,000, $269,000 during the fiscal years ended March 31, 1997, 1998 and 1999, respectively (see Notes 3 and
7). Unpaid taxes payable and intercompany accrued interest are included in the payable to Daisytek.

3. PAYABLE TO DAISYTEK:

     Funds advanced by Daisytek to fund the Company's working capital requirements and certain investment activities have been reflected as an intercompany payable. This intercompany payable will be repaid by the Company upon the closing of the Offering. Interest expense charged by Daisytek was based on its weighted average interest rates of 6.1%, 6.9%, and 6.7% and approximated $279,000, $497,000, and $1,039,000 for the fiscal years ended March 31, 1997,
1998 and 1999, respectively.

     Daisytek is not required to provide PFSweb with funding in the future and PFSweb will be restricted from borrowing from Daisytek following the spin-off.

4. GUARANTEE OF DAISYTEK DEBT

     PFSweb, along with several other Daisytek subsidiaries, has guaranteed an unsecured revolving line of credit with commercial banks of Daisytek (the "Facility"). As of March 31, 1999, Daisytek had borrowed $29.8 million and has a maximum borrowing availability of $85.0 million under the Facility, leaving approximately $55.2 million available under the Facility. The Facility, and PFSweb's guarantee thereon, expires on December 31, 2000 (See Note 10).

5. STOCK OPTIONS:

     Certain of the Company's employees, and individuals that are expected to become Company employees upon this Offering and/or spin-off transaction described in Note 1, have been granted Daisytek stock options under Daisytek's stock option compensation plans (the "Plans"). The

                                     PFSWEB
purpose of the Plans is to benefit and advance the interests of Daisytek by rewarding officers and certain key employees for their contributions to the financial success of Daisytek and thereby motivating them to continue to make such contributions in the future. The Plans provide for fixed grants of both incentive stock options and nonqualified stock options. The stock options generally vest over a three to five year period from the date of grant and expire 10 years after the date of grant.

     The Company has adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." In accordance with the provisions of SFAS 123, the Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for the Plans and accordingly, does not recognize compensation expense for its stock option plans because Daisytek typically does not issue options at exercise prices below the market value at date of grant. Had compensation expense for Daisytek's stock option plans applicable to the Company's employees been determined based upon the fair value at the grant date for awards consistent with the methodology prescribed by SFAS 123, the Company's combined pretax income would have decreased by $943,000, $787,000 and $2,531,000 in fiscal years ended March 31, 1997, 1998 and 1999, respectively. These pro forma effects may not be representative of expense in future periods since the estimated fair value of stock options on the date of grant is amortized to expense over the vesting period. Additional options may be granted in future years. Options issued prior to April 1, 1995 were excluded from the computation.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in fiscal year 1997: no dividends, expected volatility ranging between 39.25% and 39.50%; risk-free interest rate ranging between 5.9% and 6.6%; and expected life of 6 years. The following assumptions were used for grants during the fiscal year 1998: no dividends, expected volatility ranging between 40.97% and 41.40%; risk-free interest rate ranging between 5.6% and 6.8%; and expected life of 6 years. The following assumptions were used for grants during the fiscal year 1999: no dividends, expected volatility ranging between 41.42% and 47.92%; risk-free interest rate ranging between 4.6% and 5.5%; and expected life of 6 years.

     The following table summarizes stock option activity under various Daisytek plans as it relates to PFSweb employees:

                                                                                  WEIGHTED AVERAGE
                                                     SHARES     PRICE PER SHARE    EXERCISE PRICE
                                                    ---------   ---------------   ----------------
Outstanding, March 31, 1996.......................    561,470   $ 0.64 - $ 9.75        $ 4.88
  Granted.........................................    275,266   $15.50 - $16.25        $16.11
  Exercised.......................................    (34,052)  $ 2.65 - $ 9.75        $ 5.16
  Canceled........................................         --   $   -- - $   --        $   --
                                                    ---------
Outstanding, March 31, 1997.......................    802,684   $ 0.64 - $16.25        $ 8.72
  Granted.........................................    570,370   $12.50 - $19.63        $12.87
  Exercised.......................................   (252,436)  $ 0.64 - $ 9.75        $ 2.47
  Canceled........................................   (296,442)  $ 9.75 - $16.25        $15.80
                                                    ---------
Outstanding, March 31, 1998.......................    824,176   $ 0.64 - $19.63        $10.96
  Granted.........................................  1,807,886   $12.88 - $22.88        $15.13
  Exercised.......................................   (108,832)  $ 0.64 - $12.50        $ 3.41
  Canceled........................................   (146,739)  $ 9.75 - $22.88        $16.05
                                                    ---------
Outstanding, March 31, 1999.......................  2,376,491   $ 2.65 - $22.88        $14.16
                                                    =========

                                     PFSWEB

     The weighted average fair values of options granted during each of the years ended March 31, 1997, 1998 and 1999, were $8.03, $7.05 and $7.68, respectively. As of March 31, 1997, 1998 and 1999, 358,982, 183,956 and 243,747,
respectively, of options outstanding were exercisable. The weighted average exercise price of exercisable options outstanding at March 31, 1997, 1998 and 1999, were $2.56, $5.74 and $10.44, respectively. The remaining options will become exercisable over the next three to five years based on vesting percentages.

     The following table summarizes information concerning currently outstanding and exercisable Daisytek stock options issued to PFSweb employees at March 31, 1999:

                         OPTIONS OUTSTANDING
----------------------------------------------------------------------          OPTIONS EXERCISABLE
                                         WEIGHTED                        ----------------------------------
                                         AVERAGE           WEIGHTED                             WEIGHTED
   RANGE OF      OUTSTANDING AS OF      REMAINING          AVERAGE       EXERCISABLE AS OF      AVERAGE
EXERCISE PRICES   MARCH 31, 1999     CONTRACTUAL LIFE   EXERCISE PRICE    MARCH 31, 1999     EXERCISE PRICE
---------------  -----------------   ----------------   --------------   -----------------   --------------
         $ 2.65          5,613             3.0              $ 2.65              5,613            $ 2.65
$ 9.75 - $14.06      1,963,631             8.7              $12.52            237,884            $10.62
$15.50 - $22.88        407,247             9.3              $22.22                250            $16.25

6. TRANSACTIONS WITH DAISYTEK AND OTHER RELATED PARTIES:

     The Company's product revenue from sales to Daisytek was $7.5 million, $10.7 million, and $12.4 million in 1997, 1998, and 1999, respectively.

     The Company's costs and expenses include allocations from Daisytek for certain general administrative services including information technology, financial, treasury, legal, insurance and other corporate functions as well as certain costs of operations including facility charges. These allocations have been estimated on bases that Daisytek and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. The methods used for allocation of expenses from Daisytek were either (i) percentage of: revenue, shipped orders, or number of employees, or (ii) management's best estimate. However, these allocations of costs and expenses do not necessarily indicate the costs and expenses that would have been or will be incurred by the Company on a stand-alone basis. Management estimates that incremental selling, general and administrative expenses associated with PFSweb operating as a stand-alone publicly traded company, including executive management, overhead and public company costs, insurance and risk management costs, and other costs would have been approximately $2.0 to $2.2 million for each of the fiscal years 1997, 1998 and 1999.

     In addition, included in the combined financial statements are service fee revenue and cost of service fee revenue which have been reflected by PFSweb for certain services subcontracted to PFSweb by Daisytek under Daisytek's contractual agreements. Service fee revenue applicable to these contracts were $230,000, $467,000 and $804,000 in 1997, 1998, and 1999, respectively.

     In May 1999, the Company entered into an agreement to provide services to a certain company. An executive officer and a director of PFSweb serve on the Board of Directors of this company.

7. INCOME TAXES:

     The Company's operations have been included in consolidated income tax returns filed by Daisytek. If Daisytek or other members of the consolidated group fail to make tax payments required by law, PFSweb would be liable for any shortfall. The provision for income taxes reflected in the combined statements of operations and the deferred tax assets reflected in the combined

                                     PFSWEB
balance sheets have been prepared as computed on a separate return basis. The current income tax liabilities for the periods presented have been included in the payable to Daisytek.

     A reconciliation of the difference between the expected income tax provision at the U.S. federal statutory corporate tax rate of 34%, and the Company's effective tax rate is as follows (in thousands):

                                                              FISCAL YEARS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                              1997   1998   1999
                                                              ----   ----   ----
Provision (benefit) computed at statutory rate..............  $21    $(36)  $172
Impact of foreign taxation at different rate................    1       6     16
State income taxes, net of federal tax impact...............    6      (4)    21
Expenses not deductible for tax purposes....................    8       5     11
Other.......................................................    2      (1)    (6)
                                                              ---    ----   ----
  Provision (benefit) for income taxes......................  $38    $(30)  $214
                                                              ===    ====   ====

     The consolidated income (loss) before taxes, by domestic and foreign entities, is as follows (in thousands):

                                                              FISCAL YEARS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                              1997   1998    1999
                                                              ----   -----   ----
Domestic....................................................  $ 51   $(155)  $255
Foreign.....................................................    11      50    251
                                                              ----   -----   ----
          Total.............................................  $ 62   $(105)  $506
                                                              ====   =====   ====

     The provision (benefit) for income taxes is summarized as follows (in thousands):

                                                               FISCAL YEARS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                              1997   1998    1999
                                                              ----   -----   -----
Current
  Domestic..................................................  $ 58   $ 160   $ 268
  State.....................................................     8       9      33
  Foreign...................................................    13      23     105
                                                              ----   -----   -----
          Total current.....................................    79     192     406
Deferred
  Domestic..................................................   (41)   (208)   (175)
  State.....................................................    --     (14)    (17)
                                                              ----   -----   -----
     Total deferred.........................................   (41)   (222)   (192)
                                                              ----   -----   -----
          Total.............................................  $ 38   $ (30)  $ 214
                                                              ====   =====   =====

                                     PFSWEB

     The components of the deferred tax asset (liability) as of March 31, 1998 and 1999 are as follows (in thousands):

                                                               MARCH 31,
                                                              -----------
                                                              1998   1999
                                                              ----   ----
Deferred tax asset:
  Allowance for doubtful accounts...........................  $108   $216
  Inventory.................................................    49     70
  Other.....................................................   106    205
                                                              ----   ----
          Total deferred tax asset..........................   263    491
                                                              ----   ----
Deferred tax liability:
  Property and equipment....................................    (2)   (38)
                                                              ----   ----
          Total deferred liability..........................    (2)   (38)
                                                              ----   ----
Deferred tax asset, net.....................................  $261   $453
                                                              ====   ====

8. COMMITMENTS AND CONTINGENCIES:

     The Company leases facilities, and warehouse, office, transportation and other equipment under operating leases expiring in various years through fiscal year 2009. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases. Minimum future annual rental payments under non-cancelable operating leases having original terms in excess of one year are as follows (in thousands):

2000......................................................   $ 1,254
2001......................................................     1,896
2002......................................................     1,896
2003......................................................     1,896
2004......................................................     1,846
Thereafter................................................     2,250
                                                             -------
          Total...........................................   $11,038
                                                             =======

     Total rental expense under operating leases approximated $38,000, $357,000 and $805,000 for the fiscal years ended March 31, 1997, 1998 and 1999, respectively. As discussed in Note 10, the Company expects to enter into a master separation agreement with Daisytek upon the successful completion of this Offering which will result in additional operating lease obligations.

     The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position or results of operations.

9. SEGMENT AND GEOGRAPHIC INFORMATION:

     The Company operates one reportable segment as an international provider of transaction management services to both traditional and e-commerce companies. Geographic areas in which the Company operates include the United States, Europe (Belgium, Germany and The Netherlands) and Canada.

                                     PFSWEB

     The following is geographic information by area. Transfers between geographic areas were immaterial.

                                                          YEAR ENDED OR AT MARCH 31
                                                         ----------------------------
                                                          1997      1998       1999
                                                         -------   -------   --------
Revenues:
  United States........................................  $16,540   $45,729   $ 85,746
  Europe...............................................       --        --     10,456
  Canada...............................................    1,037     3,614      5,047
                                                         -------   -------   --------
                                                         $17,577   $49,343   $101,249
                                                         =======   =======   ========
Long-lived assets:
  United States........................................            $   318   $ 14,449
  Europe...............................................                 --        373
  Canada...............................................                 10        152
                                                                   -------   --------
                                                                   $   328   $ 14,974
                                                                   =======   ========

10. SUBSEQUENT EVENTS:

     On August 31, 1999, the Company entered into a lease for an approximately 442,000 square foot distribution facility in Memphis, Tennessee. The five year lease, with monthly lease payments totaling $109,000, expires on August 31, 2004 and contains a renewal option for four years.

     PFSweb, Inc. has authorized 6,000,000 shares of common stock for issuance under its 1999 stock option plans (the "Option Plans"). The Option Plans, which are currently administered by the Compensation Committee of the Board of Directors of PFSweb, Inc., provide for the granting of incentive awards in the form of stock options to directors, executive management, key employees, and outside consultants of PFSweb, Inc. and its subsidiaries. The right to purchase shares under the stock option agreements typically vest over a three year period. Stock options must be exercised within 10 years from the date of grant. Stock options are generally issued at fair market value. In July 1999, PFSweb, Inc. issued options to purchase 1,344,250 common shares at $10.45. In August 1999, PFSweb, Inc. issued options to purchase 32,250 common shares at $13.00. All of these options are subject to a three year vesting schedule, under which no options vest for three years, subject to acceleration, in part, upon completion of the spin-off of PFSweb, Inc. from Daisytek.

     On September 21, 1999, Daisytek announced its plans to file this Offering. In conjunction with the successful completion of this Offering, PFSweb, Inc. has stated its intention to enter into agreements with Daisytek, including a tax sharing agreement, a transaction management services agreement, transition services agreement and a master separation agreement which are expected to have a significant impact on the financial position and results of operations of PFSweb, Inc.

     On October 29, 1999, Daisytek amended the Facility, effective November 1, 1999, to increase the maximum borrowing availability to $105 million. This amendment also provides for the release of PFSweb, Inc. and its subsidiaries as guarantors of the Facility upon (i) the effective date of the Offering of the shares of common stock of PFSweb, Inc. and (ii) the payment from PFSweb, Inc. to Daisytek in settlement of the outstanding payable to Daisytek. Additionally, this amendment also prohibits Daisytek from advancing funds to PFSweb, Inc. following the completion of this Offering.

     During the quarter ended September 30, 1999 and in connection with the restructuring of certain IBM master distribution agreements, the Company transferred to Daisytek certain related product inventory, accounts receivable and accounts payable that it held under its prior agreements. In consideration of this transfer, the Company received the net book value of these assets and liabilities and reduced its payable to Daisytek by a corresponding amount.

                                     PFSWEB

                   INTERIM CONDENSED COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              MARCH 31,   SEPTEMBER 30,
                                                                1999          1999
                                                              ---------   -------------
                                                                           (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................   $   587       $ 1,247
  Accounts receivable, net of allowance for doubtful
     accounts of $635 and $587 at March 31, 1999 and
     September 30, 1999, respectively.......................    22,190         6,029
  Inventories, net..........................................    29,856            --
  Prepaid expenses and other current assets.................       997         1,410
  Deferred tax asset........................................       453           382
                                                               -------       -------
          Total current assets..............................    54,083         9,068
                                                               -------       -------
PROPERTY AND EQUIPMENT, at cost:
  Furniture, fixtures and equipment.........................     3,009         6,522
  Leasehold improvements....................................        32         2,671
                                                               -------       -------
                                                                 3,041         9,193
  Less -- Accumulated depreciation and amortization.........      (330)         (861)
                                                               -------       -------
          Net property and equipment........................     2,711         8,332
OTHER ASSETS................................................    12,263        12,588
                                                               -------       -------
          Total assets......................................   $69,057       $29,988
                                                               =======       =======

                         LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Trade accounts payable....................................   $38,329       $ 6,494
  Accrued expenses..........................................     1,118         1,413
                                                               -------       -------
          Total current liabilities.........................    39,447         7,907
                                                               -------       -------
PAYABLE TO DAISYTEK.........................................    29,029        22,319
                                                               -------       -------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
  Daisytek's net equity investment..........................       712           (61)
  Accumulated other comprehensive loss......................      (131)         (177)
                                                               -------       -------
          Total shareholder's equity (deficit)..............       581          (238)
                                                               -------       -------
          Total liabilities and shareholder's equity........   $69,057       $29,988
                                                               =======       =======

     The accompanying notes are an integral part of these unaudited interim condensed combined statements.

                                     PFSWEB

              INTERIM CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SIX MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
REVENUES:
  Product revenue...........................................  $41,327   $55,778
  Service fee revenue.......................................    2,761     7,004
                                                              -------   -------
          Total revenues....................................   44,088    62,782
                                                              -------   -------
COSTS OF REVENUES:
  Cost of product revenue...................................   39,243    52,639
  Cost of service fee revenue...............................    2,155     4,898
                                                              -------   -------
          Total costs of revenues...........................   41,398    57,537
                                                              -------   -------
          Gross profit......................................    2,690     5,245
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    2,576     5,871
                                                              -------   -------
          Income (loss) from operations.....................      114      (626)
INTEREST EXPENSE, net.......................................      139       650
                                                              -------   -------
          Loss before income taxes..........................      (25)   (1,276)
BENEFIT FOR INCOME TAXES....................................       (9)     (503)
                                                              -------   -------
NET LOSS....................................................  $   (16)  $  (773)
                                                              =======   =======
NET LOSS PER SHARE:
  Basic and diluted.........................................  $ (0.00)  $ (0.05)
                                                              =======   =======
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic and diluted.........................................   14,305    14,305
                                                              =======   =======

     The accompanying notes are an integral part of these unaudited interim condensed combined statements.

                                     PFSWEB

              INTERIM CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (16)   $   (773)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................       88         634
     Provision for doubtful accounts........................      152         147
     Deferred income tax benefit............................      (97)         71
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (6,406)     16,022
       Inventories, net.....................................   (9,925)     29,864
       Prepaid expenses and other current assets............       --        (413)
       Trade accounts payable and accrued expenses..........   10,739     (31,547)
                                                              -------    --------
          Net cash provided by (used in) operating
           activities.......................................   (5,465)     14,005
                                                              -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (465)     (6,232)
  Increase in other assets..................................   (3,302)       (344)
                                                              -------    --------
          Net cash used in investing activities.............   (3,767)     (6,576)
                                                              -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in payable to Daisytek, net...........    9,171      (6,710)
                                                              -------    --------
          Net cash provided by (used in) financing
           activities.......................................    9,171      (6,710)
                                                              -------    --------
EFFECT OF EXCHANGE RATES ON CASH............................      (16)        (59)
                                                              -------    --------
NET (DECREASE) INCREASE IN CASH.............................      (77)        660
CASH, beginning of period...................................      113         587
                                                              -------    --------
CASH, end of period.........................................  $    36    $  1,247
                                                              =======    ========

     The accompanying notes are an integral part of these unaudited interim condensed combined statements.

                                     PFSWEB

                           NOTES TO UNAUDITED INTERIM
                    CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     PFSweb (the "Company") reflects the business operations of certain wholly-owned subsidiaries of Daisytek International Corporation ("Daisytek"). PFSweb's business unit was formed in 1991 and expanded in 1996 under the name "Priority Fulfillment Services." The Company is currently wholly-owned by Daisytek. Accordingly, Daisytek exerts substantial influence over, and has the ability to direct all operations of, the Company. The Company is an international provider of transaction management services to both traditional and e-commerce companies and sells products and services primarily in the United States, Canada and Europe. The Company offers such services as order management, customer care, billing, credit management and collection, information management, and distribution. The Company provides its services under fee-based contracts (where service fee revenue is based on either the sales value of the products or service activity volume) and under master distributor agreements (where the Company takes title to and resells the product).

     In June 1999, Daisytek created a separate wholly-owned subsidiary and PFSweb, Inc., a Delaware corporation, to become a holding company for PFSweb upon completion of an initial public offering (the "Offering"). Daisytek has contributed $20,000 for 14,305,000 shares of PFSweb, Inc. Simultaneous with the effective date of the Offering, the assets, liabilities and equity which currently comprise PFSweb will be contributed to PFSweb, Inc. No separate financial statements of PFSweb, Inc. have been provided because it is a holding company and they only reflect cash and equity of $20,000.

     Daisytek plans to divest PFSweb, in two stages. The first stage involves the sale and issuance of common stock of PFSweb, Inc. in this Offering. The second stage, planned to occur in the year 2000, involves Daisytek distributing to holders of its common stock all of its interest in PFSweb, Inc. through a spin-off transaction in which the shares of PFSweb, Inc. would be distributed to Daisytek common stockholders on a pro-rata basis. Daisytek, however, is not obligated to effect the spin-off through the distribution of its interest and the Company cannot provide assurance as to whether or when it will occur.

     The interim condensed combined financial statements as of September 30, 1999, and for the six months ended September 30, 1998 and 1999, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and are unaudited. The interim condensed combined financial statements are presented on a carve-out basis and reflect the combined results of operations and assets and liabilities of PFSweb. For all periods presented, certain expenses reflected in the interim condensed combined financial statements include an allocation of certain Daisytek corporate expenses and infrastructure costs. Management believes that the methods used to allocate expenses are reasonable, although the cost of services could be higher if obtained from other sources. In addition, certain service fee revenue and cost of service fee revenue have been reflected by PFSweb for services subcontracted to PFSweb by Daisytek. The service fee revenue, cost of service fee revenue and allocated expenses have been reflected on bases that Daisytek and PFSweb consider to be a reasonable reflection of the services provided and revenue earned by PFSweb and the utilization of services provided by Daisytek and the benefit received by PFSweb. The financial information included herein may not reflect the combined financial position, operating results, changes in Daisytek's net investment and cash flows of PFSweb in the future or what it would have been had PFSweb been a separate, stand-alone entity during the periods presented.

     In the opinion of management, the unaudited interim condensed combined financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair

                                     PFSWEB

                           NOTES TO UNAUDITED INTERIM
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

presentation of the Company's financial position as of September 30, 1999, its results of operations and its results of cash flows for the six months ended September 30, 1998 and 1999. Results of the Company's operations for interim periods may not be indicative of results for the full fiscal year.

     The unaudited interim condensed combined financial statements should be read in conjunction with the audited combined financial statements and accompanying notes for the years ended March 31, 1997, 1998 and 1999 included herein. Accounting policies used in the preparation of the unaudited interim condensed combined financial statements are consistent in all material respects with the accounting policies described in the notes to audited combined financial statements.

2. COMPREHENSIVE LOSS (IN THOUSANDS):

                                                               SIX MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              1998    1999
                                                              ----    -----
Net loss....................................................  $(16)   $(773)
Comprehensive income adjustments:
  Foreign currency translation adjustment...................   (57)     (46)
                                                              ----    -----
Comprehensive loss..........................................  $(73)   $(819)
                                                              ====    =====

3. TRANSACTIONS WITH DAISYTEK AND OTHER RELATED PARTIES:

     The Company's product revenue from sales to Daisytek was $8.7 million and $7.2 million for the six months ended September 30, 1998 and 1999, respectively.

     The Company's cost and expenses include allocations from Daisytek for certain general administrative services including information technology, financial, treasury, legal, insurance and other corporate functions as well as certain costs of operations including facility charges. These allocations have been estimated on bases that Daisytek and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Company. The methods used for allocation or expenses from Daisytek were either (i) percentage of: revenue, shipped orders, or number of employees or (ii) management's best estimate. However, these allocations of costs and expenses do not necessarily indicate the costs and expenses that would have been or will be incurred by the Company on a stand-alone basis. Management estimates that incremental selling, general and administrative expenses associated with PFSweb operating as a stand-alone publicly traded company, including executive management, overhead and public company costs, insurance and risk management costs, and other costs would have been approximately $1.0 to $1.1 million for each of the six months ended September 30, 1998 and 1999.

     In addition, included in the combined financial statements are service fee revenues and cost of service fee revenue which have been reflected by PFSweb for certain services subcontracted to PFSweb by Daisytek under Daisytek's contractual agreements. Service fee revenues applicable to these contracts were $363,000 and $350,000 for the six months ended September 30, 1998 and 1999, respectively.

     During the quarter ended September 30, 1999 and in connection with the restructuring of certain IBM master distribution agreements, the Company transferred to Daisytek certain related product inventory, accounts receivable and accounts payable that it held under its prior agreements. In consideration of this transfer, the Company received the net book value of these assets and liabilities of approximately $20 million and reduced its payable to Daisytek by a corresponding amount.

                                     PFSWEB

                           NOTES TO UNAUDITED INTERIM
             CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     In May 1999, the Company entered into an agreement to provide services to a certain company. An executive officer and director of PFSweb serve on the Board of Directors of this company.

     PFSweb, along with several other Daisytek subsidiaries, has guaranteed an unsecured revolving line of credit with commercial banks of Daisytek (the "Facility"). As of September 30, 1999, Daisytek had borrowed $55.0 million and has a maximum borrowing availability of $85.0 million under the Facility, leaving approximately $30.0 million available under the Facility. The Facility, and PFSweb's guarantee thereon, expires on December 31, 2000.

4.  NET LOSS PER COMMON SHARE:

     The Company computed net loss per share in accordance with SFAS No. 128 "Earnings Per Share." Basic and diluted net loss per common share attributable to PFSweb common stock was determined based on net loss divided by the 14,305,000 shares of PFSweb, Inc. outstanding prior to the Offering. For purposes of the net loss per common share calculation, the shares outstanding prior to the Offering are treated as outstanding for all periods presented. There were no potentially dilutive securities outstanding during the periods presented.

5.  OTHER MATTERS:

     On August 31, 1999, the Company entered into a lease for an approximately 442,000 square foot distribution facility in Memphis, Tennessee. The five year lease, with monthly lease payments totaling approximately $109,000, expires on August 31, 2004 and contains a renewal option for four years.

     PFSweb, Inc. has authorized 6,000,000 shares of common stock for issuance under its 1999 stock option plans (the "Option Plans"). The Option Plans, which are currently administered by the Compensation Committee of the Board of Directors of PFSweb, Inc. provide for the granting of incentive awards in the form of stock options to directors, executive management, key employees, and outside consultants of PFSweb, Inc. and its subsidiaries. The right to purchase shares under the stock option agreements typically vest over a three year period. Stock options must be exercised within 10 years from the date of grant. Stock options are generally issued at fair market value. In July 1999, PFSweb, Inc. issued options to purchase 1,344,250 common shares at $10.45. In August 1999, PFSweb, Inc. issued options to purchase 32,250 common shares at $13.00. All of these options are subject to a three year vesting schedule, under which no options vest for three years, subject to acceleration, in part, upon completion of the spin-off of PFSweb, Inc. from Daisytek.

     On September 21, 1999, Daisytek announced its plans to file this Offering. In conjunction with the successful completion of this Offering, PFSweb, Inc. has stated its intention to enter into agreements with Daisytek, including a tax sharing agreement, a transaction management services agreement, transition services agreement and a master separation agreement which are expected to have a significant impact on the financial position and results of operations of PFSweb, Inc.

     On October 29, 1999, Daisytek amended the Facility, effective November 1, 1999, to increase the maximum borrowing availability to $105 million. This amendment also provides for the release of PFSweb, Inc. and its subsidiaries as guarantors or the Facility upon (i) the effective date of the Offering of the shares of common stock of PFSweb, Inc. and (ii) the payment from PFSweb, Inc. to Daisytek in settlement of the outstanding payable to Daisytek. Additionally, this amendment also prohibits Daisytek from advancing funds to PFSweb, Inc. following the completion of this Offering.

                                  PFSWEB, INC.

                 PRO FORMA COMBINED BALANCE SHEETS (UNAUDITED)
                               SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                            PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS            PRO FORMA
ASSETS                                                        ----------   -----------            ---------
CURRENT ASSETS:
     Cash...................................................   $ 1,247      $ 18,512(2),(3)        $19,759
     Accounts receivable, net...............................     6,029            --                 6,029
     Prepaid expenses and other current assets..............     1,410          (466)(2)               944
     Deferred tax asset.....................................       382            --                   382
                                                               -------      --------               -------
          Total current assets..............................     9,068        18,046                27,114
                                                               -------      --------               -------
PROPERTY AND EQUIPMENT:
     Furniture, fixtures and equipment......................     6,522            --                 6,522
     Leasehold improvements.................................     2,671            --                 2,671
                                                               -------      --------               -------
                                                                 9,193            --                 9,193
     Less -- Accumulated depreciation and amortization......      (861)           --                  (861)
                                                               -------      --------               -------
          Net property and equipment........................     8,332            --                 8,332
OTHER ASSETS................................................    12,588            --                12,588
                                                               -------      --------               -------
          Total assets......................................   $29,988      $ 18,046               $48,034
                                                               =======      ========               =======
       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Trade accounts payable.................................   $ 6,494      $                      $ 6,494
     Accrued expenses.......................................     1,413            --                 1,413
                                                               -------      --------               -------
          Total current liabilities.........................     7,907            --                 7,907
                                                               -------      --------               -------
PAYABLE TO DAISYTEK.........................................    22,319       (22,319)(2)                --
CAPITAL LEASE OBLIGATIONS...................................        --            --                    --
SHAREHOLDERS' EQUITY:
     Preferred stock, $1.00 par value, 1,000,000 shares
       authorized, none issued and outstanding..............        --            --                    --
     Common stock, $0.001 par value, 40,000,000 shares
       authorized, 17,405,000 shares issued and outstanding
       (pro forma and supplemental pro forma)...............        --            17(1),(2),(3)         17
     Additional paid-in capital.............................        --        40,287(1),(2),(3)     40,287
     Daisytek's net equity investment.......................       (61)           61(1)                 --
     Accumulated other comprehensive loss...................      (177)           --                  (177)
                                                               -------      --------               -------
          Total shareholders' equity........................      (238)       40,365                40,127
                                                               -------      --------               -------
          Total liabilities and shareholders' equity........   $29,988      $ 18,046               $48,034
                                                               =======      ========               =======


    The accompanying notes are an integral part of these unaudited pro forma combined statements.

                                  PFSWEB, INC.

            PRO FORMA COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                       FOR THE YEAR ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PRO FORMA
                                                               HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                               ----------   -----------    ---------
REVENUES:
       Product revenue......................................    $ 93,702      $    --      $ 93,702
       Service fee revenue..................................       7,547           --         7,547
                                                                --------      -------      --------
          Total revenues....................................     101,249           --       101,249
                                                                --------      -------      --------
     COSTS OF REVENUES:
       Cost of product revenue..............................      88,335           --        88,335
       Cost of service fee revenue..........................       5,323           --         5,323
                                                                --------      -------      --------
          Total costs of revenues...........................      93,658           --        93,658
                                                                --------      -------      --------
     Gross profit...........................................       7,591           --         7,591
     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........       6,711           --         6,711
                                                                --------      -------      --------
     Income from operations.................................         880           --           880
     INTEREST EXPENSE (INCOME), net.........................         374       (1,039)(2)      (665)
                                                                --------      -------      --------
     Income before income taxes.............................         506        1,039         1,545
     PROVISION FOR INCOME TAXES(4)..........................         214          405           619
                                                                --------      -------      --------
     NET INCOME.............................................    $    292      $   634      $    926
                                                                ========      =======      ========
     NET INCOME PER COMMON SHARE(5):
       Basic and diluted....................................    $   0.02      $  0.04      $   0.05
                                                                ========      =======      ========
     WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
       Basic and diluted....................................      14,305       17,405        17,405

    The accompanying notes are an integral part of these unaudited pro forma combined statements.

                                  PFSWEB, INC.

            PRO FORMA COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             PRO FORMA
                                                              HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                              ----------    -----------    ---------
REVENUES:
       Product revenue......................................   $55,778        $    --       $55,778
       Service fee revenue..................................     7,004             --         7,004
                                                               -------        -------       -------
          Total revenues....................................    62,782             --        62,782
                                                               -------        -------       -------
     COSTS OF REVENUES:
       Cost of product revenue..............................    52,639             --        52,639
       Cost of service fee revenue..........................     4,898             --         4,898
                                                               -------        -------       -------
          Total costs of revenues...........................    57,537             --        57,537
                                                               -------        -------       -------
     Gross profit...........................................     5,245             --         5,245
     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........     5,871             --         5,871
                                                               -------        -------       -------
     Loss from operations...................................      (626)            --          (626)
     INTEREST EXPENSE (INCOME), net.........................       650         (1,066)(2)      (416)
                                                               -------        -------       -------
     Loss before income taxes...............................    (1,276)         1,066          (210)
     PROVISION (BENEFIT) FOR INCOME TAXES(4)................      (503)           415           (88)
                                                               -------        -------       -------
     NET LOSS...............................................   $  (773)       $   651       $  (122)
                                                               =======        =======       =======
     NET LOSS PER COMMON SHARE(5):
       Basic and diluted....................................   $ (0.05)       $  0.04       $ (0.01)
                                                               =======        =======       =======
     WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
       Basic and diluted....................................    14,305         17,405        17,405

    The accompanying notes are an integral part of these unaudited pro forma combined statements.

                                  PFSWEB, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The unaudited pro forma combined statements of operations of PFSweb, Inc. for the fiscal year ended March 31, 1999 and the six months ended September 30, 1999 have been prepared based on the combined financial statements and unaudited condensed interim combined financial statements and related notes presented elsewhere in this prospectus. The unaudited pro forma combined statements of operations and the unaudited pro forma combined balance sheet have been prepared as if the transactions and events described in the following paragraphs had occurred as of the beginning of the respective periods presented, and as of September 30, 1999, respectively.

     PFSweb based the following pro forma adjustments on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. PFSweb believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the following transactions and events and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial statements.

     The unaudited pro forma combined statements of operations of PFSweb, Inc. for the fiscal year ended March 31, 1999 and the six months ended September 30, 1999 do not reflect certain estimated incremental selling, general and administrative expenses associated with PFSweb operating as a stand-alone publicly traded company, including executive management, overhead and public company costs, insurance and risk management costs, and other costs estimated to be $2.2 million and $1.1 million, respectively.

     (1) Reflects the reclassification of Daisytek's net equity investment as common stock and additional paid-in capital.


     (2) Reflects the issuance of 3,100,000 shares of common stock in this offering, assuming an initial public offering price of $15.00 per share, and the application of the estimated $40.3 million net proceeds to settle the outstanding payable to Daisytek, reduce deferred offering costs, and increase cash. The pro forma adjustments reflect the reduction of historical interest expense associated with our payable to Daisytek but do not reflect any interest income generated by the proceeds in excess of our payable to Daisytek. See "Capitalization" and "Use of Proceeds" elsewhere in this prospectus.


     (3) Reflects the contribution from Daisytek of $20,000 for 14,305,000 shares of PFSweb's common stock.

     (4) Reflects income taxes determined in accordance with the provisions of SFAS No. 109 "Accounting for Income Taxes." The pro forma adjustments to the provision (benefit) for taxes reflect income taxes as if these transactions and events had occurred as of the beginning of the respective period presented. These pro forma effective income tax rates may not be indicative of performance in future periods.

     (5) Reflects basic pro forma net income per share calculated based on common stock outstanding of 17,405,000 shares upon completion of this offering. It does not include up to 465,000 shares of common stock which the underwriters have the option to exercise solely to cover over-allotments. If the underwriters exercise their over-allotment option in full, basic and diluted pro forma net income per share would be $0.05 for the fiscal year ended March 31, 1999. Basic and diluted pro forma net loss per share would be ($0.01) and basic for the six months ended September 30, 1999.

                               [inside back cover]

     Picture # 1 - Daisytek headquarters - no caption.

     Picture # 2 - inside of warehouse - no caption.

     Picture # 3 - call center - no caption.

     Picture # 4 - conference room - no caption.

     Picture # 5 - outside of warehouse - no caption.

     Picture # 6 - warehouse product bins - no caption.

     Picture # 7 - warehouse conveyor equipment - no caption.

     Picture # 8 - warehouse distribution equipment - no caption.


     PFSweb logo and "From the click of the mouse to the knock at the house"
(TM)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,100,000 SHARES

                                   [PFS LOGO]

                                  COMMON STOCK

                            -----------------------

                                   PROSPECTUS
                            -----------------------

                               HAMBRECHT & QUIST

                             DAIN RAUSCHER WESSELS
                            A DIVISION OF DAIN RAUSCHER INCORPORATED

                           JEFFERIES & COMPANY, INC.

                             ----------------------
                                            , 1999
                             ----------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell and seeking offers to buy shares of PFSweb, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the PFSweb, Inc. common stock.

     Through and including           , 1999 (the 25th day after commencement of
the offering), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee and the registration fee.


ITEM                                                            AMOUNT
----                                                          ----------
Securities and Exchange Commission registration fee.........  $   15,857
NASD registration fee.......................................       5,700
Nasdaq Stock Market listing fees............................      95,000
Blue Sky qualification fees and expenses....................      10,000
Legal fees and expenses.....................................     700,000
Accounting fees and expenses................................   1,400,000
Transfer agent fees.........................................      10,000
Printing and engraving expenses.............................     250,000
Miscellaneous expenses......................................     413,443
                                                              ----------
          Total.............................................  $2,900,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     PFSweb is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     PFSweb's Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

     PFSweb anticipates that all of its directors and officers will be covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In connection with its incorporation and organization, PFSweb issued 14,305,000 shares of common stock to Daisytek for an aggregate of $20,000. PFSweb believes that this issuance was exempt from registration under Section 4(2) of the Securities Act as a transaction not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
          1.1**           -- Form of Underwriting Agreement
          2.1**           -- Form of Master Separation Agreement by and among Daisytek
                             International Corporation, Daisytek, Incorporated,
                             Priority Fulfillment Services, Inc. and PFSweb, Inc.
          2.2**           -- Form of Initial Public Offering and Distribution
                             Agreement by and among Daisytek International
                             Corporation, Daisytek, Incorporated, Priority Fulfillment
                             Services, Inc. and PFSweb, Inc.
          2.3**           -- Form of Registration Rights Agreement by and among
                             Daisytek International Corporation, Daisytek,
                             Incorporated and PFSweb, Inc.
          2.4**           -- Form of Tax Indemnification and Allocation Agreement
                             between Daisytek International Corporation and PFSweb,
                             Inc.
          2.5**           -- Form of Transition Services Agreement between Daisytek
                             Incorporated and PFSweb, Inc.
          2.6**           -- Form of Transaction Management Services Agreement between
                             Daisytek, Incorporated and Priority Fulfillment Services,
                             Inc.
          3.1**           -- Amended and Restated Certificate of Incorporation
          3.2**           -- Amended and Restated Bylaws
          4.1**           -- Form of Common Stock certificate of PFSweb, Inc.
          5.1**           -- Opinion of Wolff & Samson, P.A.
         10.1**           -- Non-Employee Director Stock Option and Retainer Plan
         10.2**           -- Employee Stock Option Plan
         10.3**           -- Employee Annual Incentive Plan
         10.4**           -- Industrial Lease Agreement between Shelby Drive
                             Corporation and Priority Fulfillment Services, Inc.
         10.5**           -- Lease Contract between Transports Weerts and Priority
                             Fulfillment Services Europe B.V.
         21.1**           -- Subsidiaries of PFSweb, Inc.
         23.1             -- Consent of Arthur Andersen LLP
         23.2**           -- Consent of Wolff & Samson, P.A. (included in Exhibit 5.1)
         24.1**           -- Power of Attorney
         27.1             -- Financial Data Schedule


-------------------------

** Previously filed.

     (b) Financial Statement Schedule.

     Schedule II -- Valuation and Qualifying Accounts

     Schedules have been omitted because the information required to be set forth therein is not applicable or is immaterial.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on November 30, 1999.


                                                   /s/ MARK C. LAYTON*
                                            ------------------------------------
                                                       Mark C. Layton
                                             President, Chief Executive Officer
                                                        and Director


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on November 30, 1999 in the capacities indicated.


                      SIGNATURE                                             TITLE
                      ---------                                             -----

                   /s/ MARK C. LAYTON*                   Chairman of the Board, President and Chief
-----------------------------------------------------      Executive Officer (Principal Executive
                   Mark C. Layton                          Officer)

                   /s/ THOMAS J. MADDEN                  Executive Vice President and Chief Financial
-----------------------------------------------------      and Accounting Officer (Principal
                  Thomas J. Madden                         Financial and Accounting Officer)

                  /s/ CHRISTOPHER YATES*                 Director
-----------------------------------------------------
                  Christopher Yates

                   /s/ JAMES R. POWELL*                  Director
-----------------------------------------------------
                   James R. Powell

                  /s/ TIMOTHY M. MURRAY*                 Director
-----------------------------------------------------
                  Timothy M. Murray

                   /s/ JAMES F. REILLY*                  Director
-----------------------------------------------------
                   James F. Reilly

                 /s/ PETER P. J. VIKANIS*                Director
-----------------------------------------------------
                 Peter P. J. Vikanis

              *By: /s/ THOMAS J. MADDEN
  ------------------------------------------------
                 Thomas J. Madden by
                  Power of Attorney

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Daisytek International Corporation and PFSweb, Inc.:

     We have audited in accordance with generally accepted auditing standards, the combined financial statements of PFSweb included in this registration statement and have issued our report thereon dated September 22, 1999. Our audits were made for the purpose of forming an opinion on the basic combined financial statements taken as a whole. Schedule II of this registration statement is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic combined financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic combined financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic combined financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
September 22, 1999

                                                                     SCHEDULE II

                                     PFSWEB

                       VALUATION AND QUALIFYING ACCOUNTS
                    FOR THE THREE YEARS ENDED MARCH 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                                             ADDITIONS
                                                      -----------------------
                                         BALANCE AT   CHARGES TO   CHARGES TO                BALANCE AT
                                         BEGINNING     COST AND      OTHER                     END OF
                                         OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
                                         ----------   ----------   ----------   ----------   ----------
Fiscal Year Ended March 31, 1997:
  Allowance for doubtful accounts......     $ --         122           --            --         $122

Fiscal Year Ended March 31, 1998:
  Allowance for doubtful accounts......     $122         299           --          (103)        $318

Fiscal Year Ended March 31, 1999:
  Allowance for doubtful accounts......     $318         344           --           (27)        $635

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
          1.1**           -- Form of Underwriting Agreement
          2.1**           -- Form of Master Separation Agreement by and among Daisytek
                             International Corporation, Daisytek, Incorporated,
                             Priority Fulfillment Services, Inc. and PFSweb, Inc.
          2.2**           -- Form of Initial Public Offering and Distribution
                             Agreement by and among Daisytek International
                             Corporation, Daisytek, Incorporated, Priority Fulfillment
                             Services, Inc. and PFSweb, Inc.
          2.3**           -- Form of Registration Rights Agreement by and among
                             Daisytek International Corporation, Daisytek,
                             Incorporated and PFSweb, Inc.
          2.4**           -- Form of Tax Indemnification and Allocation Agreement
                             between Daisytek International Corporation and PFSweb,
                             Inc.
          2.5**           -- Form of Transition Services Agreement between Daisytek
                             Incorporated and PFSweb, Inc.
          2.6**           -- Form of Transaction Management Services Agreement between
                             Daisytek, Incorporated and Priority Fulfillment Services,
                             Inc.
          3.1**           -- Amended and Restated Certificate of Incorporation
          3.2**           -- Amended and Restated Bylaws
          4.1**           -- Form of Common Stock certificate of PFSweb, Inc.
          5.1**           -- Opinion of Wolff & Samson, P.A.
         10.1**           -- Non-Employee Director Stock Option and Retainer Plan
         10.2**           -- Employee Stock Option Plan
         10.3**           -- Employee Annual Incentive Plan
         10.4**           -- Industrial Lease Agreement between Shelby Drive
                             Corporation and Priority Fulfillment Services, Inc.
         10.5**           -- Lease Contract between Transports Weerts and Priority
                             Fulfillment Services Europe B.V.
         21.1**           -- Subsidiaries of PFSweb, Inc.
         23.1             -- Consent of Arthur Andersen LLP
         23.2**           -- Consent of Wolff & Samson, P.A. (included in Exhibit 5.1)
         24.1**           -- Power of Attorney
         27.1             -- Financial Data Schedule


-------------------------

** Previously filed.